As filed with the Securities and Exchange Commission
On

Registration No.


SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549


FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933


FIFTH THIRD BANCORP
(Exact name of registrant as specified in its charter)

          Ohio                              31-0854434
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)              Identification No.)

6711
(Primary Standard Industrial
Classification Code Number)

Fifth Third Center, Cincinnati, Ohio 45263
(513) 579-5300
(Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

S. Richard Arnold, Esq.
Dinsmore & Shohl
1900 Chemed Center, 255 East Fifth Street
Cincinnati, Ohio 45202
(513) 977-8200
(Name, address, including Zip Code and telephone number, including area code, of agent for service)


Copies to:

Douglas W. Campbell, Esq.
Dinsmore & Shohl
1900 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202

Keith G. Hanley, Esq.
James A. Giesel, Esq.
Brown, Todd & Heyburn
3200 Capital Holding Center
Louisville, Kentucky 40202

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.//

CALCULATION OF REGISTRATION FEE

Title of      Amount to be  Proposed   Proposed   Amount of
each class    Registered*    Maximum    Maximum    Registration
of securities               Offering   Aggregate  Fee
to be                       Price Per  Offering
registered                  Unit       Price**
__________________________________________________________________
Common Stock,  3,150,000    $47.50     $149,625,000  $51,595.00
no par value

*  Represents the maximum number of shares of Registrant's Common
Stock issuable to shareholders of The Cumberland Federal
Bancorporation, Inc., assuming that the applicable market value per share of the Registrant's Common Stock (as defined in the Affiliation Agreement described herein) is $47.50.

** Based on the maximum aggregate offering price set forth in the Affiliation Agreement and Merger Agreement, each dated as of January 10, 1994 between The Cumberland Federal Bancorporation,
Inc. and Fifth Third Bancorp.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

FIFTH THIRD BANCORP

Cross Reference Sheet Required by Item 501(b) of Regulation S-K


CAPTION - CAPTION IN PROSPECTUS

A.  INFORMATION ABOUT THE TRANSACTION

1. Forepart of the Registration Statement and Outside Front Cover
Page of Prospectus - Facing Page; Notice of Special Meeting

2. Inside Front and Outside Back Cover Pages of Prospectus -
Available Information; Table of Contents

3. Risk Factors, Ratio of Earnings to Fixed Charges and Other
Information - Summary of the Proxy Statement and Prospectus;
General Information; Comparative Per Share Data

4. Terms of the Transaction - Summary of the Proxy Statement and
Prospectus; Terms and Conditions of the Proposed Merger;
Description of Capital Stock

5. Pro Forma Financial Information - Not Applicable

6. Material Contacts with the Company Being Acquired - Not
Applicable

7. Additional Information Required for Reoffering by Persons and
Parties Deemed to be Underwriters - Not Applicable

8. Interests of Named Experts and Counsel - Legal Matters

9. Disclosure of Commission Position on Indemnification for
Securities Act Liabilities - Not Applicable

B.  INFORMATION ABOUT THE REGISTRANT

1. Information with Respect to S-3 Registrants - Fifth Third
Bancorp; Selected Historical Financial Data of Fifth Third;
Description of Capital Stock

2. Incorporation of Certain Information by Reference -
Incorporation of Certain Documents by Reference; Available
Information; Description of Capital Stock

3. Information with Respect to S-2 or S-3 Registrants - Not
Applicable

4. Incorporation of Certain Information by Reference - Not
Applicable

5. Information With Respect to Registrants Other Than S-3 or S-2
Registrants - Not Applicable

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED.

1. Information with Respect to S-3 Companies - Incorporation of
Certain Documents by Reference; The Cumberland Federal
Bancorporation, Inc.; Selected Historical Financial Data of The
Cumberland Federal Bancorporation, Inc.; Description of Capital
Stock

2. Information with Respect to S-2 or S-3 Companies - Not
Applicable

3. Information with Respect to Companies Other Than S-2 or S-3
Companies - Not Applicable

D. VOTING AND MANAGEMENT INFORMATION

1. Information if Proxies, Consents or Authorizations Are to Be Solicited - Summary of the Proxy Statement and Prospectus; Terms and Conditions of the Proposed Merger; General Information; Incorporation of Certain Documents by Reference; The Cumberland Federal Bancorporation, Inc. Board of Directors

2. Information if Proxies, Consents or Authorizations Are Not To Be Solicited or in an Exchange Offer - Not Applicable

THE CUMBERLAND
FEDERAL BANCORPORATION, INC.
200 West Broadway
Louisville, Kentucky  40202


Dear Shareholder:

On behalf of the Board of Directors, we cordially invite you to attend the Special Meeting of Shareholders of The Cumberland Federal Bancorporation, Inc., ("The Cumberland") which will be held at 10:00 A.M. (Eastern Daylight Time), on Wednesday, June 29, 1994, in the Bluegrass Room of The Brown Hotel, Fourth and Broadway, Louisville, Kentucky 40202.

At the Special Meeting, shareholders will be asked to approve an Affiliation Agreement and a Plan and Agreement of Merger, both dated as of January 10, 1994 (the "Affiliation Agreement" and the "Merger Agreement," respectively), between Fifth Third Bancorp ("Fifth Third") and The Cumberland which provide for the merger (the "Merger") of The Cumberland with and into Fifth Third. Pursuant to the Affiliation Agreement and Merger Agreement, each shareholder of The Cumberland will be entitled to receive, for each share of Cumberland Common Stock which is held by the shareholder on the effective date of the Merger, a minimum of one (1) and up to one and two-tenths (1.2) shares of Fifth Third Common Stock. Only whole shares of Fifth Third Common Stock will be issued. Accordingly, the shareholder will receive cash in lieu of any fractional shares to which such shareholder would otherwise be entitled based on the applicable value per share as defined in the Affiliation Agreement and Merger Agreement. The proposed Merger is discussed in detail in the accompanying Proxy Statement and Prospectus, and you are encouraged to read it in its entirety as well as the Affiliation Agreement and Merger Agreement which are appended thereto as Annex A and Annex B, respectively.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE "FOR" THE MERGER. TO APPROVE THE PROPOSED MERGER, IT WILL BE NECESSARY TO OBTAIN THE AFFIRMATIVE VOTE OF A MAJORITY OF THE CUMBERLAND OUTSTANDING SHARES. AS A RESULT, AN ABSTENTION OR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PROPOSED MERGER. IT IS, THEREFORE, IMPORTANT THAT YOU VOTE ON THE MERGER.

Your vote is very important, regardless of the number of shares you own. Please sign and return the proxy card in the postage-paid return envelope provided for your convenience. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.

Please vote and return your proxy today.

We appreciate your continued support and interest in The Cumberland Federal Bancorporation, Inc.

Sincerely,


H. David Hale
Chairman and President


IMPORTANT: If your Cumberland shares are held in the name of a brokerage firm or nominee, only they can execute a proxy on your behalf. To assure that your shares are voted, we urge you to telephone today the individual responsible for your account at your brokerage firm and obtain instructions on how to direct him or her to execute a proxy.

If you have any questions or need any help in voting your shares, please telephone Jerry R. Blevins, Sr. or Norma Ferguson at The Cumberland, (502) 562-5205 or (502) 562-5307, respectively. If you are calling from outside Louisville, Kentucky, call toll free at 1-800-467-3456.

THE CUMBERLAND FEDERAL BANCORPORATION, INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On June 29, 1994


NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders
("Special Meeting") of The Cumberland Federal Bancorporation, Inc. ("The Cumberland") will be held on June 29, 1994, at 10:00 a.m.
E.D.T, in the Bluegrass Room of the Brown Hotel, Fourth and
Broadway, Louisville, Kentucky  40202.

A Proxy Statement and Prospectus and Proxy Card for this Special
Meeting are enclosed herewith. The Special Meeting is for the purpose of considering and voting upon the following matters:

A. Approval of an Affiliation Agreement and Plan and Agreement of Merger, both dated as of January 10, 1994 (the "Affiliation Agreement" and the "Merger Agreement," respectively), between The Cumberland and Fifth Third Bancorp ("Fifth Third"), which provide for the merger (the "Merger") of The Cumberland with and into Fifth Third. Pursuant to the Affiliation Agreement and Merger Agreement, each shareholder of The Cumberland will be entitled to receive, for each share of Cumberland's common stock ("Cumberland Common Stock"), which he or she holds on the effective date of the Merger (the "Effective Date") shares of Fifth Third common stock ("Fifth Third Common Stock") in accordance with the following: (i) If the Applicable Market Value Per Share of Fifth Third Common Stock (as hereinafter defined) is equal to or greater than $57.00, each share of Cumberland Common Stock shall be converted into one (1) whole share of Fifth Third Common Stock. The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the NASDAQ National Market System for the twenty (20) trading days ending on the fifth trading day prior to the time the Merger becomes effective (the "Valuation Period"); (ii) If the Applicable Market Value Per Share of Fifth Third Common Stock is less than $57.00 and equal to or greater than $47.50, each share of Cumberland Common Stock shall be converted into that number of shares of Fifth Third Common Stock equal to the quotient obtained by dividing $57.00 by the Applicable Market Value Per Share of Fifth Third Common Stock; or (iii) If the Applicable Market Value Per Share of Fifth Third Common Stock is less than $47.50, each share of Cumberland Common Stock shall be converted into one and two tenths (1.2) shares of Fifth Third Common Stock. The Cumberland may terminate the Affiliation Agreement and the Merger Agreement if the Applicable Market Value Per Share of Fifth Third Common Stock is less than $41.75 and when compared to the closing price of Fifth Third Common Stock on January 10, 1994, reveals a decline that is 15% greater than the decline in a weighted average index of 13 identified bank holding company stocks between January 10, 1994 and the date five trading days prior to the closing date of the Merger. In addition, The Cumberland may also terminate the Merger Agreement if the Applicable Market Value Per Share of Fifth Third Common Stock is $37.50 or less.

B. Such other business as may properly come before the meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Special Meeting.

Pursuant to the Bylaws of The Cumberland, the Board of Directors has fixed __________, 1994 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Special Meeting and any adjournments thereof. Only holders of record of Cumberland Common Stock at the close of business on such date will be entitled to vote at the Special Meeting or any adjournments thereof.

THE AFFIRMATIVE VOTE OF A MAJORITY OF THE ISSUED AND OUTSTANDING
SHARES OF CUMBERLAND COMMON STOCK IS REQUIRED TO APPROVE THE
MERGER.  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES
WHICH YOU OWN.

EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED BY SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

By Order of the Board of Directors


H. David Hale, President             ______________, 1994
Louisville, Kentucky

THE CUMBERLAND FEDERAL BANCORPORATION, INC.   FIFTH THIRD BANCORP
200 West Broadway                             Fifth Third Center
Louisville, Kentucky 40202                  Cincinnati, Ohio 45263
(502) 562-5200                               (513) 579-5300

PROXY STATEMENT AND PROSPECTUS

Fifth Third Bancorp ("Fifth Third") hereby registers up to a total of 3,150,000 shares of its Common Stock, without par value ("Fifth Third Common Stock") to be distributed to the shareholders of The Cumberland Federal Bancorporation, Inc. ("The Cumberland") in connection with the proposed merger of The Cumberland with and into Fifth Third. If the merger is approved by the shareholders of The Cumberland at a Special Meeting of shareholders and all other conditions of the merger are satisfied, each outstanding common share of The Cumberland will be converted into a minimum of one (1) share and up to one and two tenths (1.2) shares of Fifth Third Common Stock.

This Proxy Statement and Prospectus (the "Proxy Statement and
Prospectus") is being furnished to the shareholders of The
Cumberland, a Kentucky corporation, in connection with the solicitation of proxies by the Board of Directors of The Cumberland for use at a Special Meeting of shareholders to be held on June 29, 1994 (the "Special Meeting").

At the Special Meeting, holders of shares of The Cumberland's common stock, $1.00 par value per share ("Cumberland Common Stock"), will be asked to approve an Affiliation Agreement and a Plan and Agreement of Merger, both dated as of January 10, 1994 (the "Affiliation Agreement" and the "Merger Agreement", respectively), between The Cumberland and Fifth Third, which together provide for the merger of The Cumberland with and into Fifth Third (the "Merger"). Pursuant to the Affiliation Agreement and Merger Agreement, each shareholder of The Cumberland will be entitled to receive for each share of Cumberland Common Stock held by such shareholder at the effective time of the Merger (the "Effective Time"), not less than one (1) or more than one and two tenths (1.2) shares of Fifth Third Common Stock as determined in accordance with the following (the "Exchange Ratio"): (i) If the Applicable Market Value Per Share of Fifth Third Common Stock (as defined) is equal to or greater than $57.00, each share of Cumberland Common Stock shall be converted into one (1) whole share of Fifth Third Common Stock; (ii) If the Applicable Market Value Per Share of Fifth Third Common Stock is less than $57.00 and equal to or greater than $47.50, each share of Cumberland Common Stock shall be converted into that number of shares of Fifth Third Common Stock equal to the quotient obtained by dividing $57.00 by the Applicable Market Value Per Share of Fifth Third Common Stock; or
(iii) If the Applicable Market Value Per Share of Fifth Third Common Stock is less than $47.50, each share of Cumberland Common Stock shall be converted into one and two tenths (1.2) shares of Fifth Third Common Stock. The Cumberland may terminate the Affiliation Agreement and the Merger Agreement if the Applicable Market Value Per Share of Fifth Third Common Stock is less than $41.75 and when compared to the closing price of Fifth Third Common Stock on January 10, 1994, reveals a decline that is 15% greater than the decline in a weighted average index of 13 identified bank holding company stocks between January 10, 1994 and the date five trading days prior to the closing date of the Merger. In addition, The Cumberland may also terminate the Merger Agreement if the Applicable Market Value Per Share of Fifth Third Common Stock is $37.50 or less. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER -
 Conditions to Closing." Only whole shares of Fifth Third Common Stock will be issued in connection with the Merger. No fractional shares will be issued. Shareholders otherwise entitled to receive fractional shares will receive cash in lieu thereof based upon the value per share of Fifth Third Common Stock determined as provided above.

Under the rules and regulations of the Securities and Exchange Commission (the "Commission"), the solicitation of The Cumberland's shareholders to approve the Merger constitutes an offering of Fifth Third Common Stock to be issued in connection with the Merger. Accordingly, Fifth Third has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering, and this Proxy Statement and Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

This Proxy Statement and Prospectus shall not constitute a prospectus for public reoffering of the Fifth Third Common Stock issuable pursuant to the Merger.

THE SECURITIES OF FIFTH THIRD BANCORP TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Proxy Statement and Prospectus is _____________, 1994.
AVAILABLE INFORMATION

THIS PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH.
SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM MICHAEL K. KEATING, SECRETARY, FIFTH THIRD BANCORP, FIFTH THIRD CENTER, CINCINNATI, OHIO 45263 (TELEPHONE NUMBER: (513) 579-5300) WITH RESPECT TO DOCUMENTS CONCERNING FIFTH THIRD, AND FROM MICHAEL A. RINGSWALD, SECRETARY, THE CUMBERLAND FEDERAL BANCORPORATION, INC., 200 WEST BROADWAY, LOUISVILLE, KENTUCKY 40202 (TELEPHONE NUMBER: (502) 562-5200) WITH RESPECT TO DOCUMENTS CONCERNING THE CUMBERLAND. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 22, 1994.

No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Proxy Statement and Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Fifth Third or The Cumberland. This Proxy Statement and Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which it would be unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement and Prospectus at any time, nor any offer or solicitation made hereunder, shall under any circumstances imply that the information set forth herein or incorporated herein is correct as of any time subsequent to its date.

Fifth Third and The Cumberland are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Fifth Third or The Cumberland can be inspected and copied at Room 1024 of the Offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York, (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

All information contained in this Proxy Statement and Prospectus with respect to The Cumberland was supplied by The Cumberland and all information contained or incorporated in this Proxy Statement and Prospectus with respect to Fifth Third was supplied by Fifth Third.

Although neither The Cumberland nor Fifth Third has any knowledge that would indicate that any statements or information relating to the other party contained herein is inaccurate or incomplete, neither The Cumberland nor Fifth Third can warrant the accuracy or completeness of such statements or information as they relate to the other party.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are hereby incorporated into this Proxy
Statement and Prospectus by reference.

Fifth Third:

(a) Fifth Third's Annual Report on Form 10-K for the year ended
December 31, 1993;

(b) Pages 15-36 of Fifth Third's 1993 Annual Report to
Shareholders;

(c) Fifth Third's Proxy Statement dated February 10, 1994.

The Cumberland:

(a) The Cumberland's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

(b) The Cumberland's Proxy Statement dated March 16, 1994;

(c) The Cumberland's Current Report on Form 8-K dated January 10,
1994.

In addition, all subsequent documents filed with the Securities and Exchange Commission by Fifth Third or The Cumberland pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the Effective Time are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement and Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

TABLE OF CONTENTS



AVAILABLE INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SUMMARY OF THE PROXY STATEMENT AND PROSPECTUS

SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

SELECTED HISTORICAL FINANCIAL DATA OF THE CUMBERLAND

GENERAL INFORMATION

PURPOSES OF THE SPECIAL MEETING
    Proposal to Merge The Cumberland into Fifth Third
    Vote Required; Shares Entitled to Vote
    Voting and Revocation of Proxies
    Solicitation of Proxies

COMPARATIVE MARKET PRICE AND DIVIDEND DATA

COMPARATIVE PER SHARE DATA

TERMS AND CONDITIONS OF THE PROPOSED MERGER
    Background and Reasons for the Merger
    Recommendation
    Effective Time
    Conversion of Shares of Cumberland Common Stock
    Merger Price
    Stock Options and Stock Purchase Plan
    No Fractional Shares
    Exchange of Certificates
    Federal Income Tax Consequences
    Accounting Treatment
    Rights of Dissenting Shareholders
    Conduct Pending Merger; Representations and Warranties
    Conditions to Closing
    Amendment; Waiver; Termination
    Effect on The Cumberland and The Cumberland F.S.B. Employees
    Interests of Management
    Opinions of Keefe, Bruyette & Woods, Inc. and J. C. Bradford &
       Co.
    Effects of Merger
    Stock Option Agreement
    Transaction With Affiliated Persons

CAPITAL REQUIREMENTS

RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES

FIFTH THIRD BANCORP
    Description of Business
    Bank Holding Companies In General

THE CUMBERLAND FEDERAL BANCORPORATION, INC.
    Description of Business
    Regulation

ADDITIONAL SUPERVISION AND REGULATION
    Acquisitions of Savings Associations By Holding Companies
    Securities Exchange Act of 1934
    Dividends

EFFECT OF GOVERNMENTAL POLICIES

DESCRIPTION OF CAPITAL STOCK
    Voting Rights
    Dividends
    Preemptive Rights
    Rights Upon Liquidation
    Indemnification and Personal Liability of Directors and
       Officers
    Shareholders' Meetings; Quorum
    Subscription, Conversion, Redemption Rights; Stock
       Nonassessable
    Change of Control Provisions
    The Cumberland Shareholder Rights Agreement

CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK

FIFTH THIRD MANAGEMENT

CUMBERLAND BOARD OF DIRECTORS

LEGAL MATTERS

EXPERTS

SHAREHOLDERS' PROPOSALS

OTHER MATTERS

Annexes:

Annex A: Affiliation Agreement dated between Fifth Third Bancorp and The Cumberland Federal Bancorporation, Inc. dated as of January 10, 1994 (excluding exhibits)

Annex B: Plan and Agreement of Merger dated as of January 10, 1994 between Fifth Third Bancorp and The Cumberland Federal
Bancorporation, Inc.

Annex C:  Kentucky Revised Statutes Sections 271B.13-010 et seq.,
Statutory Rights of Dissenting Shareholders

Annex D:  Stock Option Agreement between Fifth Third Bancorp and
The Cumberland Federal Bancorporation, Inc.

Annex E:  Fairness Opinion of Keefe, Bruyette & Woods, Inc.

Annex F:  Fairness Opinion of J.C. Bradford & Co.

SUMMARY OF THE PROXY STATEMENT AND PROSPECTUS

The following is a summary of certain information contained elsewhere in this Proxy Statement and Prospectus and the documents incorporated herein by reference. This summary is not intended to be a summary of all information relating to the Merger and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement and Prospectus, including the Annexes hereto, and the documents incorporated by reference in this Proxy Statement and Prospectus.

Parties to the Merger:

Fifth Third: Fifth Third is a registered multi-bank holding company, incorporated under Ohio law, which conducts its principal activities through its banking and non-banking subsidiaries. As of December 31, 1993, Fifth Third's 9 subsidiary banks operated a general banking business from 288 offices located throughout Ohio, Indiana and Kentucky. Fifth Third is also a registered unitary savings and loan holding company and operates a federally-chartered savings bank located in Naples, Florida. At December 31, 1993, Fifth Third had consolidated assets, deposits and stockholders' equity of $12.0 billion, $8.6 billion and $1.2 billion, respectively. Fifth Third's voting stock is traded over-the-counter and is listed on the NASDAQ National Market System under the symbol "FITB." Fifth Third's principal executive offices are located at Fifth Third Center, Cincinnati, Ohio 45263, and its telephone number is (513) 579-5300.

The Cumberland: The Cumberland is a unitary savings and loan holding company incorporated under Kentucky law. The Cumberland owns all of the stock of The Cumberland Federal Savings Bank ("The Cumberland F.S.B."), which is headquartered in Louisville, Jefferson County, Kentucky. The Cumberland F.S.B. has branches in multiple counties in Kentucky. At December 31, 1993, on a consolidated basis The Cumberland had total assets, total deposits and shareholders' equity of $1.2 billion, $847 million and $80 million, respectively. The Cumberland's voting stock is traded over-the-counter and is listed on the NASDAQ National Market System under the symbol "CMBK." The Cumberland's principal offices are located at 200 West Broadway, Louisville, Kentucky 40202, and its telephone number is (502) 562-5200.


Special Meeting of The Cumberland Shareholders:


Time and Date:  10:00 A.M. E.D.T. on June 29, 1994

Place: The Bluegrass Room of The Brown Hotel, Fourth and Broadway, Louisville, Kentucky 40202

Purpose: To consider and vote upon an Affiliation Agreement and Merger Agreement which provide for the Merger of The Cumberland with and into Fifth Third. Pursuant to the Affiliation Agreement and Merger Agreement, The Cumberland's shareholders will receive shares of Fifth Third Common Stock in exchange for shares of Cumberland Common Stock. Copies of the Affiliation Agreement and Merger Agreement are attached hereto as Annex A and Annex B, respectively, and are incorporated herein by reference.

Required Vote for the Merger, the Affiliation Agreement and the Merger Agreement; Record Date: Approval of the Affiliation Agreement and the Agreement of Merger requires the affirmative vote of holders of a majority of the [2,412,853] shares of Cumberland's Common Stock, $1.00 par value per share, outstanding as of the close of business on __________________. An abstention or failure to vote has the same effect as voting against the proposed Merger. Accordingly, shareholders are urged to sign and return their proxies. See "PURPOSES OF THE SPECIAL MEETING - Voting and Revocation of Proxies."

Beneficial Ownership by Officers and Directors: As of the close of business on March 31, 1994, the executive officers and directors of The Cumberland and their affiliates beneficially owned 461,207 shares (or approximately 19.11%) of the Cumberland Common Stock. This figure includes options for shares of stock which were exercisable on that date.

Rights of Dissenting Shareholders: Holders of Cumberland Common Stock who do not vote in favor of the Merger are entitled to demand cash in lieu of Fifth Third Common Stock in the amount of the fair value of their shares determined in accordance with Kentucky law. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Rights of Dissenting Shareholders" and Annex C.

Terms of the Merger:

Conversion of Cumberland Common Stock; Stock Consideration: Upon consummation of the Merger, each shareholder of The Cumberland will be entitled to receive, for each share of Cumberland Common Stock which he or she holds at the effective time of the Merger (the "Effective Time"), a minimum of one (1) share and up to one and two tenths (1.2) shares of Fifth Third Common Stock in accordance with the following: (i) If the Applicable Market Value Per Share of Fifth Third Common Stock is equal to or greater than $57.00, each share of Cumberland Common Stock shall be converted into one (1) whole share of Fifth Third Common Stock; (ii) If the Applicable Market Value Per Share of Fifth Third Common Stock is less than $57.00 and equal to or greater than $47.50, each share of Cumberland Common Stock shall be converted into that number of shares of Fifth Third Common Stock equal to the quotient obtained by dividing $57.00 by the Applicable Market Value Per Share of Fifth Third Common Stock; or (iii) If the Applicable Market Value Per Share of Fifth Third Common Stock is less than $47.50, each share of Cumberland Common Stock shall be converted into one and two tenths (1.2) shares of Fifth Third Common Stock. The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the NASDAQ National Market System for the twenty (20) trading days ending on the fifth trading day prior to the time the Merger becomes effective (the "Valuation Period"). See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Conversion of Shares of Cumberland Common Stock" and "- Merger Price."

No Fractional Shares: No fractional shares will be issued in connection with the Merger. The Cumberland shareholders will receive cash in lieu of any fractional shares which they would otherwise be entitled to receive, based on the applicable value per share of such shares as defined above.

Conditions of Closing: The Merger is subject to several significant conditions, including shareholder approval, approval by the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision and the Kentucky Department of Financial Institutions. The Cumberland may terminate the Merger Agreement if the Applicable Market Value Per Share of Fifth Third Common Stock is less than $41.75 and when compared to the closing price of Fifth Third Common Stock on January 10, 1994, reveals a decline that is 15% greater than the decline in a weighted average index of 13 identified bank holding company stocks between January 10, 1994 and the date five trading days prior to the closing date of the Merger. In addition, The Cumberland may also terminate the Merger Agreement if the Applicable Market Value Per Share of Fifth Third Common Stock is $37.50 or less. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER
- - Conditions to Closing."

Fifth Third Option: The Cumberland has issued Fifth Third an option to purchase 19.9% of Cumberland Common Stock under certain circumstances set forth in a Stock Option Agreement (the "Stock Option Agreement"). The Stock Option Agreement provides Fifth Third an option to purchase up to 479,585 shares of Cumberland Common Stock at $47.00 per share, or at such lesser price that The Cumberland issues or agrees to issue shares of Cumberland Common Stock, but only if any person other than Fifth Third or its affiliates acquires, or enters into an agreement with The Cumberland to acquire 30% or more of the outstanding Cumberland Common Stock. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER" and Annex D.

Merger: Upon consummation of the Merger, The Cumberland will merge with and into Fifth Third and The Cumberland will cease to exist as a separate entity. Prior to the merger, Fifth Third will: (i) create a subsidiary bank holding company incorporated in Kentucky and located in Louisville, Kentucky and named Fifth Third Kentucky Bank Holding Company ("Kentucky BHC"); and (ii) transfer ownership (through a contribution of capital) of its wholly owned subsidiary, Fifth Third Bank of Central Kentucky, Inc., a Kentucky-chartered, non-member bank headquartered in Lexington, Fayette County, Kentucky ("Fifth Third Central") to Kentucky BHC. Simultaneously with the Merger, Fifth Third plans to transfer ownership through a contribution to capital of The Cumberland F.S.B. from Fifth Third to Kentucky BHC.

Fifth Third wishes to also consummate the transactions described in the next paragraph (the "Related Transactions") simultaneously with the Merger. The Affiliation Agreement and Merger Agreement, however, do not require this timing and state that the Related Transactions are independent of the Merger. Consequently, the regulatory approval and consummation of the Merger are not contingent on the regulatory approval and consummation of the Related Transactions. The Merger will be consummated whether or not the Related Transactions are so approved and consummated.

In the "Related Transactions" Fifth Third plans to: (i) have Fifth Third Central become a member of the Federal Reserve System ("Fed Membership") and then purchase for fair value the majority of the assets by assuming an equal amount of the liabilities (the "P&A") of The Cumberland F.S.B. (except certain assets and liabilities which will remain those of The Fifth Third Savings Bank of Western Kentucky, F.S.B. (described below)); (ii) move Fifth Third Central's main office to Louisville, Jefferson County, Kentucky
(iii) have The Cumberland F.S.B. distribute capital of approximately $40 million to Fifth Third -- Fifth Third will contribute such capital to Fifth Third Central; (iv) move The Cumberland F.S.B.'s main office to the current location of its Mayfield, Graves County, Kentucky branch; (v) change the name of Fifth Third Central to Fifth Third Bank of Kentucky, Inc. and that of The Cumberland F.S.B. to The Fifth Third Savings Bank of Western Kentucky, F.S.B. ("Savings Bank") and (vi) have Fifth Third Central become a member of the Federal Home Loan Bank (the "FHLB") and have Savings Bank continue to be a member of such bank.

Effective Time; Right to Terminate: The Effective Time will, unless the parties agree otherwise, occur on the last business day of the month in which all of the conditions precedent to the Closing, including receipt of all regulatory approvals and the expiration of any applicable waiting periods, have been fully met or effectively waived. The parties anticipate that the Merger will be consummated in late August 1994 or shortly thereafter. The Cumberland and Fifth Third each will have the right to terminate the Affiliation Agreement if the Effective Time does not occur on or before December 31, 1994. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Effective Time."

Procedure for Exchange of Shares: Promptly after the Effective Time, Fifth Third will mail to each shareholder of The Cumberland a form of transmittal letter and instructions for the surrender of Cumberland Common Stock for the shares of Fifth Third Common Stock to which such shareholders are entitled. Certificates for shares of Fifth Third Common Stock will be issued to shareholders of The Cumberland only after their certificates for Cumberland Common Stock have been surrendered in accordance with such instructions. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Exchange of Certificates."

Federal Income Tax Consequences: The Merger is conditioned, in part, upon receipt of an opinion of Fifth Third's counsel with respect to certain tax matters, including an opinion that no gain or loss (other than with respect to cash received in lieu of fractional shares, or cash received upon the exercise of dissenters' rights) will be recognized by The Cumberland's shareholders upon the exchange of their Cumberland Common Stock for Fifth Third Common Stock. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Federal Income Tax Consequences." SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, LOCAL AND ANY OTHER APPLICABLE TAX LAWS.

Accounting: It is intended that the Merger will be accounted for by the pooling of interests method in accordance with generally accepted accounting principles. See "TERMS AND CONDITIONS OF THE
PROPOSED MERGER - Accounting Treatment" and "- Conditions to
Closing."

Interests of Certain Persons in the Merger: Fifth Third shall use its best efforts to employ at Fifth Third or at a Fifth Third subsidiary or affiliate each of the employees of The Cumberland and The Cumberland F.S.B. Each employee of The Cumberland or The Cumberland F.S.B. who becomes an employee of Fifth Third or its subsidiaries subsequent to the Merger will be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries on the same terms and to the same extent as similarly situated employees of Fifth Third. Such employees shall receive credit for their period of service to The Cumberland or The Cumberland F.S.B. for purposes of determining participation and vesting in all Fifth Third employee benefit plans but not for the purposes of determining the benefits accrued thereunder. Furthermore, following the Merger, H. David Hale, Chairman, President and CEO of The Cumberland and President and CEO of The Cumberland F.S.B., and each current member of the Board of Directors of The Cumberland who is not an employee of The Cumberland or The Cumberland F.S.B. will become a member of the Board of Directors of Kentucky BHC. Mr. Hale shall be the Chairman and Chief Executive Officer of Kentucky BHC. Fifth Third shall take such actions as are necessary to add Mr. Hale to the Board of Directors of Fifth Third as promptly as possible after the Effective Date. Mr. Hale will receive certain compensation from Fifth Third in consideration for his termination of his employment agreement with The Cumberland. In addition, Fifth Third shall resume and renew for one additional year employment agreements that exist between The Cumberland F.S.B. and certain of its executive officers. Finally, the officers and directors of The Cumberland will be provided certain director and officers liability insurance protection for three years following the Effective Date. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Effect on The Cumberland and The Cumberland F.S.B. Employees" and "- Interests of Management."

Board Recommendation: The Board of Directors of The Cumberland believes that shareholders will benefit from the Merger through an affiliation with Fifth Third and unanimously recommends approval of the Merger. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Background and Reasons for the Merger" and "- Recommendation."

Securities Involved: For a comparative analysis of the Cumberland
Common Stock and the Fifth Third Common Stock, see "DESCRIPTION OF
CAPITAL STOCK."

Comparative Market Prices: The Fifth Third Common Stock and Cumberland Common Stock are both traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbols FITB and CMBK, respectively. On January 10, 1994, the business day immediately preceding the public announcement of the execution of the Affiliation Agreement and the Merger Agreement setting forth the terms of the Merger, and on ____________, 1994, comparative market prices of the Cumberland Common Stock and the Fifth Third Common Stock were as follows:


                                       Closing Sales Prices
                           January 10, 1994       __________, 1994
Cumberland Common Stock    $43.50                 $_____
Fifth Third Common Stock   $51.13                 $_____

/TABLE

SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

The following table sets forth certain historical financial data concerning Fifth Third. This information is based on information contained in Fifth Third's 1993 Annual Report on Form 10-K which is incorporated by reference in this Proxy Statement and Prospectus and should be read in conjunction therewith. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

                                                            Years Ended December 31,
                                          ------------------------------------------------------------
                                              1993        1992        1991        1990        1989
                                           ----------- ----------- ----------- ----------- -----------
                                                        ($000's except per share amounts)
Summary of Operations:
Net interest income                          $436,389    $394,194    $332,221    $286,621    $268,703
Provision for credit losses                    44,487      65,315      55,744      39,879      36,468
Net interest income after                  ----------- ----------- ----------- ----------- -----------
  provision for credit losses                 391,902     328,879     276,477     246,742     232,235
Other operating income                        226,578     200,053     171,911     144,865     124,851
Operating expenses                            323,387     289,276     249,792     223,324     207,527
                                           ----------- ----------- ----------- ----------- -----------
Income before income taxes                    295,093     239,656     198,596     168,283     149,559
Applicable income taxes                        98,646      75,564      60,446      47,872      41,241
                                           ----------- ----------- ----------- ----------- -----------
Net income                                   $196,447    $164,092    $138,150    $120,411    $108,318
                                           =========== =========== =========== =========== ===========
Common Share Data:
  Primary net income per share                  $3.21       $2.73       $2.32       $2.05       $1.85
  Fully diluted net income per share             3.21        2.73        2.31        2.04        1.85
  Cash dividends declared per share              1.02         .90         .78         .68         .60
  Book value at period end                      19.50       16.80       14.81       13.25       11.91
Average shares outstanding (000's):
  Primary                                      62,557      60,255      59,493      58,929      58,521
  Fully Diluted                                62,563      60,356      59,702      58,974      58,579

Financial Condition at Period End:
Securities Available for Sale (at market)    $815,986          --          --          --          --
Securities Held for Investment              1,487,322  $1,933,008  $2,063,766  $1,354,966  $1,059,204
Loans and Leases                            8,811,039   7,474,859   5,806,612   5,496,990   5,163,840
Assets                                     11,966,000  10,213,320   8,826,130   7,955,808   7,142,972
Deposits                                    8,628,498   7,531,946   6,687,262   6,385,221   5,783,527
Funds Borrowed                              1,602,217   1,229,791   1,042,566     607,047     479,219
Long-Term Debt and
   Convertible Subordinated Notes             282,864     254,061      12,848      13,517      12,607
Shareholders' Equity                        1,197,646   1,005,165     879,450     782,698     699,261

Ratios:
Profitability Ratios:
Return on average assets                         1.80%       1.74%       1.68%       1.64%       1.62%
Return on average stockholders' equity           18.2        17.3        16.6        16.2        16.5
Net interest margin                              4.51        4.73        4.58        4.53        4.70
Overhead ratio (1)                               47.3        47.3        47.7        49.5        50.3
Other operating income to total income (2)       33.5        33.5        33.6        33.6        31.6
Capital Ratios:
Average shareholders' equity to
  average assets                                 9.92       10.07       10.11       10.12        9.83
Tier 1 Capital to risk-adjusted assets (3)       11.4        11.2        12.5        11.9         N/A
Total Capital to risk-adjusted assets (3)        13.8        14.1        13.7        13.2         N/A
Leverage (4)                                      9.9         9.5         9.7         9.8         N/A
Credit Quality Ratios:
Reserve for credit losses to
  nonperforming assets                          559.8       214.5        92.6        90.7       221.0
Reserve for credit losses to loans and leases
  outstanding                                    1.53        1.54        1.56        1.55        1.55
Net charge-offs to average loans and leases
  outstanding                                     .32         .68         .90         .66         .52
Nonperforming assets to loans, leases and
  other real estate owned                         .27         .71        1.67        1.70         .70

- ------------------------------------------

(1) Operating expenses divided by the sum of taxable equivalent net interest income and other operating income.
(2) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.
(3) Under final year-end 1992 guidelines.
(4) Tier 1 capital (under final year-end 1992 rules) divided by average quarterly assets.

/TABLE

SELECTED HISTORICAL FINANCIAL DATA OF THE CUMBERLAND

The following table sets forth certain historical financial data concerning The Cumberland. This information is based on information contained in The Cumberland's 1993 Annual Report on
Form 10-K which is incorporated by reference in this Proxy
Statement and Prospectus and should be read in conjunction therewith. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                   At December 31,
                                                   1993       1992       1991       1990        1989
                                                                   (dollars in thousands)
     RESULTS OF OPERATIONS
     Interest income                            $85,565    $92,780   $116,127   $133,046    $113,305
     Interest expense                            48,439     59,104     85,101    102,024      85,635
     Net interest income                         37,126     33,676     31,026     31,022      27,670
     Provision for loan losses                    1,525        785      6,720      3,600       6,590
     Gain (loss) on sales of securities            (414)     7,507      4,115          0       4,785
     Mortgage banking activities                    217        589      6,436        200         129
     Gain on sale of credit card receivables          0          0      4,592          0           0
     Income before income taxes, extraordinary   10,170     13,751     10,491        783       7,131
       items and cumulative effect of change
       in accounting principle
     Income tax provision                         3,733      4,737      4,217        168       2,112
     Income before extraordinary items and        6,437      9,014      6,220        615       5,019
       cumulative effect of change in
       accounting principle
     Extraordinary items, net                      (894)    (1,085)    (1,416)         0           0
     Cumulative effect of change in               4,245          0          0          0           0
       accounting principle
     Net income                                   9,788      7,929      4,804        615
     Earnings per share:
       Primary                                    $3.93      $3.20      $2.00      $0.25       $2.00
       Fully diluted                              $3.93      $3.20      $1.96      $0.25       $2.00

     FINANCIAL CONDITION
     Total assets                            $1,170,582 $1,181,112 $1,156,228 $1,390,161  $1,373,320
     Investment securities                       13,189     15,391     27,652     54,514      66,813
     Mortgage-backed securities                 347,996    461,920    523,806    582,279     550,557
     Loans receivable, net                      749,419    635,005    513,286    664,576     658,970
     Deposits                                   846,589    914,238    945,154    968,375   1,044,456
     FHLB advances and other borrowings         214,527    172,831    123,638    337,691     242,236
     Stockholders' equity                        79,819     71,689     65,241     62,627      63,022
     Book value per share                        $33.08     $29.83     $27.15     $24.92      $25.29
     Dividends declared per share                 $0.80      $0.63      $0.48      $0.48       $0.44

     PERFORMANCE RATIOS
     Return on average assets                      0.85%      0.69%      0.37%      0.04%       0.42%
     Return on average equity                     12.80      11.56       7.52       0.98        8.11
     Average equity to average assets              6.63       5.95       4.96       4.45        5.23
     Interest rate spread                          3.10       2.88       2.44       2.14        2.24
     Net interest yield on average earning a       3.35       3.08       2.56       2.31        2.47
     Operating and administrative expenses         2.60       2.20       2.40       1.64        1.58

/TABLE

THE CUMBERLAND FEDERAL BANCORPORATION, INC.
200 West Broadway
Louisville, Kentucky 40202
(502) 562-5200

AND

FIFTH THIRD BANCORP
Fifth Third Center
Cincinnati, Ohio 45263
(513) 579-5300




PROXY STATEMENT AND PROSPECTUS



GENERAL INFORMATION

This Proxy Statement and Prospectus is being furnished to the shareholders of The Cumberland Federal Bancorporation, Inc. ("The Cumberland") in connection with the solicitation by the Board of Directors of The Cumberland of proxies to be used at a Special Meeting of shareholders (the "Special Meeting") to be held on June 29, 1994, at 10:00 a.m. E.D.T. in the Bluegrass Room of the Brown Hotel, Fourth and Broadway, Louisville, Kentucky 40202, and at any adjournments thereof. This Proxy Statement and Prospectus and the enclosed form of proxy are first being sent to shareholders of The Cumberland on or about May ____________.

PURPOSES OF THE SPECIAL MEETING

At the Special Meeting, shareholders of The Cumberland will be asked to approve an Affiliation Agreement and a Plan and Agreement of Merger, both dated as of January 10, 1994 (the "Affiliation Agreement" and the "Merger Agreement," respectively), between The Cumberland and Fifth Third Bancorp ("Fifth Third"), which provide for the merger (the "Merger") of The Cumberland with and into Fifth Third (see "TERMS AND CONDITIONS OF THE PROPOSED MERGER" below).

Proposal to Merge The Cumberland into Fifth Third

Pursuant to the Affiliation Agreement and the Merger Agreement, each shareholder of The Cumberland will be entitled to receive for each share of Cumberland common stock, $1.00 par value per share ("Cumberland Common Stock"), which such shareholder holds at the effective time of the Merger (the "Effective Time"), a minimum of one (1) share and up to one and two tenths (1.2) shares of Fifth Third common stock, no par value ("Fifth Third Common Stock"). The number of shares of Fifth Third Common Stock to be issued to each shareholder in this transaction will be determined as follows: (i) If the Applicable Market Value Per Share of Fifth Third Common Stock (as hereinafter defined) is equal to or greater than $57.00, each share of Cumberland Common Stock shall be converted into one
(1) whole share of Fifth Third Common Stock. The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the NASDAQ National Market System for the twenty
(20) trading days ending on the fifth trading day prior to the time the Merger becomes effective (the "Valuation Period"); (ii) If the Applicable Market Value Per Share of Fifth Third Common Stock is less than $57.00 and equal to or greater than $47.50, each share of Cumberland Common Stock shall be converted into that number of shares of Fifth Third Common Stock equal to the quotient obtained by dividing $57.00 by the Applicable Market Value Per Share of Fifth Third Common Stock; or (iii) If the Applicable Market Value Per Share of Fifth Third Common Stock is less than $47.50, each share of Cumberland Common Stock shall be converted into one and two tenths (1.2) shares of Fifth Third Common Stock. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Merger Price" below.

THE CUMBERLAND'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE APPROVAL OF THE AFFILIATION AGREEMENT AND MERGER AGREEMENT.


Vote Required; Shares Entitled to Vote

The presence in person or by proxy of the holders of a majority of the outstanding shares of Cumberland Common Stock will constitute a quorum for the transaction of business at the Special Meeting. APPROVAL OF THE MERGER WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF CUMBERLAND COMMON STOCK. Broker non-votes will not be treated as votes cast and, therefore, will have the same effect as a vote as a note against the proposal. Holders of record of Cumberland Common Stock at the close of business on ______________, (the "Record Date") are entitled to receive notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were [2,412,853] shares of Cumberland Common Stock outstanding. Each share of Cumberland Common Stock will be entitled to one vote.

Persons and groups owning in excess of 5% of the Cumberland Common Stock are required to file certain reports regarding such ownership with The Cumberland and with the Securities and Exchange Commission, in accordance with the Securities Exchange Act of 1934. The information set forth below with respect to persons and groups owning beneficially in excess of 5% of Cumberland Common Stock is based on the reports filed by such beneficial owners. As of March 31, 1994, management of The Cumberland was not aware of any person or group who beneficially owned more than 5% of the outstanding shares of Cumberland Common Stock except as listed below. Such table also shows the number of and percentage of outstanding shares of Fifth Third Common Stock each such beneficial owner will hold upon consummation of the Merger (assuming that each share of Cumberland Common Stock is converted into 1.2 shares of Fifth Third Common Stock.)


Name and Address      No. of    Percent of  Shares of   Percent of
of Beneficial         Shares    Outstanding Fifth Third Outstanding
Owner                 Benefi-   Shares      to be Owned Fifth Third
                      cially                (1)         Shares (at
                      Owned                             March 31,
                                                        1994)


John S. Greenebaum
2700 First National
Tower
Louisville, Kentucky
40202                 124,000(2) 5.14       148,800     0.24

Keefe Managers, Inc.
375 Park Avenue
31st Floor
New York, New York
10152                 200,000(3) 8.3%       240,000     0.39%

U.S. Bancorp
United States
 National Bank of
 Oregon
111 S.W. Fifth Ave
Portland, OR 97204    159,100(4) 6.6%       190,920     0.31%

All directors and
executive officers
as a group (20
persons)              461,207(5) 19.11%     553,448     0.90%

(1) Upon consummation of the Merger, each share of Cumberland Common Stock shall be converted into not less than 1 nor more than
1.2 shares of Fifth Third Common Stock. For purposes of this Proxy Statement and Prospectus, it has been assumed that each share of Cumberland Common Stock will be converted into 1.2 shares of Fifth Third Common Stock. See ("Merger Price")

(2) Includes 4,000 shares subject to currently exercisable stock options, 1,000 shares held by Mr. Greenebaum's children of which beneficial ownership is disclaimed and 2,000 shares held by a non-profit organization with respect to which Mr. Greenebaum has shared voting and investment powers.

(3) Keefe Managers, Inc. ("KMI") is a registered investment adviser. KMI purchased the Common Stock on behalf of its discretionary clients, including Keefe Partners, L.P., and has sole power to vote the shares and to direct the disposition of the shares.

(4) United States National Bank of Oregon is a subsidiary of U.S.
Bancorp. The Common Stock is held by the Trust Group of the bank, which has sole power to vote the shares but has no power to direct the disposition of the shares.

(5) Includes shares held directly, shares held by certain family members, with respect to which shares the respective persons may be deemed to have shared voting and investment powers, and shares held under currently exercisable stock options.



Voting and Revocation of Proxies

Shares represented by proxies properly signed and returned will be voted at the Special Meeting in accordance with the instructions thereon, unless revoked. If a proxy is signed and returned without voting instructions, the shares represented thereby will be voted IN FAVOR OF the Merger, and at the discretion of the proxy holders as to any other matters which may properly come before the Special Meeting. Each proxy may be revoked at any time before its exercise by giving written notice to the Secretary of the Meeting. A subsequently dated proxy will, if properly presented, revoke a prior proxy. Any shareholder may attend the Special Meeting and vote in person whether or not such shareholder has previously given a proxy.

Solicitation of Proxies

Following the mailing of proxy solicitation materials, directors, officers and employees of The Cumberland may solicit proxies by mail, telephone, telegraph and personal interviews. The Cumberland will bear the expense of proxy solicitation, including reimbursement of reasonable out-of-pocket expenses incurred by brokerage houses and other custodians, nominees and fiduciaries in forwarding proxy solicitation material to the beneficial owners of stock held of record by such persons. The Cumberland has retained Corporate Investors Communication, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for an approximate fee of $4,500, plus reimbursement of customary expenses.
COMPARATIVE MARKET PRICE AND DIVIDEND DATA

Fifth Third Common Stock and Cumberland Common Stock are traded in the over-the-counter market and quoted on NASDAQ's National Market System. The following table sets forth (in per share amounts), for the quarterly periods indicated, the high and low closing sales prices of Fifth Third Common Stock, the high and low closing sales prices of Cumberland Common Stock and the dividends declared during each quarterly period.

                                         Fifth Third Common St             Cumberland Common Stock

                                                       Dividends                      Dividends
                                       High      Low   Declared      High       Low    Declared

     Year Ended December 31, 1991:
        First Calendar Quarter       $28.00   $20.13    $0.18       $10.75    $8.25    $0.12
        Second Calendar Quarter      $35.13   $27.13    $0.20       $12.50   $10.00    $0.12
        Third Calendar Quarter       $40.38   $32.50    $0.20       $11.50    $8.50    $0.12
        Fourth Calendar Quarter      $45.38   $38.00    $0.20       $22.00   $11.00    $0.12
     Year Ended December 31, 1992:
        First Calendar Quarter       $50.38   $43.00    $0.22       $32.00   $21.00    $0.15
        Second Calendar Quarter      $46.75   $40.13    $0.22       $34.75   $28.00    $0.15
        Third Calendar Quarter       $52.75   $40.75    $0.22       $33.00   $22.50    $0.15
        Fourth Calendar Quarter      $54.00   $46.75    $0.24       $30.00   $21.00    $0.18
     Year Ended December 31, 1993
        First Calendar Quarter       $55.13   $49.88    $0.24       $30.25   $26.63    $0.18
        Second Calendar Quarter      $58.50   $50.25    $0.24       $33.75   $29.00    $0.18
        Third Calendar Quarter       $54.63   $51.25    $0.27       $39.25   $29.50    $0.22
        Fourth Calendar Quarter      $54.00   $49.75    $0.27       $43.75   $35.75    $0.22
     Year Ended December 31, 1994:
        First Calendar Quarter       $51.13   $45.13    $0.27       $52.50   $41.88    $0.22

COMPARATIVE PER SHARE DATA

The following table sets forth certain per-share information at the dates indicated and for the periods then ended of Fifth Third and The Cumberland. The equivalent values of such information are based on the exchange of 1.2 shares of Fifth Third Common Stock for the merger of The Cumberland with and into Fifth Third. Neither
The Cumberland nor Fifth Third can give any assurances that the following table will accurately reflect figures and values applicable at the date of consummation of the merger transaction.

                                            Fifth Third     Cumberland    Equivalent Share Basis
     For the Periods Ended:                                              1.2 Shares of Fifth Third
                                                                              Common Stock
                                                 Fully                               Fully
                                    Primary    Diluted         Actual     Primary     Diluted
     Net Income Per Share From
        Continuing Operations

     December 31, 1989                $1.85      $1.85          $2.02       $2.22    $2.22
     December 31, 1990                 2.05       2.04           0.25        2.46     2.45
     December 31, 1991                 2.32       2.31           2.59        2.78     2.77
     December 31, 1992                 2.73       2.73           3.64        3.28     3.28
     December 31, 1993                 3.21       3.21           2.58        3.85     3.85

     Dividends Declared Per Share

     December 31, 1989                $0.60                     $0.44                $0.72
     December 31, 1990                 0.68                      0.48                 0.82
     December 31, 1991                 0.78                      0.48                 0.94
     December 31, 1992                 0.90                      0.63                 1.08
     December 31, 1993                 1.01                      0.80                 1.22

     Book Value Per Share

     December 31, 1989               $11.91                    $25.29               $14.29
     December 31, 1990                13.25                     24.92                15.90
     December 31, 1991                14.81                     27.15                17.77
     December 31, 1992                16.80                     29.83                20.16
     December 31, 1993                19.50                     33.08                23.40
     March 31, 1994                   _____                     _____                _____

     Market Value Per Share          $51.13                     43.50                _____
         On January 10, 1994 (1)

(1) January 10, 1994 was the last day of trading preceding the public announcement of the merger.

/TABLE

TERMS AND CONDITIONS OF THE PROPOSED MERGER

The following description contains, among other information, summaries of certain provisions of the Affiliation Agreement and the Plan and Agreement of Merger and is qualified in its entirety by reference to the full text thereof, copies of which are reproduced as Annex A and Annex B, respectively, to this Proxy Statement and Prospectus and are incorporated herein by reference.

Background and Reasons for the Merger

In considering the development and expansion of The Cumberland's operations during the past three years, The Cumberland's management has examined certain strategic alternatives. The Cumberland's management has noted the consolidation of financial institutions occurring in both the regional and national financial institutions industry. In recent years, executive officers and directors of The Cumberland have been contacted from time to time by executive officers of larger regional financial institutions who have informally expressed interest in a possible affiliation with The Cumberland.

On February 17, 1993, H. David Hale, Chairman, President and Chief Executive Officer of The Cumberland, accepted an invitation to meet with Robert L. Ernst, Vice President of The Fifth Third Bank. Mr. Ernst expressed Fifth Third's interest in expanding its Kentucky operations. On March 9, 1993, The Cumberland and Fifth Third executed a confidentiality agreement with respect to the commencement of discussions with regard to a possible acquisition of The Cumberland by Fifth Third. The Cumberland and Fifth Third proceeded to exchange certain information concerning a possible merger. Fifth Third, however, advised The Cumberland that it could not move forward with any transaction until Fifth Third had resolved certain Kentucky regulatory issues with respect to a possible transaction.

In mid-June 1993, Mr. Hale met with Mr. Ernst and Robert P. Niehaus, Senior Vice President of Fifth Third. Fifth Third again indicated an interest in acquiring The Cumberland, but noted that it needed additional information to evaluate the transaction.

On September 1, 1993, Messrs. Ernst and Niehaus met with Mr. Hale to outline Fifth Third's position with respect to a possible transaction and to discuss the value of The Cumberland. Mr. Hale indicated that the price interest range was too low and that he believed The Cumberland's commercial loan portfolio was stronger than indicated by Fifth Third. In mid-September 1993, Mr. Ernst and Mr. Hale discussed The Cumberland's loan portfolio, core earnings and value.

On October 19, 1993, The Cumberland's Board of Directors met to discuss strategic planning and a possible affiliation with any one of four regional bank holding companies, including Fifth Third. The Board of Directors authorized Mr. Hale to contact Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette") and J. C. Bradford & Co. ("Bradford") for general analysis of possible combinations. Mr. Hale then requested from each of Keefe Bruyette and Bradford each investment banker's thoughts on the timeliness of a possible combination for The Cumberland and price considerations for a combination.

On November 22, 1993, Mr. Hale met with George A. Schaefer, Jr., President and Chief Executive Officer of Fifth Third, and Messrs. Ernst and Niehaus to continue discussions concerning a possible business combination. In early December 1993, The Cumberland's management met with representatives of Keefe Bruyette to discuss negotiations with Fifth Third. The Cumberland's management authorized Keefe Bruyette to discuss with representatives of Fifth Third and its financial advisors the terms and conditions of a possible combination with Fifth Third. In mid-December 1993, Mr. Hale indicated to Fifth Third that The Cumberland would proceed with negotiations concerning a possible combination with Fifth Third in the general price range indicated to Keefe Bruyette in the early-December discussions.
On January 4, 1994, The Cumberland's Board of Directors held a special meeting to discuss the status of the negotiations with Fifth Third. The Board formally approved the terms of the engagements of Keefe Bruyette and Bradford to assist The Cumberland with respect to a possible business combination. From late-December 1993 to the January 10, 1994 special meeting of The Cumberland Board of Directors, The Cumberland's senior executive officers and legal and financial advisors negotiated the terms of a definitive merger agreement with representatives of Fifth Third.

The Board of Directors of The Cumberland held a special meeting on January 10, 1994, to consider the Merger, including the Affiliation Agreement and the Merger Agreement. At such meeting, the Board of Directors, together with its financial and legal advisors, reviewed the background of the proposed transaction, the strategic rationale for, and potential benefits of, the Merger, and the terms of the various agreements with Fifth Third. After extensive consideration, the Board of Directors unanimously approved the Affiliation Agreement and the Merger Agreement and the transactions contemplated thereby. See "Recommendation." On January 10, 1994, Keefe Bruyette delivered its oral opinion to The Cumberland's Board of Directors that, as of such date, the exchange ratio of Fifth Third Common Stock for Cumberland Common Stock was fair, from a financial point of view, to The Cumberland shareholders. A copy of the Keefe Bruyette opinion dated as of the date of this Proxy Statement and Prospectus is attached hereto as Annex E. Also on January 10, 1994, Bradford indicated that it believed that, following additional analysis of the proposed transaction, that it would be able to deliver its opinion that the exchange ratio of Fifth Third Common Stock for Cumberland Common Stock was fair, from a financial point of view, to The Cumberland's shareholders, which opinion dated as of the date of this Proxy Statement and Prospectus is attached hereto as Annex F. See "Opinions of Keefe, Bruyette & Woods, Inc. and J. C. Bradford & Co."

Fifth Third's primary reason for consummating the Merger is to further a long range commitment of realigning and expanding its branch system to better meet and satisfy the needs of customers in The Cumberland and The Cumberland F.S.B. service area.

Recommendation

The Cumberland's Board of Directors has unanimously approved the Affiliation Agreement and the Merger Agreement and the transactions contemplated thereby and recommends approval thereof by the shareholders of The Cumberland. The Cumberland's Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, The Cumberland and its shareholders. In reaching its determination, The Cumberland's Board of Directors consulted with The Cumberland's management, as well as its financial and legal advisors, and considered a number of factors including, among others, the following:

(i) information concerning The Cumberland's and Fifth Third's business, operations, and prospects;

(ii) The Cumberland's strategic alternatives, including (A) continuing The Cumberland on its current course as an independent thrift; (B) attempting more aggressive growth for The Cumberland through acquisitions of other financial institutions; and (C) a strategic alliance by combination with one of the region's or nation's larger financial institutions;

(iii) the financial terms of the Merger, including how the merger price relates to the market value, book value and earnings per share of Cumberland Common Stock and Fifth Third Common Stock;

(iv) the effect of the Merger on the employees, customers and communities in which The Cumberland operates, including the ability to provide increased commercial loan and other banking services;

(v) an analysis of the market performance which Cumberland Common
Stock would need to achieve in order to provide shareholders of The Cumberland the same investment return as provided in the proposed
Merger;

(vi) the non-financial terms of the Affiliation Agreement, Merger Agreement and the Stock Option Agreement, including the anticipated tax-deferred nature of the Merger to The Cumberland shareholders under the Internal Revenue Code of 1986, as amended, (the "Code") (to the extent Fifth Third Common Stock is received);

(vii) the financial terms of other recent merger and acquisition activity involving financial institutions acquiring thrift institutions; and

(viii) the receipt of an oral opinion of Keefe Bruyette at the Board of Directors January 10, 1994 special meeting that as of such date the exchange ratio of Fifth Third Common Stock for Cumberland Common Stock, was fair, from a financial point of view, to the shareholders of The Cumberland, with the consummation of the Merger conditioned upon The Cumberland's receipt of written opinions to that effect from Keefe Bruyette and Bradford, such opinions to be dated as of the date of this Proxy Statement and Prospectus and also as of the Closing Date.

All of the members of The Cumberland's Board have indicated their intention to vote their shares of Cumberland Common Stock in favor of the Merger. As of March 31, 1994, such individuals beneficially owned 325,165 shares (or approximately 13.48%) of the Cumberland Common Stock outstanding.

THE BOARD OF DIRECTORS OF THE CUMBERLAND HAS UNANIMOUSLY APPROVED
THE MERGER AND RECOMMENDS A VOTE IN FAVOR OF THE MERGER.

Effective Time

The Effective Time of the Merger will occur on the last business day of the month in which all conditions precedent contained in the Affiliation Agreement have been met or waived, including the expiration of all applicable waiting periods. It is anticipated that the Merger will be consummated in late August 1994, or shortly thereafter, although no assurance can be given in this regard. The Cumberland and Fifth Third each will have the right, but not the obligation, to terminate the Affiliation Agreement if the Effective Time does not occur on or before December 31, 1994.

Conversion of Shares of Cumberland Common Stock

Each share of Cumberland Common Stock which is issued and outstanding immediately prior to the Effective Time which is not a dissenting share (as described below) will be converted at the Effective Time into Fifth Third Common Stock and cash in lieu of any fractional shares of Fifth Third Common Stock. See "Merger Price" herein.

The exchange ratio set forth herein shall be adjusted so as to give The Cumberland shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivision of Fifth Third Common Stock effected between the date of the Affiliation Agreement and the Effective Date.

Merger Price

At the Effective Time of the Merger, each of the shares of Cumberland Common Stock that are issued and outstanding immediately prior to the Effective Time will when the Merger becomes effective be converted by virtue of the Merger and without further action into a minimum of one (1) share and up to one and two tenths (1.2) shares of Fifth Third Common Stock as follows: (i) If the Applicable Market Value Per Share of Fifth Third Common Stock is equal to or greater than $57.00, each share of Cumberland Common Stock shall be converted into one (1) whole share of Fifth Third Common Stock; (ii) If the Applicable Market Value Per Share of Fifth Third Common Stock is less than $57.00 and equal to or greater than $47.50, each share of Cumberland Common Stock shall be converted into that number of shares of Fifth Third Common Stock equal to the quotient obtained by dividing $57.00 by the Applicable Market Value Per Share of Fifth Third Common Stock; or (iii) If the Applicable Market Value Per Share of Fifth Third Common Stock is less than $47.50, each share of Cumberland Common Stock shall be converted into one and two tenths (1.2) shares of Fifth Third Common Stock.

The Fifth Third Common Stock will be distributed to The Cumberland shareholders upon the surrender of their certificates for shares of Cumberland Common Stock to Fifth Third.

Stock Options and Stock Purchase Plan

Currently, there are outstanding options to purchase 197,565 shares of Cumberland Common Stock held by certain directors and officers of The Cumberland pursuant to the Cumberland Stock Incentive Plan
(the "Option Plan"), all of which are presently exercisable.

Any stock options outstanding under the Option Plan shall continue outstanding as an option to purchase in place of the purchase of shares of Cumberland Common Stock, the number of shares (rounded up to the nearest whole share) of Fifth Third Common Stock that would have been received by the optionee in the Merger had the option been exercised in full for shares of The Cumberland immediately prior to the Effective Time, in the manner set forth in the Affiliation Agreement. In the case, prior to the Effective Time, of any reclassification, reorganization, recapitalization, stock dividend or distribution, subdivision, combination or exchange of the outstanding shares of Fifth Third Common Stock or in case of any consolidation or merger of Fifth Third with or into any other corporation, or in the case of any sale or transfer of all or substantially all of Fifth Third's assets, then, the rights of the optionees under the Option Plan will be appropriately adjusted so that the optionees will be in the same position as if their options had been exercised immediately before such corporate action or transaction.

In 1988, The Cumberland adopted an Employee Stock Purchase Plan (the "Purchase Plan") that facilitates the purchase of Cumberland Common Stock by its employees. In the Affiliation Agreement, The Cumberland agreed that it would issue no more than 3,000 shares of Cumberland Common Stock pursuant to the Purchase Plan for the period January 1, 1994 through June 30, 1994 and thereafter any issuance of additional shares of Cumberland Common Stock under the Purchase Plan shall be suspended through the Effective Time. Following the Merger, the Purchase Plan will be terminated.

No Fractional Shares

Only whole shares of Fifth Third Common Stock will be issued in connection with the Merger. In lieu of fractional shares, each holder of shares of Cumberland Common Stock otherwise entitled to a fractional share of Fifth Third Common Stock will be paid in cash in an amount equal to the amount of such fraction multiplied by the Applicable Market Value Per Share of Fifth Third Common Stock. No such holder will be entitled to dividends, voting rights or other rights in respect of any such fractional share.

Exchange of Certificates

After the Effective Time, holders of certificates previously representing shares of Cumberland Common Stock will cease to have any rights as shareholders of The Cumberland and their sole rights will pertain to the shares of Fifth Third Common Stock into which their shares of Cumberland Common Stock will have been converted pursuant to the Merger Agreement. As soon as practicable after the Effective Time, Fifth Third will send to each former Cumberland shareholder a letter of transmittal for use in submitting to Fifth Third (the "Exchange Agent") certificates (or with instructions for handling lost Cumberland stock certificates) formerly representing shares of Cumberland Common Stock to be exchanged for certificates representing Fifth Third Common Stock (and, to the extent applicable, cash in lieu of fractional shares of Fifth Third Common Stock) to which the former shareholders of The Cumberland are entitled to receive as a result of the Merger. Shareholders who become holders of Fifth Third Common Stock in the Merger will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Fifth Third Common Stock following the Effective Time until they have surrendered and exchanged their certificates evidencing ownership of shares of Cumberland Common Stock. Any dividends payable on Fifth Third Common Stock after the Effective Time will be paid to the Exchange Agent and, upon receipt of the certificates representing shares of Cumberland Common Stock, the Exchange Agent will forward to The Cumberland shareholders (i) certificates representing their shares of Fifth Third Common Stock, (ii) dividends declared thereon subsequent to the Effective Time (without interest) and (iii) the cash value of any fractional shares (without interest). THE CUMBERLAND'S SHAREHOLDERS ARE REQUESTED NOT TO SUBMIT STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED WRITTEN INSTRUCTIONS TO DO SO.

At the Effective Time, the stock transfer books of The Cumberland will be closed and no transfer of the Cumberland Common Stock will thereafter be made on such books, and, if a certificate formerly representing shares of Cumberland Common Stock is presented to The Cumberland or Fifth Third, it will be forwarded to the Exchange Agent for cancellation and exchange for a certificate representing shares of Fifth Third Common Stock.

Federal Income Tax Consequences

The following discussion summarizes the material federal income tax consequences of the Merger to The Cumberland shareholders.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW NECESSARILY IS NOT SPECIFIC TO THE SITUATION OF A PARTICULAR SHAREHOLDER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH OF THE CUMBERLAND SHAREHOLDERS SHOULD CONSULT HIS OR HER OWN TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

The federal income tax consequences to any of The Cumberland shareholders depend upon (i) the form of consideration received in exchange for the shares of Cumberland Common Stock actually owned by him or her, and (ii) in the case of any of The Cumberland shareholders receiving cash, or a combination of cash and Fifth Third Common Stock, the type of consideration received in exchange for shares of Cumberland Common Stock deemed to be constructively owned by him or her under Section 318(a) of the Internal Revenue Code of 1986, as amended (the "Code"), if any. Generally, under
Section 318(a), a shareholder is deemed to constructively own shares owned directly or indirectly by certain related individuals (including spouses, children, grandchildren and parents) or by certain related entities (including partnerships, trusts, estates, and corporations in which the shareholder owns, directly or indirectly, 50% or more in value of the stock). Under Section 318(a), if any person has an option to acquire stock, such stock is considered as owned by such person.

The Cumberland Shareholders Receiving Solely Fifth Third Common Stock. If any of The Cumberland shareholders receives solely Fifth Third Common Stock in exchange for all shares of Cumberland Common Stock actually owned by him or her, such shareholder will not recognize any gain or loss upon such exchange. The tax basis of the Fifth Third Common Stock received in such exchange will be equal to the basis of the shares of Cumberland Common Stock surrendered and, provided the shares of Cumberland Common Stock surrendered were held as capital assets at the time of such exchange, the holding period of the Fifth Third Common Stock received will include the holding period of the shares of Cumberland Common Stock surrendered.

The Cumberland Shareholders Receiving Solely Cash. If all the shares of Cumberland Common Stock actually owned and deemed to be constructively owned under Code Section 318(a) by a shareholder of The Cumberland are exchanged solely for cash upon the exercise of dissenters' rights, such shareholder of The Cumberland will recognize capital gain or loss (provided he or she held the shares actually owned by him or her as capital assets at the time of the exchange) measured by the difference between such shareholder's tax basis in the shares of Cumberland Common Stock actually owned by him or her and the amount of cash received by him or her in exchange for such shares.

If a shareholder of The Cumberland exchanges all the shares of Cumberland Common Stock actually owned by him or her solely for cash upon the exercise of dissenters' rights but shares of Cumberland Common Stock constructively owned by him or her under Code Section 318(a) are exchanged in whole or in part for Fifth Third Common Stock, then the tax consequences to such shareholder will be determined under Code Section 302 which deals with redemptions. Section 302 contains three tests that are relevant in this context to determine whether a redemption is taxed as ordinary income or as a capital gain or loss (provided that the shares were held as capital assets at the time of the exchange). Under Section 302, a redemption, to the extent of available undistributed earnings and profits, is treated as a dividend resulting in ordinary income unless it (1) is "not essentially equivalent to a dividend"; (2) is "substantially disproportionate" with respect to the shareholder; or (3) completely terminates the shareholder's interest. If one of those tests is satisfied, capital gain or loss recognized will be measured by the difference between the amount of cash received by the shareholder in exchange for the shares of Cumberland Common Stock actually owned by him or her and his or her tax basis in those shares. If none of the tests is satisfied, and assuming the cash distribution is not in excess of the current and accumulated earnings and profits of The Cumberland, the shareholder will be treated as having received dividend income equal to the amount of cash received (without deduction for such shareholder's tax basis in The Cumberland shares).

Whether the transaction will be "not essentially equivalent to a dividend" with respect to a shareholder of The Cumberland depends upon the particular circumstances applicable to such shareholder, there being no precise mathematical formula whereby it is possible to assure satisfaction of this test. On the other hand, the "substantially disproportionate" test is a mathematical test. The transaction will be "substantially disproportionate" with respect to a shareholder of The Cumberland if:

 (i) his or her percentage ownership of Fifth Third Common Stock after the Merger (considering shares actually and constructively owned) is less than 50% of all Fifth Third Common Stock and less than 80% of

 (ii) his or her hypothetical percentage ownership of the total number of shares of Fifth Third Common Stock immediately after the Merger if all of the Cumberland Common Stock had been exchanged for Fifth Third Common Stock (considering shares actually and constructively owned).

The third test is the complete termination of interest, which can only be satisfied if all The Cumberland shares actually and constructively owned by a shareholder of The Cumberland are exchanged solely for cash upon the exercise of dissenters' rights, except that Code Section 302 sets forth a procedure, which, under certain circumstances, allows a waiver of the constructive ownership rules as they apply to family members.

Under the rules of Section 302, a shareholder of The Cumberland who receives cash on exercise of dissenters' rights for any of The Cumberland shares actually owned by him or her risks having such amounts treated as a dividend rather than as capital gains if any shares of Cumberland Common Stock constructively owned by him or her are exchanged in whole or in part for Fifth Third Common Stock, the substantially disproportionate test is not met, and the shareholder cannot or does not waive constructive ownership of the shares held by others but which are attributed to him or her.

Cash Received in Lieu of Fractional Shares. No fractional shares of Fifth Third Common Stock will be issued pursuant to the Merger Agreement. A shareholder of The Cumberland who receives cash in lieu of a fractional share will be treated as having received such fractional share of Fifth Third Common Stock and then as having received such cash in redemption of such fractional share subject to the provisions of Section 302 of the Code. The circumstances under which cash is being issued in lieu of a fractional share interest appear to satisfy the Internal Revenue Service ruling guidelines under which the receipt of such cash will qualify for capital gain or loss treatment (provided such fractional interest is held as a capital asset at the time of such exchange).

Because of the complexity of the tax laws, and because the tax consequences to any particular shareholder may be affected by specific matters not common to all shareholders, it is recommended that The Cumberland shareholders consult their personal tax advisors concerning the consequences of the Merger to them, including the consequences of the application of state and local tax laws, if any.

Accounting Treatment

In accordance with generally accepted accounting principles, the Merger will be accounted for as a pooling of interests.

Under pooling of interests accounting, as of the Effective Time, the assets and liabilities of The Cumberland will be added to those of Fifth Third at their recorded book values and the shareholders' equity account of The Cumberland will be included on Fifth Third's consolidated balance sheet. See "COMPARATIVE MARKET PRICE AND DIVIDEND DATA" and "COMPARATIVE PER SHARE DATA."

Rights of Dissenting Shareholders

The following is only a general summary of the provisions of the Kentucky Revised Statutes relating to dissenters' rights and should not be considered to be a comprehensive description. A copy of the Kentucky dissenters' rights statute (Kentucky Revised Statutes Sections 271B.13-010 et seq.) is appended hereto as Annex C as a complete description of the rights and obligations of The Cumberland and of any shareholder who desires to exercise dissenters' rights. EACH STEP MUST BE TAKEN IN STRICT COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE DISSENTERS' RIGHTS STATUTE IN ORDER FOR HOLDERS OF CUMBERLAND COMMON STOCK TO PERFECT DISSENTERS' RIGHTS.

A shareholder of The Cumberland entitled to vote on the adoption of the Affiliation Agreement and the Merger Agreement may dissent from the Merger and obtain payment of the fair value of his shares in accordance with Sections 271B.13-010 et seq. of the Kentucky Revised Statutes. Any shareholder of The Cumberland who desires to assert dissenters' rights must not vote his shares of the Cumberland Common Stock in favor of the proposed Merger and must deliver to The Cumberland before the vote is taken written notice of his intent to demand payment for his shares if the Merger is effectuated. If a shareholder does not initially satisfy these two requirements, he is not entitled to demand payment for the shares owned by him subsequent to the approval of the proposed Merger.

If the shareholder delivers the notice to The Cumberland as required above, The Cumberland shall deliver to him a written dissenters' notice no later than ten (10 days) after the date on which the vote of the proposed merger was taken: (a) stating where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) stating the restrictions on transfer after the payment demand is received, if any, on holders of uncertificated shares; (c) supplying a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the Merger and requiring that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date; (d) indicating a date by which The Cumberland must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice to be provided in this paragraph is delivered; and (e) providing a copy of Sections 271B.13-010 et seq.

If the shareholder is sent a dissenter's notice as described in the immediately preceding paragraph, he shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice and deposit his certificates in accordance with the terms of the notice. IF THE SHAREHOLDER DOES NOT DEMAND PAYMENT OR DEPOSIT HIS SHARE CERTIFICATES WHERE REQUIRED IN ACCORDANCE WITH THE TERMS SET FORTH IN THE DISSENTER'S NOTICE, HE SHALL NOT BE ENTITLED TO PAYMENT FOR HIS SHARES UNDER SECTIONS 271B.13-010 ET SEQ.

Upon receipt of a payment demand, The Cumberland shall pay the shareholder who has taken all of the steps enumerated above the amount The Cumberland estimates to be the fair value of his shares, plus accrued interest. The payment shall be accompanied by: (1) The Cumberland's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any; (2) a statement of The Cumberland's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; and (4) a statement of the dissenter's right to demand payment under Kentucky Revised Statutes 271B.13-280.

The shareholder may notify The Cumberland in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment already made to the shareholder) if: (a) the dissenter believes that the amount to be paid as set out in the preceding paragraph is less than the fair value of his shares or that the interest due is incorrectly calculated; (b) The Cumberland fails to make payment within sixty (60) days after the date set for demanding payment; or
(c) The Cumberland, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment. A DISSENTER WAIVES HIS RIGHT TO DEMAND PAYMENT AS DESCRIBED IN THIS PARAGRAPH UNLESS HE NOTIFIES THE CUMBERLAND OF HIS DEMAND IN WRITING WITHIN THIRTY
(30) DAYS AFTER THE CUMBERLAND MADE OR OFFERED PAYMENT FOR HIS
SHARES.

If the dissenting shareholder and The Cumberland are unable to resolve the fair market value of and interest owed upon the shares, The Cumberland shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If The Cumberland does not commence the proceeding within the sixty
(60) day period, it shall pay the dissenting shareholder the amount demanded. The Cumberland shall commence the proceeding in Jefferson County, Kentucky. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The dissenter shall be entitled to the same discovery rights as parties in other civil proceedings. The dissenter shall be entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by The Cumberland.

Conduct Pending Merger; Representations and Warranties

The Cumberland has agreed, among other things, that prior to the Effective Time, it will carry on its business in the ordinary course. The Cumberland has agreed to give Fifth Third and Fifth Third's representatives reasonable access during business hours to its facilities and personnel. The Cumberland has further agreed that, without Fifth Third's prior written consent, it will not, among other things, make any changes in its capital or corporate structures; issue any additional shares of its Common Stock, except upon exercise of any presently outstanding stock options and except for up to 3,000 shares of Cumberland Common Stock prior to June 30, 1994 pursuant to the Purchase Plan; issue any securities of any kind; or make any material changes in its method of business operations. The Cumberland also has agreed not to make or become obligated to make any capital expenditures in excess of $50,000, nor will it make or renew any agreement for services to be provided to The Cumberland or The Cumberland F.S.B. or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $2,500. The Cumberland has also agreed not to declare or pay any cash dividends on its stock other than normal and customary cash dividends paid in amounts and at times The Cumberland historically has paid them; pay any stock dividends or make any other distributions on its stock and will not provide any increases in employee salaries or benefits other than in the ordinary course of business. Moreover, The Cumberland will not sell, dispose of or otherwise encumber any of the shares of the capital stock of The Cumberland F.S.B. which are now owned by it.

Fifth Third and The Cumberland have also made numerous representations and warranties to each other with respect to financial and other matters. These include, without limitation, representations and warranties to the effect that both Fifth Third and The Cumberland have the corporate power and authorization to enter into the proposed transaction, that each will have provided the other with financial statements and that Fifth Third has enough authorized Fifth Third Common Stock with which to accomplish the proposed transaction. No representations or warranties made by either The Cumberland or Fifth Third will survive beyond the Effective Time. Thereafter, neither The Cumberland, The Cumberland F.S.B. nor any officer or director of either of them will have any liability or obligation with respect to such representations or warranties, with the exception of any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

Conditions to Closing

The Affiliation Agreement and Merger Agreement must be approved by the affirmative vote of a majority of the outstanding shares of the Cumberland Common Stock. The Merger must also be approved in writing by the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, and the Kentucky Department of Financial Institutions and must comply with any applicable waiting periods. No assurance can be given that the required governmental approvals will be forthcoming.

The obligations of The Cumberland and Fifth Third to consummate the Merger are also subject to receipt of an opinion of counsel with respect to certain tax matters. See "Federal Income Tax
Consequences" herein.

Fifth Third's and The Cumberland's obligations to consummate the Merger are further subject to various other conditions set forth in the Affiliation Agreement, including, but not limited to, the absence at the Effective Time of any material actions, proceedings or investigations of any kind pending or threatened with respect to the transactions contemplated by the Affiliation Agreement and Merger Agreement, delivery by Fifth Third's counsel of an opinion as to certain federal tax aspects of the transaction and both institutions having performed all of the obligations required of them under the Affiliation Agreement and Merger Agreement.

Fifth Third's obligation to consummate the Merger is further subject to conditions set forth in the Affiliation Agreement, including, but not limited to, the continuing truth and accuracy of all of the representations and warranties of The Cumberland, The Cumberland's performance of all of the obligations required of it under the Affiliation Agreement and Agreement of Merger, delivery by The Cumberland's counsel of a certain legal opinion addressed to Fifth Third, The Cumberland's obligation to take the appropriate actions to terminate its Employee Stock Ownership Plan, and the aggregate amount of shareholder's equity of The Cumberland immediately prior to the Effective Time, as shown by and reflected on its books and records of accounts on a consolidated basis in accordance with generally accepted accounting principles, consistently applied, shall not be less than $78,483,000 (its total shareholders' equity at September 30, 1993), less any adjustments made in anticipation of, or in connection with, the Merger.

The Cumberland's obligation to consummate the Merger is further subject to conditions set forth in the Affiliation Agreement, including, but not limited to, the continuing truth and accuracy of Fifth Third's representations and warranties, Fifth Third's performance of all of the obligations required of it under the Affiliation Agreement and Agreement of Merger, delivery by Fifth Third's counsel of a certain legal opinion addressed to The Cumberland, Fifth Third shall have registered its shares of Fifth Third Common Stock to be issued to The Cumberland shareholders and the receipt of fairness opinions from Keefe, Bruyette & Woods, Inc. and J. C. Bradford & Co., financial advisors to The Cumberland dated as of the Effective Time.

Amendment; Waiver; Termination

The Affiliation Agreement and Merger Agreement may be amended, modified or supplemented by the written agreement of both parties, upon the authorization of each company's respective Board of Directors and without further approval of The Cumberland's shareholders, except that no amendment, modification or supplement may be effected without The Cumberland shareholder approval if to do so would violate any applicable provisions of Kentucky corporation law.

The Affiliation Agreement and Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice delivered by Fifth Third to The Cumberland or by The Cumberland to Fifth Third in the following instances: (1) by Fifth Third or The Cumberland, if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties and covenants set forth in the Affiliation Agreement and such misrepresentation, breach or failure to comply has not been cured within ten days of notice, provided the party in default has no right to terminate for its own default; (2) by Fifth Third or The Cumberland, if the business or assets or financial condition of the other party have materially and adversely changed from that in existence at September 30, 1993; (3) by Fifth Third or The Cumberland, if the Merger has not been consummated by December 31, 1994, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained in the Affiliation Agreement on the date of such termination; (4) by Fifth Third or The Cumberland if the holders of 10% or more of the outstanding shares of Cumberland Common Stock shall have perfected their rights as dissenting shareholders pursuant to Kentucky Revised Statutes Sections 271B.13-010 et. seq.; (5) by The Cumberland if the Applicable Market Value Per Share of Fifth Third Common Stock is $37.50 or less; or (6) by The Cumberland if The Cumberland shareholders fail to approve the Merger Agreement and Affiliation Agreement.

In addition, the Affiliation Agreement and Merger Agreement may be terminated and the Merger abandoned by The Cumberland, if The Cumberland Board of Directors determines by a majority vote of the members of its entire Board, at any time during the three-day period ending immediately prior to the Closing Date if both of the following conditions are satisfied: (i) the Average Closing Price (as defined) on the Determination Date (as defined) of shares of Fifth Third Common Stock shall be less than $41.75 (adjusted for any stock dividend, reclassification, recapitalization, split-up, combination or exchange of shares or similar transaction); and (ii)
(A) the number obtained by dividing the Average Closing Price on such Determination Date by the Starting Price (as defined) shall be less than (B) the number obtained by dividing the Index Price (as defined) on the Determination Date by the Index Price on the Starting Date (as defined) and subtracting 0.15 from the quotient obtained in this clause (ii) (B); provided however that if The Cumberland elects to exercise its termination right pursuant to this provision, it must give prompt written notice to Fifth Third (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period). For purposes of the foregoing provisions:

(i) The term "Average Closing Price" shall mean the average of the per share closing prices of Fifth Third Common Stock as reported on the NASDAQ National Market System for the 20 trading days ending on the fifth trading day prior to the Closing Date as reported in The Wall Street Journal, expressed in decimal figures carried to five places.

(ii) The term "Determination Date" means the fifth trading day prior to the Closing Date.

(iii) The term "Index Group" means the 13 bank holding companies listed on page 42 of the Affiliation Agreement attached as Annex A to this Proxy Statement and Prospectus, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Index Price.

(iv) The term "Index Price," on a given date, means the weighted average (weighted in accordance with the Weighing Factors listed on page 42 of the Affiliation Agreement attached as Annex A to this Proxy Statement and Prospectus) of the closing prices on such date of the common stocks of the companies comprising the Index Group.

(v) The term "Starting Date" means the close of business on January 10, 1994, the last trading day before the public announcement of the proposed Merger transaction contemplated by the Affiliation
Agreement.

(vi) "Starting Price" means the per share closing price of Fifth
Third Common Stock as reported on the NASDAQ National Market System on the Starting Date.

If Fifth Third or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be adjusted accordingly.

Effect on The Cumberland and The Cumberland F.S.B. Employees

Fifth Third shall use its best efforts to employ at Fifth Third or at a Fifth Third subsidiary or affiliate each of the employees of The Cumberland and The Cumberland F.S.B. Each employee of The Cumberland or The Cumberland F.S.B. who becomes an employee of Fifth Third or its subsidiaries subsequent to the Merger will be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries on the same terms and to the same extent as similarly situated employees. Such employees shall receive credit for their period of service to The Cumberland or The Cumberland F.S.B. for purposes of determining participation and vesting in all Fifth Third employee benefit plans but not for purposes of determining the benefits accrued thereunder.

On the Effective Date, the Fifth Third Bancorp Master Retirement Plan shall assume the obligation to provide the transferring employees of The Cumberland and The Cumberland F.S.B., their accrued benefits in the Financial Institutions Retirement Fund ("FIRF"), and shall accept the corresponding transfer of assets from the FIRF. The Fifth Third Master Retirement Plan shall be amended to provide, to the maximum extent permitted by law, the same rights to the employees with respect to their transferred benefits as they would have had if they had not transferred their benefits from FIRF.

Each employee of The Cumberland and The Cumberland F.S.B. who has an accrued benefit under the FIRF and who will be employed by Fifth Third or a Fifth Third subsidiary or affiliate immediately after the Effective Time shall become participants immediately after the Effective Time (or, for the Fifth Third Bancorp Master Profit Sharing Plan, the beginning of the next payroll period after the Closing) in the Fifth Third Bancorp Master Retirement Plan and the Fifth Third Bancorp Master Profit Sharing Plan on the same terms as other Fifth Third employees; and they shall receive credit under said plans for vesting and eligibility purposes (but not for benefit accrual purposes) for service that was taken into account under the FIRF. For the purpose of benefit accrual under such plans, all service with Fifth Third or a Fifth Third affiliate or subsidiary after the Effective Time shall be credited.

The Fifth Third Bancorp Master Retirement Plan shall be amended to provide a one-time benefit enhancement for each employee of The Cumberland and The Cumberland F.S.B. who has his accrued benefit (and the corresponding assets) transferred to it from the FIRF pursuant to an election made no later than a reasonable time after the Effective Time. This one-time benefit shall be designed by the actuaries for the Fifth Third Bancorp Master Retirement Plan in accordance with the terms of the Affiliation Agreement.

Any employee whose employment is terminated by Fifth Third other than for cause or who voluntarily resigns after being notified by Fifth Third that, as a condition of employment, such employee must work at a location more than 30 highway miles from such employee's former location of employment or that such employee's salary will be decreased by 10% or more, in any case within six months after the Effective Time, shall be entitled to severance pay equal to, in the case of a salaried employee, other than an officer, one week's pay for each year of service up to a maximum of twelve week's pay, in the case of an officer, one week's pay for each year of service up to a maximum of twenty-four week's pay and, in the case of an hourly employee, one week's pay for each year of service up to a maximum of six week's pay, plus applicable COBRA benefits. Nothing contained in the Affiliation Agreement shall be construed or interpreted to limit or modify in any way Fifth Third's at-will employment policy.

Interests of Management

Except as provided herein, it is not anticipated that Fifth Third will enter into employment agreements with any officers of The
Cumberland in connection with the transactions contemplated by the Affiliation Agreement.

In connection with the Merger, Fifth Third shall assume The Cumberland F.S.B.'s employment agreements with Messrs. John T. Doyle, Robert C. Pearson and P. Norris Shockley, Jr. for the balance of their current terms and, one additional one-year renewal of each of their employment agreements. Therefore, Mr. Doyle's employment agreement shall terminate in April, 1995, Mr. Shockley's shall terminate in May, 1995 and Mr. Pearson's shall terminate in January, 1996. In addition, in connection with the Merger, Fifth Third has entered into a Termination Agreement with Mr. Hale (the "Termination Agreement").

 Pursuant to the terms of the Termination Agreement, Mr. Hale's employment agreement with The Cumberland shall be terminated. As compensation for such termination, Fifth Third directly or through a subsidiary shall pay Mr. Hale a lump sum amount of $1,110,089 at the Effective Date reduced by an amount equal to the difference between 1) the product of 2.99 times the "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and 2) the sum of all other parachute payments, as defined in Section 280G(b)(2) of the Code. Mr. Hale shall continue his employment as Chairman and CEO of the newly formed Kentucky BHC and as Chairman and CEO of the newly formed Fifth Third Bank Kentucky. His employment will continue under the Fifth Third standard employment policy as an at will employee subject to certain additional conditions. Mr. Hale will receive a base salary of $280,000 a year. In addition, he will be given an opportunity to earn an additional 50% of base salary based on
certain performance goals.   Mr. Hale also shall immediately become
fully vested in a retirement plan established by The Cumberland F.S.B. in a form of a rabbi trust. Mr. Hale shall immediately become fully vested in this retirement plan at the effective time, and this plan may be subject to an additional contribution at the termination of the Rabbi trust which anticipated additional liability did not exceed $37,000 as of February 10, 1994. Fifth Third will maintain certain other additional benefits for Mr. Hale, including key man life insurance policy in the amount of $750,000, country club membership dues and health plans. In consideration of the foregoing, Mr. Hale releases The Cumberland F.S.B., The Cumberland and Fifth Third from any obligations under Mr. Hale's former employment agreement.

All provisions for indemnification and limitation of liability now existing in favor of the employees, agents, Directors or officers of The Cumberland as provided by regulation or in their respective articles of incorporation or bylaws shall survive the Merger, shall be assumed by Fifth Third and shall continue in full force and effect with respect to acts or omissions occurring on or prior to the Effective Time for a period of three years thereafter, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the third anniversary of the Effective Time, until such matters are finally resolved. Fifth Third shall also purchase and keep in force for such three year period, directors' and officers' liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by The Cumberland's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby and excluding claims pending or threatened against The Cumberland or The Cumberland F.S.B. at the Effective Time that were not made at such time as to be ineligible for coverage by The Cumberland's directors' and officers' liability insurance in effect through the Effective Time. In addition, for actions occurring after the Effective Time, Fifth Third shall provide to the officers and Directors of The Cumberland and The Cumberland F.S.B. who become officers and Directors of any Fifth Third affiliate after consummation of the Merger, the same directors' and officers' liability insurance that is provided throughout the Fifth Third holding company system. Fifth Third agrees that all rights to indemnification existing in favor of officers and Directors of Fifth Third affiliates shall be accorded to officers and Directors of The Cumberland and The Cumberland F.S.B. who become affiliated with any Fifth Third affiliate in such capacities after the Effective Time and that such indemnification will relate to covered actions or inactions prior to, as well as after, the Effective Time.

Opinions of Keefe, Bruyette & Woods, Inc. and J. C. Bradford & Co.

The Cumberland retained Keefe, Bruyette & Woods, Inc. and J. C. Bradford & Co. to provide separate opinions as to the fairness of the Exchange Ratio, from a financial point of view, to the shareholders of The Cumberland. Before the mailing of this Proxy Statement and Prospectus, both Keefe, Bruyette & Woods, Inc. and J.
C. Bradford & Co. delivered an opinion, dated as of the date of this Proxy Statement and Prospectus, that the Exchange Ratio is fair, from a financial point of view, to the shareholders of The Cumberland. A copy of the opinions, which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken is attached to this Prospectus and Proxy Statement as Annex E and F respectively.

Keefe, Bruyette & Woods, Inc.

General. Pursuant to an engagement letter dated as of December 17, 1993, The Cumberland retained Keefe Bruyette to render financial advisory and investment banking services to The Cumberland in connection with a possible business combination between The
Cumberland and Fifth Third.

Keefe Bruyette is a recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Keefe Bruyette has experience in, and knowledge of, the valuation of banking enterprises. Keefe Bruyette was selected on the basis of its ability to evaluate the fairness of the Exchange Ratio, from a financial point of view, as set forth in the Affiliation Agreement, its qualifications, its previous experience and its reputation in the banking and investment communities. Keefe Bruyette has acted exclusively for the Board of Directors of The Cumberland in rendering its fairness opinion and will receive a fee from The Cumberland for its services.

At the January 10, 1994 meeting with The Cumberland Board of Directors, Keefe Bruyette rendered its oral opinion to The Cumberland Board of Directors to the effect that, as of such date, the Exchange Ratio was fair to the shareholders of The Cumberland from a financial point of view. [Keefe Bruyette has delivered a written opinion to The Cumberland Board of Directors dated as of the date of this Proxy Statement and Prospectus to the effect that, as of such date, the Exchange Ratio is fair to the shareholders of The Cumberland from a financial point of view.]

THE FULL TEXT OF KEEFE BRUYETTE'S OPINION IS ATTACHED AS ANNEX E TO THIS PROXY STATEMENT AND PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX E. THE CUMBERLAND SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY KEEFE BRUYETTE IN CONNECTION THEREWITH.

Keefe Bruyette's opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any of The Cumberland shareholders as to how the shareholder should vote at the Special
Meeting.

In connection with its opinion, Keefe Bruyette reviewed, analyzed and relied upon material relating to the financial and operating condition of The Cumberland and Fifth Third, including, among other things, the following: (i) the Affiliation Agreement; (ii) a draft of the Registration Statement; (iii) Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 1993, of The Cumberland and of Fifth Third;
(iv) certain interim reports to shareholders and Quarterly Reports of The Cumberland and Fifth Third and certain other communications from The Cumberland and Fifth Third to their respective shareholders; (v) other financial information concerning the businesses and operations of The Cumberland furnished to Keefe Bruyette by The Cumberland for the purpose of its analysis, including certain internal financial analyses and forecasts for The Cumberland prepared by senior management of The Cumberland; (vi) certain publicly available information concerning the trading of, and the trading market for, the common stock of The Cumberland and Fifth Third; and (vii) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that Keefe Bruyette considered relevant to its inquiry. In addition, Keefe Bruyette held discussions with senior management of The Cumberland and Fifth Third concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

In conducting its review and arriving at its opinion, Keefe Bruyette relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Keefe Bruyette did not attempt to verify such information independently. Keefe Bruyette relied upon the management of The Cumberland as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to it and assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. Keefe Bruyette also assumed, without independent verification, that the aggregate allowances for loan losses for The Cumberland and Fifth Third are adequate to cover such losses. Keefe Bruyette did not make or obtain any evaluations or appraisals of the property of The Cumberland or Fifth Third, nor did Keefe Bruyette examine any individual loan credit files. Keefe Bruyette was informed by The Cumberland, and assumed for purposes of its opinion, that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles.

Before rendering the written opinion attached as Annex E to this Proxy Statement and Prospectus, Keefe Bruyette rendered an oral opinion to The Cumberland Board of Directors on January 10, 1994. Set forth below is a brief summary of selected analyses presented by Keefe Bruyette to The Cumberland Board of Directors on January 10, 1994.

Analysis of the Fifth Third Offer. Keefe Bruyette reviewed certain historical financial information for The Cumberland and Fifth Third and calculated the imputed value of the Fifth Third offer to holders of Cumberland Common Stock. This analysis showed that for each share of Cumberland Common Stock, The Cumberland shareholders would receive a value of $57.00 of Fifth Third Common Stock based upon an Exchange Ratio of 1.13 and a closing price of Fifth Third Common Stock on January 7, 1994 of $50.50 per share. Keefe Bruyette also calculated the multiple which the Exchange Ratio represents, based on the $57.00 per share purchase price, when compared to The Cumberland's September 30, 1993 book value per share of $32.57, The Cumberland's 1993 estimated earnings per share of $4.25 and The Cumberland's 1994 estimated earnings per share of $4.35 (such estimates being based on Keefe Bruyette's published estimate for 1993 and The Cumberland's budget for 1994). The price to book value multiple was 175%, and the price to 1993 and 1994 estimated earnings multiples were 13.4 times and 13.1 times, respectively.

Selected Group Analysis. Keefe Bruyette compared the financial performance of Fifth Third based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality to that of a group of midwestern bank holding companies with assets ranging from approximately $7.6 billion to $76.5 billion, including Banc One Corporation, PNC Bank Corporation, Norwest Corporation, NBD Bancorp, National City Corporation, First Bank System, Inc., First of America Bank, Huntington Bancshares, Inc., FirStar Corporation, Marshall and Ilsley Corp., and Star Banc Corporation. This analysis showed, among other things, that Fifth Third's return on equity for the quarter ended September 30, 1993 on an annualized basis was 18.65% compared with an average of 17.45% for the group, its return on assets for the quarter ended September 30, 1993 on an annualized basis was 1.85% compared with an average of 1.42% for the group, and its efficiency ratio for the quarter ended September 30, 1993 on an annualized basis was 47.56% compared with an average of 61.77% for the group. As of September 30, 1993, Fifth Third's equity to assets ratio was 9.75% compared to an average of 8.24% for the group, its ratio of nonperforming assets to total loans and other real estate owned was .29% compared to an average of 1.30% for the group, and its ratio of reserves to nonperforming loans was 1021.80% compared to an average of 224.49% for the group. As of January 7, 1994, Fifth Third's price earnings multiple based on 1994 estimated earnings was 14.03 compared to an average of 9.35 for the group and its price to book value multiple was 2.74 compared to an average of 1.77 for the group.

Keefe Bruyette compared the financial performance of The Cumberland based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality, to that of a peer group of thrift institutions with assets ranging from approximately $1.1 billion to $8.0 billion, including Anchor Bancorp, Inc., Metropolitan Financial Corp., Commercial Federal, First Financial Corporation, CSF Holdings, Inc., St. Paul Bancorp, Downey Savings & Loan, MAF Bancorp, Inc., and American Federal Bank. This analysis showed, among other things, that the group had an average return on assets of .92% and an average return on equity of 14.38% for the third quarter of 1993 annualized, versus .90% and
13.19% respectively, for The Cumberland.    The peer group for the
third quarter of 1993 recorded an annualized net interest margin of 3.12% versus 3.28% for The Cumberland, and the peer group had an annualized efficiency ratio of 57.65% compared to 62.33% for The Cumberland. The analysis also showed that the group had an average equity/asset ratio of 7.02% versus 6.91% for The Cumberland. On the measure of nonperforming assets as a percentage of loans plus other real estate owned, the peer group had a ratio of 2.18% at September 30, 1993, versus, 2.55% for The Cumberland.

Relative Stock Price Performance. Keefe Bruyette examined the history of trading prices for both The Cumberland and Fifth Third common stock for the period from January 1988 to October 1993 and from January 1993 to January 1994. Keefe Bruyette also examined the relationship between movements of The Cumberland and Fifth Third Common Stock market prices and movements in the Keefe Bank Index of 24 banking companies and the S&P 500 Index. This analysis showed that the price performances of Cumberland Common Stock and Fifth Third Common Stock over the period from January 1988 through October 1993, was relatively comparable and that the market price of Cumberland Common Stock substantially outperformed the market price of Fifth Third Common Stock from January 1993 to January 1994. In addition, the analysis showed that the market price of Fifth Third Common Stock over the period from January 1993 to January 1994 was relatively comparable to the Keefe Bank Index and the S&P 500 Index and that it substantially outperformed these two indices during the period from January 1988 through October 1993.

Analysis of Selected Merger Transactions. Keefe Bruyette reviewed certain financial data related to selected bank holding company acquisitions of thrifts. The selected acquisitions included the following transactions (identified by acquiror/acquiree): Peoples First Corporation/First Kentucky Bancorp; First of America/LGF Bancorp; First Bancorp Ohio/ Great Northern Financial; Crestar Financial/Virginia FSB; AmSouth Bancorp/Fortune Bancorp; Mercantile Bancorp/United Postal Bancorp; First Financial Bancorp/Highland Federal Savings Bank; Fourth Financial Corp./Great Southern Bancorp; Fifth Third Bancorp/TriState Bancorp; Huntington Bancshares/Railroadmen's Federal Savings and Loan; and PNC Bank Corp/United Federal Bancorp.

In each of the selected transactions of bank holding companies acquiring thrifts, Keefe Bruyette calculated the premium to the target's market price, trailing 12 months earnings and book value. The calculations yielded the following ranges of percentage premiums: (i) price offered over market price of the target's shares before announcement of -4% to 67%, with an average of 33%, compared with a premium of 34% (measured as of January 7, 1994) associated with the Fifth Third proposal; (ii) price offered as a multiple of earnings of 8.6 times to 32.8 times with an average of
15.1 times, compared with a premium of 13.7 times associated with the Fifth Third proposal; and (iii) price offered as a multiple of book value of 0.71 times to 2.19 times with an average of 1.53 times, compared with a premium of 1.75 times with the Fifth Third proposal.

No company or transaction used as a comparison in the above analysis is identical to The Cumberland, Fifth Third or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

Affordability Analysis. Keefe Bruyette compared the financial ability of Fifth Third to acquire The Cumberland relative to a selected group of other regional banks, including PNC Bank Corporation, National City Corporation, Huntington Bancshares, Inc., SouthTrust Corporation, Star Banc Corporation, First American Corp, Union Planters Corp and United Bankshares, Inc. as measured by EPS dilution and incremental EPS dilution. The analysis was based on Keefe Bruyette's published 1994 earnings estimates and market price data as of January 9, 1994. Using a range of per share bid prices of $51.00 to $60.00, Keefe Bruyette calculated pro forma EPS dilution. At a bid price of $57.00 per share, Fifth Third incurred the least amount of EPS dilution on a pro forma basis (.25% anti-dilutive) relative to the banks in the group.

Contribution Analysis. Keefe Bruyette analyzed the relative contribution of each of The Cumberland and Fifth Third to certain balance sheet and income statement items, including assets, shareholders' equity and estimated earnings. The contribution analysis showed that by virtue of the Exchange Ratio, The Cumberland would contribute approximately 9% of the combined assets, 7% of the combined shareholders' equity and 5% of the estimated 1994 earnings of the two companies.

Pro forma EPS, Book Value and Dividends per Share. Keefe Bruyette analyzed the pro forma EPS, book value and dividends per share of The Cumberland assuming a range for the Exchange Ratio of 1.0 share to 1.2 shares of Fifth Third Common Stock for each share of Cumberland Common Stock. Based on 1994 EPS estimates of $4.25 and $3.60 for The Cumberland and Fifth Third, respectively, The Cumberland's pro forma 1994 EPS would range from $3.63 to $4.32, reflecting a decrease of 14.6% and an increase of 1.6%, respectively. The pro forma September 30, 1993 book value would range from $19.00 to $22.63, a 41.7% and 30.5% decrease, respectively from the stated book value of $32.57. The Cumberland's pro forma dividends per share would range from $1.08 to $1.30, a 22.7% and 47.3% increase, respectively from The Cumberland's dividend per share of $.88.

Discounted Cash Flow Analysis. Keefe Bruyette estimated the present value of future streams of after-tax cash flows that The Cumberland could produce through 1996. The analysis was based on several assumptions, including a $1.20 dividend per share in 1996, and an earnings per share of $5.08 in 1996. A terminal value was calculated for 1996 by multiplying The Cumberland's projected 1996 earnings by a price/earnings multiple of 10.0 times. This terminal valuation and the annual dividend payments were discounted at 12.0%, producing a present value of $38.79. In addition, Keefe Bruyette constructed a present value sensitivity analysis, using a range of price/earnings multiples of 9.0 times to 14.5 times and a range of discount rates of 10% to 15%. This sensitivity analysis produced a range of present values per share of The Cumberland from $32.56 to $58.07. Keefe Bruyette compared these values to the potential value provided to The Cumberland shareholders in the Merger.

This analysis was based upon varying assumptions concerning earnings growth rates, dividend rates and exit multiples, which assumptions are themselves based upon many factors and assumptions many of which are beyond the control of The Cumberland and Fifth Third. As indicated below, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any security may trade at the present time or any time in the future.

The summary set forth above does not purport to be a complete description of the presentations by Keefe Bruyette to The Cumberland Board of Directors or the analyses performed by Keefe Bruyette. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Keefe Bruyette believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses would create an incomplete view of the processes underlying the analyses set forth in Keefe Bruyette's presentation and opinion. In addition, Keefe Bruyette may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Keefe Bruyette's view of the actual value of The Cumberland or Fifth Third. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

In performing its analyses, Keefe Bruyette made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of The Cumberland and Fifth Third. The analyses performed by Keefe Bruyette are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Keefe Bruyette's analysis of the fairness of the Exchange Ratio and were provided to The Cumberland Board of Directors in connection with the delivery of Keefe Bruyette's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Keefe Bruyette's opinion, along with its presentation to The Cumberland Board of Directors, is just one of many factors taken into consideration by The Cumberland Board of Directors.

The Cumberland paid Keefe Bruyette $50,000 concurrently with the signing of the Affiliation Agreement, and has agreed to pay Keefe Bruyette $50,000 upon the mailing of the Proxy Statement and Prospectus and $400,000 at the closing of the Merger. The Cumberland also has agreed to indemnify Keefe Bruyette against certain liabilities, including liabilities under the federal securities laws, and to reimburse Keefe Bruyette for certain out-of-pocket expenses.

J. C. Bradford & Co.

The Cumberland has also retained the investment banking firm of J.
C. Bradford & Co. ("Bradford") to act as its financial advisor in connection with a possible business combination between The
Cumberland and Fifth Third.

The Cumberland's Board of Directors selected Bradford as its financial advisor because Bradford is a recognized investment banking firm, which, as a part of its investment banking business, engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. [Bradford has delivered a written opinion to The Cumberland Board dated as of the date of this Proxy Statement and Prospectus to the effect that, as of such date, the transaction is fair to the shareholders of The Cumberland from a financial point of view.] Bradford's opinion does not constitute a recommendation to any of The Cumberland's shareholders as to how the shareholder should vote at the Special Meeting.

THE FULL TEXT OF BRADFORD'S OPINION IS ATTACHED AS ANNEX F TO THIS PROXY STATEMENT AND PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX F. THE CUMBERLAND SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BRADFORD IN CONNECTION THEREWITH.

In connection with its opinion, Bradford reviewed, analyzed and relied upon material relating to the financial and operating condition of The Cumberland and Fifth Third, including, among other things, the following: (i) the Affiliation Agreement; (ii) a draft of the Registration Statement; (iii) Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 1993, of The Cumberland and of Fifth Third; (iv) certain interim reports to shareholders and Quarterly Reports of The Cumberland and Fifth Third and certain other communications from The Cumberland and Fifth Third to their respective shareholders;
(v) other financial information concerning the businesses and operations of The Cumberland furnished to Bradford by The Cumberland for the purpose of its analysis, including certain internal financial analyses and forecasts for The Cumberland prepared by senior management of The Cumberland; (vi) certain publicly available information concerning the trading of, and the trading market for, the Common Stock of The Cumberland and Fifth Third; and (vii) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that Bradford considered relevant to its analysis. In addition, Bradford held discussions with senior management of The Cumberland and Fifth Third concerning their past and current operations, financial conditions and prospects, as well as the results of regulatory examinations.

In connection with its review, Bradford did not independently verify any of the foregoing information and Bradford relied on such information being complete and accurate in all material respects. With respect to forecasts for The Cumberland, Bradford assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of The Cumberland's management as to the future performance of The Cumberland. Bradford was not asked to consider and its opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for The Cumberland or the effect of any other transactions in which The Cumberland might engage. For purposes of its analysis, Bradford assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles.

The summary set forth below does not purport to be a complete description of the analyses performed by Bradford. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysts or summary description. Bradford believes that its analyses and the summary set forth below must be considered as a whole in that selecting portions of its analyses could create an incomplete view of the evaluation process underlying the analyses set forth in Bradford's opinion. In performing its analyses, Bradford made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of The Cumberland and Fifth Third. The analyses performed by Bradford are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. The following are some of the financial and comparative analyses which were performed by Bradford in arriving at its opinion as to the fairness of the transaction.

Analysis of the Fifth Third Offer: Bradford reviewed certain historical financial information for The Cumberland and Fifth Third and calculated the imputed value of the Fifth Third offer to holders of Cumberland Common Stock. This analysis showed a value of $57.00 per share of Cumberland Common Stock, the consideration for which is Fifth Third Common Stock based upon as Exchange Ratio of 1.20 and a closing price of the Fifth Third Common Stock on April 5, 1994 of $47.50 per share. Bradford calculated the multiple which a $57.00 purchase price represents, when compared to The Cumberland's December 31, 1993 tangible book value per share of $33.08, its 1993 earnings per share of $3.93 and its 1994 estimated earnings per share of $4.35 (based upon The Cumberland's budget for 1994). The price to tangible book value multiple was 172%, the price to 1993 actual earnings multiple was 14.5 times and the price to 1994 estimated earnings multiple was 13.1 times.

Discounted Cash Flow Analysis: Bradford calculated the present value of estimated future streams of after-tax cash flows of The Cumberland and Fifth Third through 1996. The analysis was based on several assumptions, including earnings per share and dividend forecasts, price/earnings multiples employed in calculating terminal values and discount rates used to arrive at present values. In analyzing The Cumberland, Bradford selected discount rates ranging from 17% to 21%, based upon The Cumberland's cost of capital, which was calculated to be 19.9%. For purposes of calculating terminal values, Bradford used two ranges of price/earnings multiples, reflecting current market multiples and current buyout multiples. The market multiples ranged from 8.0 times to 12.0 times, and the buyout multiples ranged from 13.0 times to 17.0 times. Bradford constructed a present value sensitivity analysis incorporating these ranges of multiples and discount rates. This sensitivity analysis produced a range of present values per share of The Cumberland from $22.78 to $50.97. Bradford compared these values to the $57.00 per share imputed value associated with the Fifth Third offer. In analyzing Fifth Third, Bradford selected discount rates ranging from 11% to 15%, based upon Fifth Third's cost of capital, which was calculated to be 13%. For purpose of calculating terminal values, Bradford used price/earnings multiples consistent with Fifth Third's trading history ranging from 12.0 times to 16.0 times. Bradford constructed a present value sensitivity analysis incorporating these ranges of multiples and discount rates. This sensitivity analysis produced a range of present values per share of Fifth Third of $41.04 to $59.52. Bradford compared these values to Fifth Third's stock price of $47.50 as of April 5, 1994.

This analysis was based upon varying assumptions concerning earnings growth rates, dividend rates and exit multiples. As indicated below, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any security may trade at the present time or any time in the future.

Comparable Company Analysis: Bradford compared the financial performance of The Cumberland based on various financial measures of profitability, capital adequacy and asset quality to that of a peer group of midwestern and southeastern thrift institutions with assets of approximately $1 billion. This group consisted of AmeriFed Financial Corp., Bankers First Corporation, CitFed Bancorp, Inc., First Financial Holdings Inc., First Indiana Corporation, Investors Bank Corp., Mutual Savings Bank, and RS Financial Corp. This analysis showed among other things, that The Cumberland 's return on assets for the year ended December 31, 1993 was 0.85% compared to an average of 0.86% for the group, and its return on equity was 12.80% compared to an average of 12.54% for the group. As of December 31, 1993, The Cumberland's equity to assets ratio was 6.82% compared to an average of 7.46% for the group, and its ratio of nonperforming assets to total assets was 1.34% compared to an average of 1.51% for the group. A value for the Fifth Third offer of $57.00 per share translates into a price/earnings multiple for The Cumberland based on 1994 estimated earnings of 13.10 and a price to tangible book value multiple of
1.72. Based on a $43.50 price on January 10, 1994, the day before the merger announcement, The Cumberland's price/earnings multiple based on 1994 estimated earnings was 10.0 times and the price to tangible book value multiple was 1.31. The price to 1994 estimated earnings multiples and price to tangible book value multiples of the group, as of April 5, 1994, were 9.58 and 1.21, respectively.

Bradford also compared the financial performance of Fifth Third based on various financial measures of profitability, capital adequacy and asset quality to that of a peer group of midwestern bank holding companies with assets ranging from approximately $7.6 billion to $79.9 billion. This group consisted of Banc One Corporation, Firstar Corporation, First of America Bank, Huntington Bancshares, Inc., National City Corporation, NBD Bancorp, PNC Bank Corporation, and Star Banc Corporation. This analysis showed, among other things, that Fifth Third's return on assets for the year ended December 31, 1993 was 1.80% compared to an average of 1.39% for the group, and its return on equity was 18.17% compared to an average of 17.19% for the group. As of December 31, 1993, Fifth Third's equity to assets ratio was 10.01% compared to an average of 8.07% for the group, and its ratio of nonperforming assets to total assets was 0.20% compared to an average of 0.74% for the group. As of April 5, 1994, Fifth Third's price earnings multiple based on 1994 estimated earnings was 12.84 compared to an average of 9.18 for the group and its price to tangible book value multiple was 2.55 compared to an average of 1.83 for the group.

Analysis of Selected Merger Transaction: Bradford reviewed certain financial data related to selected acquisitions of thrifts. Specifically, Bradford examined all announced thrift acquisitions in the Midwest and Southeast since January 1993, and of those transactions, also examined separately those in which the buyer was a commercial bank. In each of the selected transactions, Bradford analyzed premiums to tangible book value, trailing earnings, market prices one month prior to announcement, and market prices three months prior to announcement. An analysis of announced transactions in the Midwest and Southeast since January 1993 involving thrift sellers and either bank or thrift buyers yielded an average premium to tangible book value of 161% (versus 175% associated with the Fifth Third offer), an average multiple of trailing earnings of 13.4 (versus 13.7 associated with the Fifth Third offer), an average stock price premium, one month prior, of 148% (versus 143% associated with the Fifth Third offer), and an average stock price premium, three months prior, of 164% (versus 145% associated with the Fifth Third Offer). An analysis of announced transactions in the Midwest and Southeast since January 1993 involving thrift sellers and bank (but not thrift) buyers yielded an average premium to tangible book value of 154% (versus 175% associated with the Fifth Third offer), an average multiple of trailing earnings of 13.7 (versus 13.7 associated with the Fifth Third offer), an average stock price premium, one month prior, of 144% (versus 143% associated with the Fifth Third offer), and an average stock price premium, three months prior, of 165% (versus 145% associated with the Fifth Third offer).

No company or transaction used as a comparison in the above analysis is identical to The Cumberland, Fifth Third, or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

Relative Stock Price and Volume Analysis: Bradford examined the trading history of the Cumberland Common Stock for the period from January 1, 1990 to the January 11, 1994 merger announcement and from January 1, 1993 to the January 11, 1994 merger announcement. Bradford examined the trading history of Fifth Third Common Stock from January 1, 1990 to April 5, 1994 and from January 1, 1993 to April 5, 1994. Bradford also compared, over similar time periods, the trading history of The Cumberland and Fifth Third Common Stock to a NASDAQ Bank Index and the S&P 500 Index. Among other things, this analysis showed that the price performances of Cumberland Common Stock and Fifth Third Common Stock over the period from January 1990 through June 1993 were relatively comparable and that the market price of Cumberland Common Stock substantially outperformed the market price of Fifth Third Common Stock from July 1993 through January 1994. Bradford also examined the volume of shares traded at various price levels in the Common Stock of The Cumberland and Fifth Third, in order to compare the proposed purchase price of The Cumberland and the current price of Fifth Third to the historical trading patterns of each stock.

Pursuant to an engagement letter dated December 22, 1993, The Cumberland agreed to pay Bradford a cash fee of $150,000, with $25,000 being payable upon the execution of the engagement letter, $50,000 at the time Bradford notifies the Board of Directors that it is prepared to render the requested opinion and $75,000 upon consummation of the transaction. The Cumberland has also agreed to reimburse Bradford for its out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Bradford against certain liabilities arising out of or in connection with the services rendered by Bradford under the agreement.

Bradford has provided investment banking services for The
Cumberland in the past and has been compensated for such services.

Effects of Merger

Upon consummation of the Merger, The Cumberland will merge with and into Fifth Third and The Cumberland will cease to exist as a separate entity. Prior to the merger, Fifth Third will: (i) create a subsidiary bank holding company incorporated in Kentucky and located in Louisville, Kentucky and named Fifth Third Kentucky Bank Holding Company ("Kentucky BHC"); and (ii) transfer ownership (through a contribution of capital) of its wholly owned subsidiary, Fifth Third Bank of Central Kentucky, Inc., a Kentucky-chartered, non-member bank headquartered in Lexington, Fayette County, Kentucky ("Fifth Third Central"), to Kentucky BHC. Simultaneously with the Merger, Fifth Third plans to transfer ownership through a contribution of capital of The Cumberland F.S.B. from Fifth Third to Kentucky BHC.

Fifth Third wishes to also consummate the transactions described in this paragraph (the "Related Transactions") simultaneously with the Merger. The Affiliation Agreement and Merger Agreement, however, do not require this timing and state that the Related Transactions are independent of the Merger. Consequently, the regulatory approval and consummation of the Merger are not contingent on the regulatory approval and consummation of the Related Transactions. The Merger will be consummated whether or not the Related Transactions are so approved and consummated. In the Related Transactions Fifth Third plans to: (i) have Fifth Third Central become a member of the Federal Reserve System ("Fed Membership") and then purchase for fair value the majority of the assets by assuming an equal amount of the liabilities (the "P&A") of The Cumberland F.S.B. (except certain assets and liabilities which will remain those of The Fifth Third Savings Bank of Western Kentucky, F.S.B. (described below)); (ii) move Fifth Third Central's main office to Louisville, Jefferson County, Kentucky; (iii) have The Cumberland F.S.B. distribute capital of approximately $40 million to Fifth Third -- Fifth Third will contribute such capital to Fifth Third Central; (iv) move The Cumberland F.S.B.'s main office to the current location of its Mayfield, Graves County, Kentucky branch; (v) change the name of Fifth Third Central to Fifth Third Bank of Kentucky, Inc. and that of The Cumberland F.S.B. to The Fifth Third Savings Bank of Western Kentucky, F.S.B. ("Savings Bank") and (vi) have Fifth Third Central become a member of the Federal Home Loan Bank (the "FHLB") and have Savings Bank continue to be a member of such bank.

The Board of Directors of Fifth Third after the Merger is consummated will consist of all of the members of Fifth Third's Board of Directors, each of whom will continue to serve as directors for the term for which such directors were elected, subject to the Regulations of Fifth Third and in accordance with law. In addition, Fifth Third shall take such actions as are necessary to add Mr. Hale to the Board of Fifth Third as promptly after the Effective Date as possible. The officers of Fifth Third after the Merger is consummated will be those officers of Fifth Third who are in office at the Effective Time, subject to the Regulations of Fifth Third and in accordance with law. Finally, each current member of the Board of Directors of The Cumberland who is not an employee of The Cumberland or The Cumberland F.S.B. will become a member of the Board of Directors of Kentucky B.H.C.

Stock Option Agreement

Concurrently with the Merger Agreement and Affiliation Agreement (collectively, the "Merger Agreements"), Fifth Third and The Cumberland entered into a Stock Option Agreement (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement, The Cumberland has granted to Fifth Third an irrevocable option (the "Option") to purchase 479,585 shares of Cumberland Common Stock (the "Option Shares"), which amount is equal to 19.9% of the number of shares of Cumberland Common Stock issued and outstanding. The option price is $47.00 per share, or in the event The Cumberland issues or agrees to issue any shares of Cumberland Common Stock (other than as permitted under the Merger Agreement and Affiliation Agreement) at a price less than $47.00 per share (as adjusted for changes in capitalization of The Cumberland), the exercise price for the Option shall be equal to such lesser price. Fifth Third may exercise the Option, in whole or in part, only if both an Initial Triggering Event (as defined) and a Purchase Event (as defined) shall have occurred prior to termination.

An "Initial Triggering Event" means: (i) any person (other than The Cumberland, any subsidiary of The Cumberland, Fifth Third or any affiliate of Fifth Third) shall have commenced a bona fide tender or exchange offer to purchase shares of Cumberland Common Stock such that upon consummation of such offer such person would own or control 30% or more of the outstanding shares of Cumberland Common Stock; (ii) The Cumberland or any subsidiary of The Cumberland, (1) without having received Fifth Third's prior written consent, shall have entered into an agreement with any person to, or (2) any person other than in connection with a transaction to which Fifth Third has given its prior written consent, shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to, (x) merge or consolidate, or enter into any similar transaction, with The Cumberland or any subsidiary of The Cumberland, (y) purchase, lease or otherwise acquire all or substantially all of the assets of The Cumberland or any subsidiary of The Cumberland or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 30% or more of the voting power of The Cumberland or any subsidiary of The Cumberland; (iii) any person (other than The Cumberland or Fifth Third or their subsidiaries or affiliates) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 30% or more of the outstanding shares of Cumberland Common Stock (the term "beneficial ownership" for purposes of the Stock Option Agreement has the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder); (iv) any person (other than The Cumberland or any subsidiary of The Cumberland) shall have made a bona fide proposal to The Cumberland by public announcement or written communication that is or becomes the subject of public disclosure to (x) acquire The Cumberland or any subsidiary of The Cumberland by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (y) make an offer described in clause (i) above; or
(v) The Cumberland shall have willfully breached any covenant contained in the Merger Agreements which breach would entitle Fifth Third to terminate the Merger Agreements and such breach shall not have been cured prior to the Fifth Third sending notice of exercise of the Option (the "Notice Date").

The term "Purchase Event" means the time: (i) any person (other than Fifth Third or any Fifth Third subsidiary or affiliate) acquires beneficial ownership of 30% or more of the then outstanding shares of Cumberland Common Stock, or (ii) The Cumberland enters into an agreement with another person (other than Fifth Third or any Fifth Third subsidiary) pursuant to which such person is entitled to acquire 30% or more of the then-outstanding shares of Cumberland Common Stock.

Subject to other terms of the Stock Option Agreement, Fifth Third may exercise the Option within 60 days of the Purchase Event and a closing will be held not earlier than five business days nor later than 60 business days from the Notice Date, or if prior notification to or approval of any federal or state regulatory agency is required, then a closing will be held not less than five business days nor later than 60 business days from the date any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

The Stock Option Agreement further provides The Cumberland will, at all times required under that agreement, have reserved for issuance upon exercise of the Option, 479,585 Option shares of Cumberland Common Stock or such greater number of shares as may be necessary to meet the terms of the Stock Option Agreement. In the event of any change in the number of issued and outstanding shares of Cumberland Common Stock for any reason whatsoever, including by reason of any stock dividend, stock split, split-up, merger, recapitalization, combination, conversion, exchange of securities or the like, other than the transactions contemplated by the Stock Option Agreement, the number and kind of Option Shares and the purchase price per Option Share shall be appropriately adjusted to restore to Fifth Third its rights under the Stock Option Agreement.

 Provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect
(i) on the Effective Time of the Merger or (ii) upon termination of the Merger Agreements in accordance with the provisions thereof (other than a termination resulting from a willful breach by The Cumberland of any covenant contained therein or, if an Initial Triggering Event has occurred, failure of The Cumberland's shareholders to approve the Merger Agreements by the vote required under applicable law), or (iii) six months after termination of the Merger Agreements due to a willful breach by The Cumberland of any covenant contained therein or, if an Initial Triggering Event has occurred, failure of The Cumberland's shareholders to approve the Merger Agreements by the vote required under applicable law; and provided further that any such exercise shall be subject to compliance with applicable provisions of law or (iv) Fifth Third or The Cumberland receiving written notice from the Board of Governors of the Federal Reserve System or its staff to the effect that the exercise of the Option pursuant to the terms of the Stock Option Agreement is not consistent with Section 3 of the Bank Holding Company Act of 1956, as amended, or (v) Fifth Third or The Cumberland receiving written notice from the Office of Thrift Supervision or its staff to the effect that the exercise of the Option pursuant to the terms of the Stock Option Agreement is not consistent with the Savings and Loan Holding Company Act and regulations promulgated thereunder. This summary of the Stock Option Agreement is qualified in its entirety by reference to the text of such Agreement, which is attached to this Proxy Statement and Prospectus as Annex D.

Transactions With Affiliated Persons

Pursuant to the Affiliation Agreement, Fifth Third may request that The Cumberland and The Cumberland F.S.B. enter into an agreement with Midwest Payment Systems, Inc., a subsidiary of The Fifth Third Bank ("MPS") to convert all of its electronic funds transfer ("EFT") related services to MPS and the Jeanie (Registered) system. Any agreement for such services will provide that MPS will be the exclusive provider of EFT-related services to The Cumberland and The Cumberland F.S.B. for a period of five years. Fifth Third has agreed that it will pay all of the costs of either The Cumberland's or The Cumberland F.S.B.'s conversion to EFT or the Jeanie (Registered) system (including, without limitation, the cost of all card reissue, signage and penalties relating to terminating its current EFT relationships). Fifth Third has further agreed that the costs and fees to The Cumberland and The Cumberland F.S.B. for the operation of the Jeanie (Registered) system will not exceed those charged by its current EFT service provider, subject to any increases in such costs and fees which would otherwise be permitted under their current EFT service agreements.

CAPITAL REQUIREMENTS

The Federal Reserve Board, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation issued new guidelines to implement risk-based capital requirements for state member banks and bank holding companies in the first quarter of 1989. The guidelines established a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets.

The guidelines provided for phasing in risk-based capital standards through the end of 1992, at which time the standards became fully effective. At that time, banking organizations were required to have capital equivalent to 8 percent of assets, weighted by risk. Banking organizations must have at least 4 percent Tier 1 capital, which consists of core capital elements including common shareholder's equity, retained earnings, and perpetual preferred stock, to weighted risk assets. The other half of required capital (Tier 2), can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt, and loan loss reserves up to certain limits.

Under Federal Reserve Board policy, the holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when, absent such Board policy, the holding company may not find itself able to provide it.

Fifth Third, and each of its subsidiary banks, is in compliance with both the current leverage ratios and the final risk-based capital standards. As of December 31, 1993, Fifth Third had a leverage ratio of 9.85%, the Tier 1 Risk-based capital ratio was 11.41% and the total Risk-based capital ratio was 13.82%.

RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES

No restrictions on the sale, pledge, transfer or other disposition of the shares of Fifth Third Common Stock issued pursuant to the Merger will be imposed solely as a result of the Merger, other than restrictions on the transfer of such shares issued to any of The Cumberland shareholders who may be deemed to be an "affiliate" of Fifth Third or The Cumberland for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended. Directors, executive officers, or holders of 10% or more of the outstanding shares of Cumberland Common Stock may be deemed to be affiliates of The Cumberland for purposes of Rule 145. Affiliates may not sell, pledge, transfer or otherwise dispose of the shares of Fifth Third Common Stock issued to them in exchange for their shares of The Cumberland Common Stock, unless the requirements of Rule 145(d) are satisfied or the sale, pledge, transfer, or disposition is otherwise in compliance with the Securities Act of 1933 and the rules and regulations promulgated thereunder. Generally, under Rule 145(d) an affiliate of The Cumberland will be permitted to sell, pledge, transfer, or otherwise dispose of his or her shares of Fifth Third Common Stock received pursuant to the Merger if one of the following is satisfied:

(1)The shares are sold in "brokers' transactions" or in transactions directly with a "market maker," the affiliate does not solicit or arrange for the solicitation of purchase orders or make any payments in connection with the sale to anyone other than the broker or market maker, and the number of shares sold, together with all other sales of Fifth Third Common Stock by such affiliate within the preceding three months, does not exceed one percent of the outstanding shares of Fifth Third Common Stock; or

(2)The affiliate is not an affiliate of Fifth Third and has been the beneficial owner of the Fifth Third Common Stock for at least two years, and there is publicly available certain information regarding Fifth Third.

In addition, shares of Fifth Third Common Stock issued to affiliates in the Merger may not be sold, pledged, transferred or otherwise disposed of until such time as financial results covering at least 30 days of combined operations of Fifth Third and The Cumberland have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies.

Share certificates for Fifth Third Common Stock issued to affiliates of The Cumberland will bear a legend as follows:

The shares of stock evidenced by this certificate are subject to restrictions on transfer and may only be transferred after the Issuer has received an opinion from its counsel that the transfer will be in compliance with the requirements of Rule 145(d) promulgated under the Securities Act of 1933. The Issuer will mail a copy of Rule 145(d) to the shareholder without charge within five
(5) days after written request therefor.

As this is a general statement of the restrictions on the disposition of the shares of Fifth Third Common Stock to be issued in the Merger, those shareholders of The Cumberland who may be affiliates of The Cumberland should confer with legal counsel with respect to the resale restrictions.

FIFTH THIRD BANCORP

Description of Business

 Fifth Third is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Fifth Third, with its principal office located in Cincinnati, is a multi-bank holding company that owns all of the outstanding stock of five commercial banks with 243 offices in 30 counties in Ohio. Fifth Third owns all of the outstanding capital stock of two commercial banks with 24 offices in five counties in Kentucky. Fifth Third also owns all the outstanding capital stock of two commercial banks which maintain 21 offices in six counties in Indiana.

Fifth Third is also a unitary savings and loan holding company. As such, Fifth Third is registered with and subject to regulation by the Office of Thrift Supervision ("OTS"). Fifth Third owns all of the outstanding stock of one federally-chartered savings bank with one office in Naples, Florida.

Effective as of September 9, 1992, Fifth Third completed its purchase of First Federal Savings and Loan Association of Lima, Ohio. As a result of this transaction, The Fifth Third Bank of Western Ohio, N.A., a wholly-owned subsidiary of Fifth Third was merged with First Federal Savings and Loan Association of Lima. The six former offices of First Federal Savings and Loan Association of Lima were retained and are being operated as full-service banking centers of The Fifth Third Bank of Western Ohio.

Effective as of January 22, 1993, Fifth Third completed the purchase of certain assets and the assumption of certain liabilities in connection with three branch offices of Home Savings of America, FSB ("Home Savings"). Three of Fifth Third's subsidiary banks, The Fifth Third Bank, Cincinnati, The Fifth Third Bank of Southern Ohio, and The Fifth Third Bank of Northwestern Ohio, N.A., each purchased the assets and assumed the liabilities associated with one of the purchased Home Savings branches. Upon consummation of this transaction each of the three Home Savings branches is being operated by one of the three Fifth Third subsidiaries set forth above. The total amount assumed by Fifth Third's subsidiaries was $53.5 million in deposits.

Effective as of February 26, 1993, Fifth Third completed the purchase of certain assets and the assumption of certain liabilities in connection with six branch offices of The First National Bank, Dayton, Ohio. As a result of this transaction The Fifth Third Bank, Cincinnati, Ohio, a wholly-owned subsidiary of Fifth Third assumed $106.4 million in deposits. Upon consummation of the purchase and assumption, The Fifth Third Bank retained four of the former offices of The First National Bank as branches of The Fifth Third Bank while closing two former offices acquired from The First National Bank.

On September 24, 1993, Fifth Third terminated its agreement to acquire Shelby County Bancorp, Shelbyville, Indiana, and its thrift subsidiary, Shelby County Savings Bank, because of certain environmental issues that were raised in connection with the St.
Paul, Indiana branch office of Shelby County Savings Bank.

On October 15, 1993, Fifth Third acquired five branches of World Savings and Loan Association ("World Savings") through two of its subsidiary banks. The Fifth Third Bank of Western Ohio acquired three branches of World Savings while The Fifth Third Bank of Northwestern Ohio acquired two branches. The total amount assumed by Fifth Third's subsidiaries was approximately $131 million in deposits.

On December 23, 1993, Fifth Third completed the purchase of The TriState Bancorp, Cincinnati, Ohio, and its thrift subsidiary, First Financial Savings Association, F.A. As a result of this transaction, The Fifth Third Bank, Cincinnati, Ohio, a wholly owned subsidiary of Fifth Third, was merged with First Financial Savings Association, F.A. The six former offices of First Financial Savings Association, F.A. were retained and are being operated as full-service banking centers of The Fifth Third Bank.

On December 6, 1993 Fifth Third entered into an Affiliation Agreement with The National Bancorp of Kentucky, Inc. Fifth Third anticipates that through this Affiliation Agreement The National Bancorp of Kentucky, Inc. will be merged into Fifth Third and that The National Bancorp of Kentucky, Inc.'s wholly owned subsidiaries, The First National Bank of Falmouth, Falmouth, Kentucky ("FNB") and The National Bank of Cynthiana, Cynthiana, Kentucky ("NBC") will become wholly owned subsidiaries of Fifth Third. Simultaneously with the merger, FNB will be merged with and into Fifth Third Bank of Northern Kentucky, Inc. and NBC will merged with and into Fifth Third Bank of Central Kentucky, Inc. The total amount assumed by Fifth Third's subsidiaries will be approximately $83.8 million in deposits. It its anticipated that this transaction will close in the second quarter of 1994.

On January 11, 1994, Fifth Third, through three of its affiliate banks, entered into a Purchase of Assets and Liability Assumption Agreement with Citizens Federal Bank, a Federal Savings Bank, Miami, Florida ("Citizens"), whereby the three affiliates will acquire all of the assets and assume all of the liabilities of eight branches of Citizens. Seven of the eight branches will be operated as full-service banking centers and one branch will be closed. Fifth Third anticipates that this acquisition will be consummated during the second quarter of 1994.

At December 31, 1993, Fifth Third, its affiliated banks and other subsidiaries had consolidated total assets of $12.0 billion, consolidated total deposits of $8.6 billion and consolidated total stockholders' equity of $1.2 billion.

Fifth Third, through its subsidiaries, engages primarily in commercial, retail and trust banking, investment services and leasing activities and also provides credit life, accident and health insurance, discount brokerage services and property management for its properties. Fifth Third's affiliates provide a full range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leasing. Each of the banking affiliates has deposit insurance provided by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund ("BIF") and the savings bank affiliate has deposit insurance provided by the FDIC through the Savings Association Insurance Fund ("SAIF").

Fifth Third, through its banking subsidiaries, operates for itself and other financial institutions a proprietary automated teller machine (ATM) network, Jeanie (Registered). The Jeanie (Registered) system participates in a shared ATM network called "Money Station", which includes several Ohio bank holding companies and over 1,000 ATM's. The "Money Station" network participates in another shared ATM network called "PLUS System", which is a nationwide network with over 17,000 participating ATM's. The Fifth Third Bank through its wholly-owned subsidiary, MPS, also provides electronic switch services for several regional banks and bank holding companies in Ohio, Kentucky and Illinois.

Fifth Third is a corporate entity legally separate and distinct from the affiliates. The principal source of Fifth Third's income is dividends from its affiliates. There are certain regulatory restrictions as to the extent to which the affiliates can pay dividends or otherwise supply funds to Fifth Third. See "DESCRIPTION OF CAPITAL STOCK."


Bank Holding Companies In General

Bank holding companies and banks are extensively regulated under both federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions.

As a bank holding company, Fifth Third is registered with and subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act.

The Federal Reserve Board may also make examinations of a holding company and each of its subsidiaries. The Bank Holding Company Act requires each bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank if, after such acquisition, it would own or control directly or indirectly, more than 5% of the voting shares of such bank.

The Bank Holding Company Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

The operations of the subsidiary banks of Fifth Third are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these banking subsidiaries.

National banks are subject to the supervision of and are regularly examined by the Comptroller of the Currency. In addition, national banks may be members of the Federal Reserve System and their deposits are insured by the Federal Deposit Insurance Corporation and, as such, may be subject to regulation and examination by each agency. State chartered banking corporations are subject to federal and state regulation of their business and activities, including, in the case of banks chartered in Ohio, by the Ohio Division of Banks and in the case of banks chartered in Kentucky, by the Kentucky Department of Financial Institutions.

THE CUMBERLAND FEDERAL BANCORPORATION, INC.

Description of Business

The Cumberland is a Kentucky corporation organized in 1988 for the purpose of becoming the holding company for The Cumberland F.S.B. The Cumberland is a registered, unitary savings and loan holding company under the National Housing Act, as amended by the Savings and Loan Holding Company Act of 1968. In 1987, The Cumberland F.S.B. converted from a mutual savings loan and association to a stock savings bank.

The Cumberland F.S.B. conducts business from its headquarters in Louisville, Kentucky and 44 other offices located in 14 counties throughout Kentucky. The Cumberland F.S.B. is primarily engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to originate loans secured by first mortgage liens on residential real estate and, to a lesser extent, on commercial real estate. The Cumberland F.S.B. also makes construction, consumer and commercial business loans, and invests in mortgage-backed securities and other investments. The operations of The Cumberland F.S.B. are significantly influenced by general economic conditions, by monetary and fiscal policies of the federal government and by policies of regulatory authorities.

At December 31, 1993, The Cumberland had total consolidated assets of $1.2 billion, total deposits of $846.6 million and total stockholders' equity of $79.8 million.

The principal source of The Cumberland's income is dividends from The Cumberland F.S.B. There are certain regulatory restrictions as to the extent to which The Cumberland F.S.B. can pay dividends or otherwise supply funds to The Cumberland. See "DESCRIPTION OF CAPITAL STOCK."

Regulation

On August 9, 1989, FIRREA was enacted into law. FIRREA substantially changed the regulatory structure and oversight for all savings associations, including The Cumberland F.S.B., and their holding companies. Prior to FIRREA, The Cumberland F.S.B. was chartered and regulated by the Federal Home Loan Bank Board (the "FHLBB"), and its deposits were insured by the Federal Savings and Loan Insurance Corporation (the "FSLIC"). The FHLBB was abolished by FIRREA and its regulatory authority was transferred to the Director of the OTS (the "Director"). In addition, the FSLIC was abolished and its functions transferred to the FDIC. The FDIC now administers two separate insurance funds, which are not commingled: one primarily for federally insured banks and one primarily for federally insured savings associations. The fund for banks is called the "Bank Insurance Fund" ("BIF"), and the fund for savings associations is called the "Savings Association Insurance Fund" ("SAIF"). As the federal insurer of savings associations, the FDIC determines whether to grant insurance to newly-chartered savings associations, has authority to prohibit unsafe or unsound activities and has enforcement powers over savings associations (usually in conjunction with the OTS or on its own if the OTS does not undertake enforcement action). The FDIC also has the authority to examine insured savings associations.

The Cumberland F.S.B., as a federally chartered stock savings association, is a member of the Federal Home Loan Bank ("FHLB") System and its deposits are insured by SAIF, which is administered by the FDIC. The Cumberland F.S.B. is subject to extensive regulation by the OTS. Examinations of The Cumberland F.S.B. are now conducted by the OTS which has, in conjunction with the FDIC in certain situations, enforcement powers. In addition, federal savings associations must file reports with various governmental agencies, and may not enter into certain transactions unless certain regulatory tests are met or governmental approval is obtained. This supervision and regulation is intended primarily for the protection of depositors and federal deposit insurance funds. The Cumberland F.S.B. is also subject to certain reserve requirements under regulations of the Federal Reserve Board.

Pursuant to FIRREA, the OTS has adopted a regulation establishing a schedule for the assessment of fees upon all savings associations to fund the operations of the OTS. The regulation also contains a schedule establishing fees for the various types of applications and filings made by savings associations with the OTS. The general assessment, to be paid on a semiannual basis, is based upon the savings association's total assets, including consolidated subsidiaries, as reported in a recent quarterly thrift financial report. Effective January 1, 1993, the assessment rate ranged from .0172761% of assets for associations with $67 million in assets or less to .0045864% for associations with assets in excess of $35 billion.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became effective December 19, 1991. Among other things, FDICIA requires that on-site examinations of The Cumberland F.S.B. by the OTS occur at least once every 18 months (unless the FDIC has conducted a full-scope examination during the period in question) and, after 1993, under certain limited circumstances, once every 12 months. FDICIA also authorizes the FDIC to assess insured institutions for the cost of FDIC examinations and requires the OTS to assess federal associations for the costs of its examinations.

FDICIA also requires the OTS and the other federal banking regulators to prescribe new standards relating to (a) internal controls, information systems and internal audit systems; (b) loan documentation; (c) credit underwriting; (d) asset growth; (e) interest rate exposure; and (f) compensation, fees, and benefits. The compensation standards must prohibit as an unsafe and unsound practice any employment contract, compensation or benefit agreement, fee arrangement, perquisite, stock option plan, post-employment benefit or other compensatory arrangement that would provide any executive officer, employee, director or principal shareholder with excessive compensation, fees or benefits or that could lead to material financial loss to the institution, although such standards generally do not apply to well capitalized institutions. The OTS is also charged by FDICIA with prescribing standards for federally insured savings associations and their holding companies specifying (a) a maximum ratio of classified assets to capital; (b) minimum earnings sufficient to absorb losses without impairing capital; and (c) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of the association or its holding company. Such standards went into effect in December, 1993. The OTS, along with the other banking agencies with respect to similar standards they must establish, have sought comments from the industry on the substance of such standards. The impact of these standards on the operations of The Cumberland and The Cumberland F.S.B. cannot be ascertained until the final standards are issued. In addition, legislation was recently adopted which limits the compensation standards to situations involving safety or soundness concerns or enforcement proceedings.

FDICIA also required the OTS and other federal banking agencies to develop jointly a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in financial statements or reports required to be filed with the federal banking agencies.

FDICIA also included the Truth in Savings Act, which requires the Federal Reserve Board to establish regulations providing for clear and uniform disclosure of the rates, fees and terms of deposit accounts. The Federal Reserve Board has adopted regulations, which became effective June 21, 1993, requiring a specific disclosure before an account is opened, in regularly provided statements and in advertisements, announcements and solicitations initiated by a depository institution. The regulations prescribe detailed disclosure of deposit account yield information, minimum balance requirements and fee impact on the yield. The regulations also establish certain recordkeeping requirements.

In addition, within 18 months following the enactment of FDICIA, the OTS and other federal banking agencies were required to revise their risk-based capital standards to take adequate account of interest-rate risk, concentration of credit risk, and the risks of nontraditional activities, and to reflect the actual performance and expected risk of multifamily mortgages.


ADDITIONAL SUPERVISION AND REGULATION

Acquisitions of Savings Associations By Holding Companies

Section 4(i) of the Bank Holding Company Act (the "BHCA") authorizes the Federal Reserve Board to approve the application of a bank holding company to acquire any savings association under
Section 4(c)(8) of the BHCA. In approving such an application, the Federal Reserve Board is precluded from imposing any restrictions on transactions between the bank holding company and the acquired savings association, except as required by Section 23A or 23B of the Federal Reserve Act or any other applicable law.

Prior to August, 1994, Section 5(d) of the Federal Deposit Insurance Act generally prohibits any "conversion transaction" resulting in the transfer of deposit liabilities from SAIF to BIF or vice versa, including (a) the change of status of an insured depository institution from one fund to the other; (b) the merger of a BIF member with a SAIF member; (c) the assumption of any liability by a member of one fund to pay any deposits of a member of the other fund; and (d) the transfer of assets in consideration for the assumption of any portion of the deposits of a member of one fund by a member of the other fund. There are a number of exceptions to this moratorium, including the merger, consolidation or transfer of a savings association subsidiary of a bank holding company with and into any subsidiary bank which is a BIF member, provided that certain conditions are met and that the merged entity continues to make payment of SAIF assessments on the portion of liabilities attributable to the merged savings association. This exception to the moratorium is commonly referred to as an "Oakar transaction" after the sponsor of the amendment that added the provision to the FIRREA.

In connection with the Merger, Fifth Third anticipates the contribution of the stock of The Cumberland F.S.B. to Kentucky BHC, a wholly owned banking subsidiary of Fifth Third with its main office located in Louisville, Kentucky, in compliance with the laws and regulations of the Federal Reserve System.

Securities Exchange Act of 1934

Fifth Third and The Cumberland are each subject to the provisions of the Securities Exchange Act of 1934 ("Exchange Act") regarding the filing of periodic reports, the solicitation of proxies, the disclosure of beneficial ownership of certain securities, short swing profits and the conduct of tender offers. Such provisions of the Exchange Act, as applied to bank and thrift holding companies such as The Cumberland and Fifth Third, are administered by the Securities and Exchange Commission.

Dividends

For information regarding restrictions on the payment of dividends see "Description of Capital Stock - Dividends."

EFFECT OF GOVERNMENTAL POLICIES

The earnings of both The Cumberland's and Fifth Third's subsidiaries are affected not only by domestic and foreign economic conditions, but also by the monetary and fiscal policies of the United States and its agencies (particularly the Federal Reserve Board), foreign governments and other official agencies. The Federal Reserve Board can and does implement national monetary policy, such as the curbing of inflation and combating of recession, by its open market operations in United States Government securities, control of the discount rate applicable to borrowings and the establishment of reserve requirements against deposits and certain liabilities of depository institutions. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary and fiscal policies are not predictable.

From time to time various proposals are made in the United States Congress and in state legislatures and before various regulatory authorities which would alter the powers or the existing regulatory framework for banks, bank holding companies, savings banks and other financial institutions. It is impossible to predict whether any of the proposals will be adopted and the impact, if any, of such adoption on the business of The Cumberland or of Fifth Third and the subsidiaries of each.

DESCRIPTION OF CAPITAL STOCK

Fifth Third is authorized to issue 100,000,000 shares of its Common Stock, no par value, and 500,000 shares of preferred stock, no par value ("Fifth Third Preferred Stock"). As of December 31, 1993, Fifth Third had outstanding 61,402,257 shares of Common Stock and no shares of Fifth Third Preferred Stock. Pursuant to Article Fourth of Fifth Third's Seconded Amended Articles of Incorporation, as amended, the Board of Directors of Fifth Third may, without further action of the shareholders, (a) divide into one or more new series the authorized shares of Fifth Third Preferred Stock which have not previously been designated, (b) fix the number of shares constituting any such new series and (c) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences. Except as otherwise provided by law, holders of any series of Fifth Third Preferred Stock shall not be entitled to vote on any matter.

The Cumberland is authorized to issue 12,000,000 shares of Cumberland Common Stock, $1.00 par value, of which [2,412,853] shares were issued and outstanding and options to purchase a total of 197,565 shares were outstanding as of __________________. In addition, The Cumberland also is authorized to issue 5,000,000 shares of serial preferred stock, $1.00 par value ("Cumberland Preferred Stock"), none of which are outstanding. The Board of Directors of The Cumberland may, without further action of the shareholders, (a) divide into one or more new series the authorized shares of Cumberland Preferred Stock which have not previously been designated, (b) fix the number of shares constituting any such new series and (c) fix the dividend rates, redemption rights (including sinking fund provisions), liquidation preferences, conversion rights, and voting rights.

Set forth below is a description of Fifth Third Common Stock and Cumberland Common Stock. This description and analysis are brief summaries of relevant provisions of the Articles of Incorporation of Fifth Third and The Cumberland and are qualified in their entirety by reference to such documents and the parties' Codes of Regulations and bylaws.

Voting Rights

Holders of both Fifth Third Common Stock and Cumberland Common
Stock are entitled to one vote per share on all matters submitted to a vote of shareholders except that Kentucky law requires cumulative voting in the election of directors of The Cumberland as discussed below.

The Code of Regulations and Bylaws of Fifth Third and The Cumberland respectively provide for the division of their respective Boards of Directors into three classes of approximately equal size, provided that The Cumberland's Bylaws state that if the Board of Directors consists of less than nine members, then the Board of Directors shall not be divided into classes. There are currently only eight directors serving on The Cumberland Board of Directors, and therefore once the terms of The Cumberland's current Directors expires, The Cumberland Board of Directors will no longer be classified and all directors will be elected annually.
Directors of a classified Board of Directors are generally elected for three-year terms, and the terms of office of approximately one-third of the members of the classified Board of Directors of Fifth Third expire each year. This classification of Fifth Third's Board may make it more difficult for a shareholder to acquire control of Fifth Third and remove management by means of a hostile takeover.

The holders of Fifth Third Common Stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, cumulative voting in the election of directors of a corporation will be permitted if (i) written notice is given by any shareholder of such corporation to the President, Vice President or the Secretary of such corporation not less than 48 hours before the time fixed for holding the meeting at which directors are to be elected that such shareholder desires that voting for the election of directors be cumulative and (ii) announcement of the giving of such notice is made upon the convening of the meeting by the meeting chairman or secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder will be entitled to cumulate such voting power as he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute such votes on the same principle among two or more candidates, as each shareholder sees fit. Shareholders of The Cumberland also have the right to vote cumulatively in the election of directors as provided by the Kentucky Business Corporation Act.

Fifth Third is only authorized to effect a merger, consolidation or sale of assets not in the regular course of business, to dissolve, or amend its Articles of Incorporation pursuant to authority given by persons holding two-thirds of its respective capital stock. The Cumberland's Articles of Incorporation do not contain any similar provision. The Kentucky Business Corporation Act generally requires the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote to approve a merger, share exchange or sale, lease, exchange or other disposition of all or substantially all of The Cumberland's assets other than in the ordinary course of business, or to amend The Cumberland's Articles of Incorporation.

Dividends

Holders of Fifth Third and Cumberland Common Stock are each entitled to dividends as and when declared by the respective Board of Directors of each institution out of funds legally available for the payment of dividends.

Most of the revenues of Fifth Third and The Cumberland available for payment of dividends derive from amounts paid to each such corporation by its respective subsidiaries. Under applicable banking law, the total of all dividends declared in any calendar year by a national bank or a state-chartered bank may not, without the approval of the Comptroller of the Currency, Board of Governors of the Federal Reserve System, or the Federal Deposit Insurance Corporation, as the case may be, exceed the aggregate of such bank's net profits (as defined) and retained net profits for the preceding two years. Under the law applicable to federally-chartered savings associations, the amount of dividends which a savings association may make without the approval of the OTS depends upon the amount of capital possessed by such savings association. Savings associations, which have capital immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend that is equal to or greater than the amount of their fully phased-in capital requirements, are authorized to pay dividends during a calendar year up to one hundred percent of their net income during the calendar year plus the amount that would reduce by one-half their surplus capital. Some associations that have capital immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend that is equal to or in excess of their minimum capital requirement, but less than their fully phased-in capital requirements, may pay dividends equal to 75% of net income during the most recent four quarters (minus dividends previously paid over that period). Savings associations, which have capital immediately prior to, or on a pro forma basis after giving effect to, a proposed dividend that is less than the amount of their minimum capital requirements, are not authorized to pay any dividend unless such associations receive prior approval from the OTS or unless such associations are operating in compliance with an OTS approved capital plan and the dividend payment is consistent with such capital plan.

The affiliates of Fifth Third include both state and nationally chartered banks and one federally chartered savings bank. Under the applicable regulatory limitations, during the year 1994, the affiliates of Fifth Third could declare aggregate dividends limited to their 1994 eligible net profits and $154,963,000, the retained 1993 and 1992 net income, without the approval of their respective regulators. The Comptroller of the Currency, banking authorities of the States of Ohio, Indiana and Kentucky, and the Office of Thrift Supervision, the principal regulators of such affiliates, have the statutory authority to prohibit a depository institution under their supervision from engaging in what, in their opinion, constitutes an unsafe or unsound practice in conducting its banking or savings association business. The payment of dividends could, depending upon the financial condition of affiliates, be deemed to constitute such an unsafe or unsound practice. No affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from practice. The Federal Reserve Board has similar authority with respect to bank holding companies, and the OTS has similar authority with respect to savings and loan holding companies. In addition, the Federal Reserve Board, the Comptroller and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company, savings association or savings and loan holding company under their jurisdiction. Compliance with the standards set forth in such guidelines could limit the amount of dividends which Fifth Third and The Cumberland and their respective affiliates may pay.

Preemptive Rights

The Articles of Incorporation of The Cumberland provide that the holders of capital stock of The Cumberland are not entitled to preemptive rights with respect to any shares or other securities of The Cumberland which may be issued. Shareholders of Fifth Third also have no preemptive rights.

Rights Upon Liquidation

In the event of any liquidation, dissolution or winding up of The Cumberland F.S.B., The Cumberland, as holder of The Cumberland F.S.B.'s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of The Cumberland F.S.B. (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account established at the time The Cumberland F.S.B. converted to stock form, all assets of The Cumberland F.S.B. available for distribution. In the event of liquidation, dissolution or winding up of The Cumberland, the holders of Cumberland Common Stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of The Cumberland available for distribution. If Cumberland Preferred Stock is issued, the holders thereof may have a priority over the holders of Cumberland Common Stock in the event of liquidation or dissolution.

Indemnification and Personal Liability of Directors and Officers

Fifth Third's Code of Regulations provides for the indemnification of each director and officer of the corporation, to the fullest extent permitted by Ohio law, against all expenses and liabilities reasonably incurred by or imposed on him or her in connection with any proceeding or threatened proceeding in which he or she may become involved by reason of his or her being or having been a director or officer. Generally, Ohio permits such indemnification provided that the person seeking to be indemnified has acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, so long as no judgment or other final adjudication adverse to such person establishes that his acts or omissions (i) were in breach of his duty of loyalty to the corporation or its shareholders, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in his or her receipt of an improper personal benefit. The grant of indemnification in the context of a derivative or other comparable suit may have a circular effect, inasmuch as any damages recovered in such action will be offset by the cost of indemnification.

The Articles of Incorporation of The Cumberland provide that current and former directors, officers, employees, and agents shall be indemnified by The Cumberland to the maximum extent permitted or mandated by, and in accordance with, the Kentucky Business Corporation Act. The Kentucky Business Corporation Act provides that a director, employee, officer or agent of a corporation may be indemnified against liability (and other costs which may be advanced to the person if done in accordance with the statute) incurred by such person in connection with a proceeding, provided such person acted in good faith and (i) in the case of conduct in his official capacity with the corporation, in a manner such person reasonably believed to be in the best interests of the corporation and (ii) in all other cases, his conduct was at least not opposed to its best interest. Such indemnity may also be available with respect to any criminal proceeding if the person had no reasonable cause to believe that his conduct was unlawful.

The Kentucky Business Corporation Act further provides that a corporation may not indemnify a director, officer, employee or agent in connection with a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation, nor may indemnity be available in a proceeding charging improper personal benefit to the person in question in which such person was adjudged liable on the basis that improper personal benefit was improperly received by said person. In any event, indemnification allowed with respect to a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection therewith. Indemnification against reasonable legal expenses incurred by a person in connection with a proceeding is mandatory when the person is wholly successful in the defense of the proceeding. Finally, the Kentucky Business Corporation Act provides for court-ordered indemnification if the director, officer, employee or agent is fairly and reasonably entitled to indemnification in view of all other relevant circumstances, whether or not (i) the standards of conduct described above are satisfied, or (ii) the person in question was adjudged liable with respect to a proceeding by or in the right of the corporation or in a proceeding charging improper personal benefit. However, in the event of court-ordered indemnification in the face of such an adjudication or liability, indemnification shall be limited to reasonable expenses incurred.

The Kentucky Business Corporation Act provides that a director of a Kentucky corporation must discharge the duties as a director in good faith, on an informed basis, and in a manner the director honestly believes to be in the best interests of the corporation. To discharge these duties on an informed basis, a director must make inquiry into the business and affairs of the corporation, or into a particular action to be taken or decision to be made, with the care an ordinary prudent person in a like position would exercise under similar circumstances. Unless the corporation's articles of incorporation contain a provision further limiting a director's liability for monetary damages, any action taken as a director, or any failure to take any action as a director, will not be the basis for monetary damages or injunctive relief unless (a) the director has breached or failed to perform his duties as a director in good faith, on an informed basis, and in a manner the director honestly believes to be in the best interests of the corporation; and (b) in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interests of the corporation and its shareholders. A person bringing an action for monetary damages for breach of duty has the burden of proving by clear and convincing evidence the provisions of (a) and (b) above, and the burden of proving that the breach or failure to perform was the legal cause of the damages suffered by the corporation. The Cumberland's Articles of Incorporation do not further limit a director's liability for monetary damages.

Shareholders' Meetings; Quorum

Special meetings of Fifth Third's shareholders may be called at any time by the Board of Directors, or the shareholders of Fifth Third upon the written application of the holders of at least 25% of all Fifth Third capital stock entitled to vote on the matters to be considered at the meeting. Such applications must set forth the purpose of the meeting. Special meetings of The Cumberland's shareholders may be called by the Chairman of the Board or the Board of Directors and shall be called by the Chairman of the Board upon the written request of the holders of not less than 20% of all of the shares outstanding and entitled to vote at the meeting.

The presence in person or by proxy of the holders of a majority of the aggregate number of the outstanding shares of any class or series of Fifth Third capital stock and of The Cumberland capital stock each voting at a meeting constitutes a quorum under the respective Code of Regulations and Bylaws of each institution.

Subscription, Conversion, Redemption Rights; Stock Nonassessable

Neither Fifth Third Common Stock nor Cumberland Common Stock has subscription or conversion rights, and there are no mandatory redemption provisions applicable thereto.

Shares of Fifth Third Common Stock issued to shareholders of The
Cumberland pursuant to the Affiliation Agreement will be validly issued, fully paid and non-assessable.

Change of Control Provisions

Fifth Third's and The Cumberland's Articles of Incorporation and Code of Regulations and Bylaws, respectively, contain various provisions which could make more difficult a change in control of each corporation or discourage a tender offer or other plan to restructure each corporation. Under Fifth Third's Articles of Incorporation, Fifth Third's Board of Directors has the authority to issue 500,000 shares of Preferred Stock and to fix the designations, powers, preferences and rights of such shares and the qualifications, limitations or restrictions applicable thereto.
The Cumberland's Articles of Incorporation grant The Cumberland's Board of Directors the authority to issue 5,000,000 shares of Cumberland Preferred Stock and fix the designations, powers, preferences and rights of such shares and the qualifications, limitations, or restrictions applicable thereto.

Ohio corporation law also provides certain change of control protective provisions. Section 1701.831 of the Ohio Revised Code sets forth the procedures for the acquisition of a control share of an Ohio corporation which include the delivery of an acquiring person statement to the target corporation and the affirmative vote of a majority of the shares held by the shareholders of the target corporation prior to the acquisition of a control share, at a meeting held for the purpose of voting on such acquisition. Finally, Fifth Third's and The Cumberland's Code of Regulations and Bylaws respectively each provide for the election of directors on a classified basis.

The Ohio and Kentucky corporation statutes include a provision which permits a corporation's board of directors, when determining whether an acquisition proposal or any other matter is in the best interest of the corporation, to take into consideration the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, community and societal considerations and the long-term and short-term interests of the corporation and its shareholders, including the possibility that such interests may be best served by the continued independence of the corporation.

The Cumberland Shareholder Rights Agreement

The Board of Directors of The Cumberland declared on February 26, 1991, a dividend distribution of one Right for each outstanding share of Cumberland Common Stock to shareholders of record at the close of business on March 5, 1991. Each Right entitles the registered holder to purchase from The Cumberland a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred Stock, $1.00 par value (the "Preferred Stock") at a purchase price of $31.00 (the "Purchase Price") per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, (the "Rights Agreement") between The Cumberland and Mellon Bank, N.A., as Rights Agent.

The Cumberland and the Rights Agent have executed and delivered the First Amendment dated as of January 10, 1994 (the "Amendment") to the Rights Agreement. The Amendment provides, among other things, that neither Fifth Third nor any of its subsidiaries will become an "Acquiring Person" and that no "Triggering Event," "Stock Acquisition Date" or "Distribution Date" (as such terms are defined below) will occur as a result of the consummation of the Merger.
In addition, the Amendment provides that the Rights will expire upon consummation of the Merger.

Initially, the Rights were attached to all Cumberland Common Stock certificates representing shares then outstanding, and no separate Rights Certificates were distributed. The Rights will separate from Cumberland Common Stock and a Distribution Date will occur upon the earlier of (i) 20 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the rights to acquire, beneficial ownership of 20% or more of the outstanding shares of Cumberland Common Stock (the "Stock Acquisition Date"), (ii) 20 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of such outstanding shares of Cumberland Common Stock or (iii) 20 business days after the Board of Directors of The Cumberland shall declare any Person to be an Adverse Person, upon a determination that such person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of Cumberland Common Stock which the Board of Directors determines to be substantial (which amount shall in no event be less than 10% of the shares of Cumberland Common Stock then outstanding) and a determination by at least a majority of the Board of Directors who are not officers of The Cumberland, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, that (a) such beneficial ownership by such person is intended to cause, is reasonably likely to cause or will cause The Cumberland to repurchase the Cumberland Common Stock beneficially owned by such person or to cause pressure on The Cumberland to take action or enter into a transaction or series of transaction intended to provide such person with short-term financial gain under circumstances where the Board of Directors determines that the best long-term interests of The Cumberland and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time, or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of The Cumberland's ability to maintain its competitive position or effectuate a transaction that the Board of Directors deems to be in the best interests of The Cumberland's shareholders) on the business or prospects of The Cumberland to the detriment of The Cumberland's shareholders, or (c) such beneficial ownership otherwise is determined to be not in the best interests of The Cumberland and its shareholders, employees, customers and communities in which The Cumberland and its subsidiaries do business.

However, the Board of Directors may choose not to declare a person to be an Adverse Person if such person provides to the Board of Directors in writing a statement of the person's purposes and intentions in connection with the proposed acquisition of Cumberland Common Stock, together with any other information reasonably requested of the person by the Board of Directors, and the Board of Directors, based on such statement and reasonable inquiry and investigation as it deems appropriate, determines to notify and notifies such person in writing that it will not declare the person to be an Adverse Person; provided, however, that the Board of Directors may expressly condition in any manner a determination not to declare a person an Adverse Person on such conditions as the Board of Directors may select, including, without limitation, such person's not acquiring more than a specified amount of common stock and/or on such person's not taking actions inconsistent with the purposes and intentions disclosed by such person in the statement provided to the Board of Directors. If the Board of Directors should at any time determine, upon reasonable inquiry and investigation, that such person has not met or complied with any conditions specified by the Board of Directors, the Board of Directors may at any time thereafter declare the person to be an Adverse Person.

Until the Distribution Date, (i) the Rights will be evidenced by Cumberland Common Stock certificates and will be transferred with and only with such Cumberland Common Stock certificates, (ii) new Cumberland Common Stock certificates issued after March 5, 1991 will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Cumberland Common Stock outstanding will also constitute the transfer of the Rights associated with Cumberland Common Stock represented by such certificate.

The Rights are not exercisable until the Distribution Date and will terminate at the close of business on March 5, 2001, unless earlier expired pursuant to the Rights Agreement, including upon consummation of the Merger, or earlier redeemed by The Cumberland as described below.

As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of Cumberland Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Cumberland Common Stock issued before the Distribution Date will be issued with Rights.

Except as qualified by the Amendment, if, at any time, following the Distribution Date, the Board of Directors determines that a person is an Adverse Person or a Person has acquired, or obtained the right to acquire, beneficial ownership of more than 30% of the then outstanding shares of Cumberland Common Stock (except pursuant to an offer for all outstanding shares of Cumberland Common Stock which the independent directors determine to be fair to and otherwise in the best interests of The Cumberland and its shareholders), each holder of a Right will thereafter generally have the right to receive, upon exercise, (a) Cumberland Common Stock (or, in certain circumstances, cash, property, or other securities of The Cumberland) having a value equal to two times the exercise price of the Right, or (b) at the discretion of the Board of Directors, upon exercise and without payment of the exercise price, Cumberland Common Stock (or, in certain circumstances, cash, property or other securities of The Cumberland) having a value equal to the Spread (as defined in the Rights Agreement). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will not be exercisable. Rights owned by other persons are not exercisable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by The Cumberland as set forth below.

For example, at an exercise price of $31 per Right, each Right not owned by an Acquiring Person or an Adverse Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $62 worth of Cumberland Common Stock (or other consideration, as noted above) for $31. Assuming that the Cumberland Common Stock had a per share value of $7.75 at such time, the holder of each valid Right would be entitled to purchase 8 shares of Cumberland Common Stock for $31.

Except as qualified by the Amendment, if, at any time following the Stock Acquisition Date, (i) The Cumberland is acquired in a merger or other business combination transaction in which The Cumberland is not the surviving corporation (other than a merger which the independent directors determine to be fair to and otherwise in the best interests of The Cumberland and its shareholders), or (ii) 50% or more of The Cumberland's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or
(iii) upon the distribution to holders of the Preferred Stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date before the date of exercise.

In general, The Cumberland may redeem the Rights in whole, but not in part, at a price of $.01 per Right, at any time until twenty business days following the Stock Acquisition Date. The Cumberland may not redeem the Rights after 20 business days following the date of any declaration by the Board of Directors that a person is an Adverse Person. After the redemption period has expired, The Cumberland's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less than 10% of the outstanding shares of Cumberland Common Stock in a transaction or series of transactions not involving The Cumberland and no other person has become an Acquiring Person. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of The Cumberland, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to The Cumberland, shareholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for Cumberland Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

Any of the provisions of the Rights Agreement may be amended by the Board of Directors of The Cumberland before the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire The Cumberland without the approval of the Board of Directors unless the offer is conditioned upon a substantial number of Rights being acquired.

The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment.

CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK

The following table shows those persons known to Fifth Third to be the beneficial owners of more than 5% of Fifth Third Common Stock at December 31, 1993:

Name and Address             Amount & Nature of         Percent of
of Beneficial                of Ownership               Class

Cincinnati Financial
 Corporation
6200 South Gilmore
Fairfield, Ohio 45014        12,319,300(1)              19.96%
Fifth Third Bancorp
 Subsidiary Banks
Fifth Third Center
Cincinnati, Ohio 45263       5,637,959(2)               9.13%

Capital Growth Management
1 International Place
45th Floor
Boston, MA 02110             4,717,600(3)               7.64%

The Western-Southern
 Life Insurance Company
400 Broadway
Cincinnati, Ohio 45202       4,530,732(4)               7.34%


(1) Cincinnati Financial Corporation owns 9,210,000 shares of Fifth Third Common Stock. Cincinnati Insurance Company, a subsidiary of Cincinnati Financial Corporation, owns 2,695,000 shares.
Cincinnati Casualty Company, another subsidiary, owns 210,000 shares. Cincinnati Life Insurance Company, another subsidiary of Cincinnati Financial, owns 204,300 shares. In addition, Mr. John
J. Schiff, Jr., a director of Fifth Third and Chairman and a director of Cincinnati Financial Corporation, individually beneficially owns 65,440 shares and Mr. Robert B. Morgan, a director of Fifth Third, who is President and a director of Cincinnati Financial Corporation and Cincinnati Insurance individually beneficially owns 12,695 shares. Also affiliated is a trust in which John J. Schiff, Jr. and Thomas R. Schiff are trustees which owns 4,500 shares.

(2) There are five wholly-owned bank subsidiaries of Fifth Third, which are beneficial owners of 3,155,887 shares. The banks hold these shares in a fiduciary capacity under numerous trust relationships none of which relates to more than 5% of the shares, and have sole or shared voting power, and sole or shared investment decision over these shares. The banks also hold shares in a non-discretionary capacity, and disclaim any beneficial interest in all shares held in these capacities.

(3) Capital Growth Management has informed Fifth Third that it is an investment advisor that may be deemed the beneficial owner of 4,717,600 shares of Common Stock. Capital Growth Management has sole power to vote or direct the voting of, and to dispose or direct the disposition of all shares.

(4) The Western-Southern Life Insurance Co. owns 635,468 shares of Fifth Third Common Stock. Waslic Delaware Company, II, a subsidiary of The Western-Southern Life Insurance Co., owns
3,895,264 shares.  In addition, Mr. John F. Barrett, a director,
President and Chief Operating Officer of The Western-Southern Life Insurance Co., and a director of Fifth Third individually beneficially owns 13,683 shares.

Fifth Third, its directors, executive officers and their affiliates (collectively, the "Fifth Third Affiliates") owned no shares of the Cumberland Common Stock outstanding on December 31, 1993.

FIFTH THIRD MANAGEMENT

The names and ages of the Directors and executive officers of Fifth Third, their current positions and offices held with Fifth Third, their business experience during the past five years and certain other information, together with their beneficial ownership of Fifth Third Common Stock at December 31, 1993 are as follows:


Name, Age and Principal         Director        Shares of Fifth
Occupation During Past Five     of Fifth        Third Common Stock
Years; Other Directorships(1)   Third           Beneficially Owned
                                Since(2)        at December 31,
                                                1993(3)(6)

                                                Number of  Percent
                                                Shares     of Class
                                                Owned

Directors
John F. Barrett, 44, President,
Chief Operating Officer and
Director of The
Western-Southern Life
Insurance Co. since
November, 1989.  Formerly
Executive Vice President
and Chief Financial Officer,
The Western-Southern Life
Insurance Co. since May,
1987.  Director of Cincinnati
Bell Inc.                       1988           13,683      .0222

J. Kenneth Blackwell,45
Independent public policy
consultant and writer on
international human rights
since January, 1993.
Formerly the U.S.
Ambassador to the United
Nations Humans Rights
Commission in 1991 with the
rank of Ambassador. Previously,
Mr. Blackwell served as Deputy
Undersecretary of Housing and
Urban Development and Council
member for the City of
Cincinnati.(4)                  1993             1,510       .0024


Milton C. Boesel, Jr., 65,
Counsel, Ritter, Robinson,
McReady & James, Attorneys
at Law, Toledo, Ohio,
formerly Ritter, Boesel
& Robinson                      1989           10,158      .0165

Clement L. Buenger, 67,
Director of Fifth Third
and The Fifth Third Bank
since April, 1989.  Retired
Chairman, Fifth Third and
Fifth Third Bank as of
March, 1993.  Retired as
CEO of Fifth Third and The
Fifth Third Bank as of
January, 1991.  Previously
President of Fifth Third
and The Fifth Third Bank.
Director of Cincinnati Gas
& Electric Company.             1971           275,600     .4467

Nolan W. Carson, 69, Partner,
Dinsmore & Shohl, Attorneys
at Law and Counsel to Fifth
Third.                          1982           30,905      .0501

Thomas L. Dahl, 48, Formerly
President of The Drackett
Co., manufacturers of
household cleaning products
from April, 1990 to January,
1993.  Previously Mr. Dahl
was President, Branded Consumer
Products of Weyerhauser
Company since January, 1988.    1991           4,250       .0069

Gerald V. Dirvin, 56,
Director and Executive Vice
President of The Procter
& Gamble Company,
manufacturers of household
and consumer products since
January, 1990.  Formerly Mr.
Dirvin was Senior Vice
President since January,
1989 and previously was a
Group Vice President of
The Procter & Gamble
Company.  Director of
Cintas Corporation.             1989           7,850       .0127

Thomas B. Donnell, 47,
Chairman, The Fifth Third
Bank of Northwestern Ohio,
N.A. (Toledo, Ohio), the
resulting institution from
the November 12, 1991
merger of The Fifth Third
Bank of Northwestern Ohio,
N.A. and The Fifth Third
Bank of Toledo, N.A.
Formerly President and
Chief Executive Officer
of The Fifth Third Bank of
Northwestern Ohio, N.A.         1984           136,660     .2214

Richard T. Farmer, 59,
Chairman, Chief Executive
Officer and Director, Cintas
Corporation, a service
company that designs,
manufactures and implements
corporate identity uniform
programs.  Director of
Safety-Kleen Corp.              1982           27,655      .0448

John D. Geary, 67,
Retired as President,
Midland Enterprises Inc.,
a company engaged in
inland waterway
transportation in June,
1988.                           1977           20,288      .0329

Ivan W. Gorr, 64,
Chairman and Chief
Executive Officer of
Cooper Tire & Rubber
Company, a manufacturer
of tires and rubber
products, since
November, 1989.
Previously Mr. Gorr
was President and
Chief Operating Officer
of Cooper Tire &
Rubber Company.                 1991           4,852       .0079

Joseph H. Head, Jr.,
61, Chairman, Chief
Executive Officer and
Director, Atkins &
Pearce, Inc., manufacturer
of industrial textiles,
since January, 1990.
Previously, Mr. Head was a
partner with Graydon,
Head & Ritchey, Counsel
to The Fifth Third Bank.
Director of Baldwin
Piano & Organ, Co.              1987           44,188      .0716

Joan R. Herschede, 54,
President and Chief
Executive Officer of
The Frank Herschede
Company, retailer of jewelry,
china, crystal and silver.      1991           4,050       .0066

William G. Kagler, 61,
Chairman, Chief Executive
Officer and a Director of
Skyline Chili, Inc., a
restaurant chain and
frozen food product
manufacturer since
November, 1992 and
President of Kagler
and Associates, Inc.,
a consulting firm
serving the food industry.
Previously Mr. Kagler
was President, Chief
Executive Officer and
Director of Skyline
Chili, Inc., since May 1989.
Director of The Union Central
Life Insurance Company, The
Ryland Group, Inc., The
Future Now Inc. and
Advanced Promotion
Technologies, Inc.              1983           14,145      .0229

William J. Keating, 66,
Retired Chairman and
Publisher, The Cincinnati
Enquirer, a regional
newspaper, since March, 1990.
Previously Mr. Keating was
President and Chief
Executive Officer, Detroit
Newspaper Agency.  Director
of The Midland Co.              1980           40,949      .0663

James D. Kiggen, 61,
Chairman, President, Chief
Executive Officer and Director,
Xtek, Inc., manufacturer
of hardened steel parts.
Director of Cincinnati Bell,
Inc. and United States
Playing Card Co.                1982           22,819      .0370

Robert B. Morgan, 59,
President, Chief
Executive Officer and a
Director of Cincinnati
Financial Corporation and
Cincinnati Insurance
Company since April,
1991.  Previously, Mr.
Morgan was President and
Director of Cincinnati
Financial Corporation
and Cincinnati Insurance
Company.                        1986           12,965      .0210

Michael H. Norris, 57,
President and Director,
The Deerfield
Manufacturing Co.,
a fabricator of sheet
metal stampings,
deep drawn parts and
assemblies.  Mr.
Norris is also a
Group Vice President
and Director of the
Ralph J. Stolle Company.        1985           14,587      .0236

Brian H. Rowe, 62,
Chairman, GE Aircraft
Engines, General Electric
Company since September,
1993.  Previously Mr. Rowe
was President and Chief
Executive Officer of GE
Aircraft Engines,
General Electric Company
since August 1991.
Formerly Mr. Rowe was
Senior Vice President
of GE Aircraft Engines,
General Electric Company.       1980           13,789      .0223

George A. Schaefer, Jr., 48,
President and Chief
Executive Officer of Fifth
Third and The Fifth Third
Bank since January, 1991.
Previously Mr. Schaefer was
President and Chief
Operating Officer of
Fifth Third and The Fifth
Third Bank since April, 1989.
Formerly Executive Vice
President of Fifth
Third and The Fifth
Third Bank.                     1988           193,947     .3142

John J. Schiff, Jr., 50,
Chairman and Director,
John J. & Thomas R.
Schiff & Co., Inc., an
insurance agency.  Chairman
and Director of Cincinnati
Financial Corp. and
Cincinnati Insurance Co.
Director of Cincinnati Gas
& Electric Company,
Standard Register Co. and
the Cincinnati Bengals.         1983           65,440      .1060

Stephen Stranahan, 59,
Chairman and President
of Intelco, Inc.
(formerly known as Bay
Enterprises, Inc.), an
industrial air compressor
services and electronic
controls manufacturer.
Director of RPM, Inc.(4)         1989           12,677      .0205

Dennis J. Sullivan, Jr.,
61, Executive Counselor
of Dan Pinger Public
Relations, Inc., an
advertising agency,
since February, 1993.
Formerly Director,
Executive Vice President
and Chief Financial Officer,
Cincinnati Bell, Inc. and
Cincinnati Bell Telephone
Company.  Director of
Community Mutual Insurance
Company, Access Corporation
and The Future Now, Inc.        1984           18,478      .0299

Dudley S. Taft, 53,
President and Director,
Taft Broadcasting Company,
owner and operator
of television broadcasting
stations since October,
1987.  Director of The Union
Central Life Insurance
Company, Cincinnati Gas &
Electric Company, United
States Playing Card Co.,
and The Future Now, Inc.        1981           19,273      .0312

Executive Officers

Neal E. Arnold, 33,
Treasurer of Fifth Third
and Fifth Third Bank since
October, 1990, and Senior
Vice President of The Fifth
Third Bank since April,
1993.  Previously Mr.
Arnold was Vice President
of Fifth Third Bank since
October, 1990.  Formerly,
Chief Financial Officer
and Senior Vice President
of First National Bank of
Grand Forks, North Dakota.      ----           2,613       .0042

Michael D. Baker, 43,
Senior Vice President
of Fifth Third since
March, 1993.  Senior
Vice President of Fifth
Third Bank since July, 1987.    ----           44,064      .0714

P. Michael Brumm, 46,
Senior Vice President
and Chief Financial Officer
of Fifth Third and The
Fifth Third Bank since
June, 1990.  Previously,
Mr. Brumm was Treasurer of
Fifth Third since 1985 and
Senior Vice President
of The Fifth Third Bank
since 1987.                     ----           48,418      .0784

Roger W. Dean, 31,
Controller of Fifth Third
and Vice President of
Fifth Third Bank since
June, 1993.  Mr. Dean was
formerly with Deloitte &
Touche, independent public
accountants.                    ----           195         .0003

Michael K. Keating, 38,
Senior Vice President
and General Counsel of
Fifth Third since March,
1993 and Senior Vice
President and Counsel of
The Fifth Third Bank since
November, 1989, and
Secretary of Fifth Third
and The Fifth Third Bank
since January, 1994.
Previously, Mr. Keating
was Vice President,
Counsel and Assistant
Secretary of The Fifth
Third Bank and Counsel
of Fifth Third.  Mr.
Keating is a son of Mr.
William J. Keating,
Director.                       ----           19,351      .0313

George W. Landry, 53,
Executive Vice President
of Fifth Third and The
Fifth Third Bank since
November, 1989.  Previously
Mr. Landry was Group Vice
President of The Fifth
Third Bank.                     ----           86,184      .1396

Robert P. Niehaus, 47,
Senior Vice President
of Fifth Third since
March, 1993, previously
Vice President of Fifth
Third and Senior Vice
President of The Fifth
Third Bank.                     ----           54,437      .0882

Stephen J. Schrantz, 45,
Executive Vice President
of Fifth Third and The
Fifth Third Bank since
November, 1989.  Previously
Mr. Schrantz was Senior
Vice President of The
Fifth Third Bank.
Director, The Frank
Herschede Company.              ----           54,276      .0879

Gerald L. Wissel, 37,
Auditor of Fifth Third
and The Fifth Third Bank
since March, 1990,
and Senior Vice President
of Fifth Third Bank
since November, 1991.
Previously Mr. Wissel
was Vice President of
The Fifth Third Bank
since March 1990.  Mr.
Wissel was formerly
with Deloitte & Touche,
independent public
accountants.                    ----           6,812       .0110

All Directors and
Officers of Fifth Third
as a Group (33 persons)(5)                     1,327,068   2.1496


(1) Unless otherwise indicated, the director or officer has had the same principal occupation for the past five years.

(2) On April 15, 1975, the Board of Directors of The Fifth Third Bank became the Board of Directors of Fifth Third pursuant to an Agreement and Plan of Reorganization under which Fifth Third acquired The Fifth Third Bank. Service on the Board of The Fifth Third Bank prior to April 15, 1975 is reflected in the dates shown above.

(3) As reported to Fifth Third by the persons listed as of the date stated. Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(4) Subsequent to December 31, 1993, Mr. Blackwell resigned from his position as director of Fifth Third. Mr. Stranahan's term as a director of Fifth Third expired on March 15, 1994. He did not seek reelection.

(5) Messrs. Morgan and Schiff, Jr. are officers and directors of Cincinnati Financial Corporation, and Mr. Barrett is an Officer and Director of The Western-Southern Life Insurance Company, whose holdings of Fifth Third shares with their affiliates are more fully set forth above under the caption "CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK."

(6)  Shares of Fifth Third Common Stock held by The Fifth Third
Bank in its fiduciary capacity, as set forth above under the caption "CERTAIN BENEFICIAL OWNERS OF FIFTH THIRD COMMON STOCK," are not included in these totals.

(7) The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of all stock options which are currently exercisable. Specifically the following individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options; Mr. Arnold, 2,113; Mr. Baker, 14,063; Mr. Barrett, 7,125; Mr. Blackwell, 1,500; Mr. Boesel, 7,125; Mr. Brumm, 13,813;
Mr. Buenger, 1,500; Mr. Carson, 7,125; Mr. Dahl, 2,500; Mr. Dean, 175; Mr. Dirvin, 7,125; Mr. Donnell, 3,880; Mr. Farmer, 7,125; Mr.
Geary, 4,875; Mr. Gorr, 3,750; Mr. Head, 12,188; Ms. Herschede, 1,500; Mr. Kagler, 1,500; Mr. M. Keating, 12,376; Mr. W. Keating, 1,500; Mr. Kiggen, 12,188; Mr. Landry, 34,250; Mr. Morgan, 12,188;
Mr. Niehaus, 13,813; Mr. Norris, 5,639; Mr. Rowe, 9,188; Mr.
Schaefer, 85,169; Mr. Schiff, 3,750; Mr. Schrantz, 29,750; Mr. Stranahan, 7,125; Mr. Sullivan, 1,500; Mr. Taft, 1,500; and Mr. Wissel, 4,288.



THE CUMBERLAND BOARD OF DIRECTORS

The names and ages of The Cumberland Board of Directors, their current positions and certain other information, together with their beneficial ownership of Cumberland Common Stock at March 31, 1994 are as follows:


Name             Age  Principal          Director Shares  Percent
                      Occupation         Since    Common  of Class
                                                  Stock
                                                  Benefi-
                                                  cially
                                                  Owned

Albert E. Dix   64   Publisher of The
                     State Journal,
                     Frankfort,
                     Kentucky. President
                     of Wooster
                     Republican
                     Printing Company    1984     9,650    .4%

John T. Doyle   44   Executive Vice
                     President of The
                     Cumberland and The
                     Cumberland F.S.B.   1988     8,413    .35%

John C. Everett 66   Retired, Former
                     CEO and Chairman
                     of the Board of
                     The Cumberland
                     F.S.B.              1973     11,036   .46%

John S.
Greenebaum      63   Attorney, Former
                     Senior Partner
                     with law firm of
                     Greenebaum, Treitz,
                     Brown & Marshall    1989     124,000  5.14%

H. David Hale   49   Chairman, President
                     and CEO of The
                     Cumberland.
                     Chairman, President
                     and CEO of The
                     Cumberland F.S.B.   1986     117,052  4.85%

Willliam W.
Hancock, Jr.    68   Retired, Former
                     Senior Vice
                     President and
                     Secretary of
                     Louisville Gas &
                     Electric Company
                     and Director of
                     LG&E Energy
                     Corporation.        1976     7,228    .3%

Robert C.
Pearson         56   Executive Vice
                     President of The
                     Cumberland and
                     The Cumberland
                     F.S.B.              1975     38,649   1.60%

Bosworth M.
Todd            63   Chairman of Todd
                     Investment
                     Advisors, Inc.      1983     9,137    .38%


(1) As reported to The Cumberland by the persons listed as of the date stated. Includes shares held in the name of spouses, minor children, certain relatives, trusts and estates to which beneficial ownership may be disclaimed.



LEGAL MATTERS

Dinsmore & Shohl, Cincinnati, Ohio, counsel for Fifth Third, has rendered its opinion that the shares of Fifth Third Common Stock to be issued to the shareholders of The Cumberland in connection with the Merger have been duly authorized and, if issued pursuant to the Affiliation Agreement and Merger Agreement, will be validly issued, fully paid and non-assessable under the current laws of the State of Ohio. Such firm will also render its opinion with respect to certain federal income tax consequences of the Merger to Fifth Third, The Cumberland and the shareholders of The Cumberland.

Nolan W. Carson, a partner in Dinsmore & Shohl, is a Director of
Fifth Third. As of January 31, 1994, partners of Dinsmore & Shohl and attorneys employed by such firm beneficially owned 27,154 shares of Fifth Third Common Stock.

EXPERTS

The financial statements incorporated in this prospectus by reference from Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche, independent Certified Public Accountants, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for debt and equity securities) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of The Cumberland incorporated in this prospectus by reference from The Cumberland's Annual Report on Form 10-K for the year ended December 31, 1993, have been audited by Coopers & Lybrand, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SHAREHOLDERS' PROPOSALS

If the Merger fails to be consummated, any shareholder proposal, in order to be eligible for inclusion in the proxy materials for The Cumberland's Annual Meeting of Shareholders to be held in April 1995, must be received by The Cumberland on or before November 16, 1994, at its principal executive offices, 200 West Broadway, Louisville, Kentucky 40202, Attn: Michael A. Ringswald, Secretary. The Board of Directors will review any shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 1995 proxy statement for consideration at the 1995 Annual Meeting of Shareholders.

OTHER MATTERS

The Board of Directors of The Cumberland knows of no other matters which may come before the Special Meeting. However, if any matters other than those set forth in the notice should be properly presented for action, including any adjournment of the Special Meeting, such matters will be handled in accordance with applicable legal requirements.
ANNEX A







AFFILIATION AGREEMENT


BETWEEN


FIFTH THIRD BANCORP


AND


THE CUMBERLAND FEDERAL BANCORPORATION, INC.


DATED AS OF JANUARY 10, 1994

TABLE OF CONTENTS

Parties and Recital

I. Obligations of Fifth Third and Cumberland to be Performed Prior to the Closing

II. Representations and Warranties of Cumberland

III. Representations and Warranties of Fifth Third

IV. Obligations of Cumberland and Fifth Third Between the Date of this Agreement and the Effective Time

V. Cooperation and Other Obligations and Other Covenants

VI. Conditions Precedent to Closing
    A. Conditions to the Obligations of Each of the Parties
    B. Conditions to the Obligations of Fifth Third
    C. Conditions to the Obligations of Cumberland

VII. Additional Covenants

VIII. Termination

IX. Closing and Effective Time

X. Amendment

XI. General

XII. Counterparts

Signatures


APPENDICES

Appendix A     Agreement of Merger

Appendix B     Tax Opinion of Dinsmore & Shohl (form)

Appendix C     Opinion of Brown, Todd & Heyburn (form)

Appendix D     Corporate Opinion of Dinsmore & Shohl (form)

Appendix E     Stock Option Agreement

Appendix F     Summary of Fifth Third Employee Benefits

Appendix G     Hale Termination Agreement

SCHEDULES

Schedule 1     Disclosure Schedule for Cumberland
AFFILIATION AGREEMENT


This Affiliation Agreement ("Affiliation Agreement") dated as of January 10, 1994 is entered into by and between FIFTH THIRD BANCORP, a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Cincinnati, Hamilton County, Ohio ("Fifth Third"), and THE CUMBERLAND FEDERAL BANCORPORATION, INC., a corporation organized and existing under the corporation laws of the State of Kentucky with its principal office located in Louisville, Jefferson County, Kentucky ("Cumberland").

W I T N E S E T H:

WHEREAS, Fifth Third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and Cumberland is a registered unitary savings and loan holding company under Section 10 of the Home Owners' Loan Act, as amended, and Fifth Third and Cumberland desire to effect a merger under the authority and provisions of the corporation laws of the States of Ohio and Kentucky pursuant to which at the Effective Time (as herein defined in Section IX) Cumberland will be merged into Fifth Third, with Fifth Third to be and become the surviving corporation (the "Merger"); and

WHEREAS, under the terms of the Plan and Agreement of Merger ("Agreement of Merger") between Fifth Third and Cumberland appended hereto as Appendix A, the terms of which are incorporated into this Agreement and made a part hereof, each of the issued and outstanding shares of the Common Stock, $1 par value per share, of Cumberland which are issued and outstanding (excluding any treasury shares) immediately prior to the Effective Time will at the Effective Time be converted into shares of the Common Stock, without par value, of Fifth Third ("Fifth Third Common Stock"), all as more fully provided in this Agreement and in the Agreement of Merger.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third and Cumberland, agree together as follows:

I. Obligations of Fifth Third and Cumberland to be Performed Prior to the Closing

A. Fifth Third will, as promptly as practicable, prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement and in the Agreement of Merger, and also shall prepare and file at its expense (accounting, legal, investment banking, financial consulting and associated expenses of Cumberland and its affiliates excepted) any registration statements or other documents necessary to comply with all federal and state securities laws relating to the registration and issuance of the shares of Fifth Third Common Stock to the Cumberland shareholders in this transaction, and any other laws applicable to the transactions provided for in this Agreement and the Agreement of Merger and use all reasonable efforts to secure such approvals. Cumberland agrees that it will, as promptly as practicable after request and at its own expense, provide Fifth Third with all information and documents concerning Cumberland and its wholly-owned subsidiary, The Cumberland Federal Savings Bank ("Thrift Subsidiary"), and any other subsidiaries of Cumberland or any subsidiary of Thrift Subsidiary as shall be required in connection with preparing such applications, registration statements and other documents and in connection with securing such
approvals.   Prior to filing any such applications, registration
statements or other documents with the applicable governmental agency, Fifth Third shall provide, at least two days prior to the filing date, copies thereof to Cumberland.

II.  Representations and Warranties of Cumberland

Cumberland represents and warrants to Fifth Third for itself and for Thrift Subsidiary and all subsidiaries, affiliates and joint ventures of Cumberland and Thrift Subsidiary that as of the date hereof or as of the indicated date, as appropriate, and except as otherwise disclosed in Schedule 1 hereto delivered by Cumberland to Fifth Third prior to the execution of this Agreement by Fifth
Third:

A. Cumberland (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Kentucky and is a registered unitary savings and loan holding company under the Savings and Loan Holding Company Act of 1967, as amended, recodified by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 as Section 10 of the Home Owners' Loan Act, 12 U.S.C. section 1467a et seq.; (ii) is duly authorized to conduct the business in which it is engaged; (iii) has 12,000,000 shares, $1 par value per share, of Common Stock ("Cumberland Common Stock") and 5,000,000 shares, $1 par value per share, of Preferred Stock ("Cumberland Preferred Stock") authorized pursuant to its Articles of Incorporation, which are the only classes of shares and the total number of shares Cumberland is authorized to have outstanding; (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of Cumberland of any kind, other than (a) 2,412,853 shares of Cumberland Common Stock, which presently are authorized, duly issued and outstanding and fully paid and nonassessable, (b) no shares of Cumberland Common Stock which are issued but not outstanding and are held by Cumberland as treasury shares, (c) options to purchase a total of 197,565 shares of Cumberland Common Stock, which options were granted to and are presently held by the officers and Directors of Cumberland pursuant to the Cumberland Stock Incentive Plan and 191,165 of which are presently exercisable (the "Stock Options"),
(d) rights issued in connection with the 1987 Employee Stock Purchase Plan (the "Purchase Plan") pursuant to which not more than a total of 60,259 shares of Cumberland Common Stock may be issued and (e) rights issued pursuant to the Rights Agreement dated as of February 26, 1991 (the "Rights Agreement") between Cumberland and Mellon Bank, N.A; and (v) owns of record and beneficially free and clear of all liens and encumbrances, all of the 2,471,912 outstanding shares of the capital stock of Thrift Subsidiary, $1 par value per share. No shares of the Cumberland Preferred Stock are issued and outstanding. Cumberland has no direct subsidiaries other than Thrift Subsidiary. All outstanding stock appreciation rights granted to Cumberland executive officers have been cancelled by action of the holders thereof, each of whom waived his rights to exercise the stock appreciation rights granted to him, and none remain outstanding.

B. Thrift Subsidiary is duly incorporated, validly existing and in good standing as a Federal savings bank under the laws of the United States and has all the requisite power and authority to conduct the savings bank business as now conducted by it; and Thrift Subsidiary has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of Thrift Subsidiary of any kind, other than 2,471,912 shares of its capital stock, $1 par value per share, all owned of record by Cumberland. Thrift Subsidiary has no subsidiary corporations, direct or indirect, except as disclosed in
Schedule 1, which disclosure shall include any joint ventures Cumberland, Thrift Subsidiary or any subsidiaries or affiliates of either of them are engaged in with any other persons or entities.

C. Cumberland has furnished to Fifth Third its audited, consolidated statements of financial condition, statements of earnings, statements of stockholders' equity and statements of cash flows (the "Financial Statements") as at December 31, 1990, 1991 and 1992 and for the years then ended, together with the opinions of its independent certified public accountants associated therewith. Cumberland also has furnished to Fifth Third (i) its unaudited, separate Financial Statements as at December 31, 1990, 1991 and 1992 and for the years then ended, and (ii) the unaudited, separate statements of condition and statements of income of Thrift Subsidiary as at December 31, 1990, 1991 and 1992 and for the years then ended. Cumberland also has furnished to Fifth Third (i) its unaudited, consolidated Financial Statements as at September 30, 1993, and for the nine months then ended, (ii) the unaudited, separate Financial Statements of Cumberland as at September 30, 1993, and for the nine months then ended and (iii) the unaudited, separate statements of condition and statements of income of Thrift Subsidiary as at September 30, 1993, and for the nine months then ended. The unaudited, consolidated Financial Statements of Cumberland as at September 30, 1993, and for the nine months then ended fairly present the consolidated financial condition of Cumberland and Thrift Subsidiary taken as a whole as of their date and for the period covered thereby in conformity with generally accepted accounting principles, consistently applied (except for the omission of notes to unaudited statements and yearend adjustments to interim results). The unaudited, separate Financial Statements of Cumberland and unaudited, separate statements of condition and statements of income of Thrift Subsidiary, both at September 30, 1993, fairly present the financial condition of Cumberland and Thrift Subsidiary on a separate basis as of their date and for the period covered thereby in conformity with generally accepted accounting principles, consistently applied (except for the omission of notes to unaudited statements and yearend adjustments to interim results). There are no material liabilities, obligations or indebtedness of Cumberland or Thrift Subsidiary required to be disclosed in the financial statements furnished as described above other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Cumberland shall furnish Fifth Third with its audited, consolidated Financial Statements as at December 31, 1993 and for the year then ended together with the unaudited, separate Financial Statements of Cumberland and unaudited, separate statements of condition and statements of income of Thrift Subsidiary as at December 31, 1993 and for the year then ended, such unaudited statements duly certified by Cumberland's chief executive officer and chief financial officer to fairly present the financial condition of Cumberland and Thrift Subsidiary on a separate basis as of their date and for the period covered thereby in conformity with generally accepted accounting principles, consistently applied (except for the omission of notes to unaudited statements but reflecting yearend adjustments and except that such statements are not on a consolidated basis), to the best of their knowledge, as soon as such statements are publicly available, and shall continue to furnish such financial information for subsequent monthly periods to Fifth Third, certified as described above, as soon as such becomes publicly available until the Closing Date.

D. Cumberland, Thrift Subsidiary and any subsidiaries and affiliates of either of them each has good and marketable title to all of the material properties and assets reflected in its separate statements of condition as at September 30, 1993 and which are still owned by it and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

E. Except as disclosed in Schedule 1 and for events relating to the business environment in general or changes in laws, rules, regulations or accounting principles generally applicable to the thrift industry: (i) since September 30, 1993, to the date hereof there have been no material adverse changes in the financial condition, operations or business of Cumberland and Thrift Subsidiary on a consolidated or separate basis; (ii) neither Cumberland's chief executive officer nor its chief financial officer nor the chief executive officer nor the chief financial officer of Thrift Subsidiary (collectively the "Executive Officers", in this case and all cases hereinafter in their capacity as such officers and not personally) is aware of any events which have occurred since September 30, 1993 or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Cumberland and Thrift Subsidiary on a consolidated or separate basis; and (iii) since September 30, 1993, to the date hereof there have been no material changes in the methods of business operations of Cumberland and Thrift Subsidiary.

F. Except as disclosed in Schedule 1, there are no actions, suits, proceedings, investigations or assessments of any kind pending, or to the best knowledge of the Executive Officers, threatened against Cumberland or Thrift Subsidiary which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Cumberland and Thrift Subsidiary on a consolidated or separate basis.

G. Except as disclosed in Schedule 1, since September 30, 1993, to the date hereof Cumberland and Thrift Subsidiary each have been operated in the ordinary course of business, have not made any changes in their respective capital or corporate structures, nor any material changes in their methods of business operations and have not provided any increases in employee salaries or benefits other than in the ordinary course of business. Since September 30, 1993, to the date hereof Cumberland has not declared or paid any dividends nor made any distributions of any other kind to its shareholders, except cash dividends on shares of Cumberland Common Stock in amounts and at such times as is in accord with its historical practice.

H. Except as disclosed in Schedule 1, Cumberland and Thrift Subsidiary timely have filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by Cumberland or Thrift Subsidiary through the date hereof constitute complete and accurate representations of the tax liabilities of Cumberland or Thrift Subsidiary for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of its properties and assets in all material respects.

I. Except as disclosed in Schedule 1, neither Cumberland nor Thrift Subsidiary is a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, Directors or employees or (ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the Merger without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond three months from the date of this Agreement or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by Thrift Subsidiary) which do not require the expenditure of more than $50,000.00 thereunder.

J. Except as disclosed in Schedule 1, since September 30, 1993, to the date hereof Thrift Subsidiary has not incurred any unusual or extraordinary loan losses which are material to Cumberland and Thrift Subsidiary on a consolidated basis; to the best knowledge of the Executive Officers and in light of Thrift Subsidiary's historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of September 30, 1993, its reserve for loan losses was adequate to absorb all known and reasonably anticipated losses as of such date.

K. Except as disclosed in Schedule 1, neither Cumberland nor Thrift Subsidiary has, directly or indirectly, dealt with any broker or finder in connection with this transaction and neither has incurred or will incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement and the Agreement of Merger.

L. 1. The Directors of Cumberland, by resolution adopted by the Directors at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement and the Agreement of Merger, and have directed that this Agreement and the Agreement of Merger be submitted to a vote of Cumberland's shareholders at the annual or a special meeting of shareholders to be called for that purpose, all in accordance with and as required by law and in accordance with the Articles of Incorporation and Bylaws of Cumberland.

   2. Cumberland has the corporate power and authority to enter into this Agreement and the Agreement of Merger and to carry out its obligations hereunder and thereunder subject to certain required regulatory and shareholder approvals. This Agreement and the Agreement of Merger, when executed and delivered, will have been duly authorized and will constitute valid and binding obligations of Cumberland, enforceable in accordance with their respective terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of savings and loan holding companies, the accounts of whose subsidiaries are insured by the Federal Deposit Insurance Corporation, and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals and the approval of Cumberland's shareholders.

   3. Except as disclosed in Schedule 1, neither the execution of this Agreement or the Agreement of Merger, nor the consummation of the Merger, (i) conflicts with, results in a breach of, violates or constitutes a default under, Cumberland's Articles of Incorporation or Bylaws or, to the best knowledge of the Executive Officers, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which Cumberland or Thrift Subsidiary is subject or bound; (ii) to the best knowledge of the Executive Officers, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Cumberland or Thrift Subsidiary other than such rights as may be given dissenting shareholders of Cumberland pursuant to KRS sections 271B.13-010 et. seq; (iii) except as disclosed in Schedule 1, terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Cumberland or Thrift Subsidiary is a party or by which Cumberland's or Thrift Subsidiary's rights, properties or assets are subject or bound; or (iv) to the best knowledge of the Executive Officers, accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Cumberland or Thrift Subsidiary is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments having a term expiring less than three months from the date of this Agreement or which do not require the expenditure of more than $50,000 (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by Thrift
Subsidiary).

M. Complete and accurate copies of (i) the Articles of Incorporation and Bylaws of Cumberland and (ii) the Federal Stock
Charter and Bylaws of Thrift Subsidiary in force as of the date hereof have been delivered to Fifth Third.

N. To the best knowledge of the Executive Officers, except as disclosed in Schedule 1, neither Cumberland nor Thrift Subsidiary nor any employee, officer or Director of either has knowingly engaged in any activity or knowingly omitted to take any action which, in any material way, has resulted or could result in the violation by Cumberland or Thrift Subsidiary of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of any of which could reasonably be expected to have a material adverse effect on the financial condition of Cumberland and Thrift Subsidiary taken as a whole. To the best knowledge of the Executive Officers, except as disclosed in Schedule 1, Thrift Subsidiary and each of its subsidiaries and affiliates possess all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of their business without material interference or interruption.

O. 1. To the best knowledge of the Executive Officers, except as disclosed in Schedule 1, this Agreement, the Agreement of Merger, all reports, statements, lists, certificates or other information furnished by Cumberland or Thrift Subsidiary to Fifth Third or its agents in connection with this Agreement or the Merger contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to their business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the Merger), taken as a whole, do not contain and shall not contain (or, in the case of information relating to the proxy statement/prospectus, at the time it is mailed, in the case of the registration statement, at the time it becomes effective, and in the case of the proxy statement/ prospectus and the registration statement, at the time the annual or special meeting of shareholders of Cumberland is held to consider the adoption of this Agreement and the Agreement of Merger) an untrue statement of a material fact or omit or shall omit to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

   2. Cumberland has furnished to Fifth Third or its agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Cumberland with the Securities and Exchange Commission ("SEC"):

      (a) Cumberland's Annual Report on Form 10-K for the years ended December 31, 1990, 1991 and 1992;

      (b) Cumberland's Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1993;

      (c) Any Current Report on Form 8-K with respect to any event occurring after December 31, 1992 and prior to the date of this Agreement;

      (d) Any report filed by Cumberland to amend or modify any of the reports described above; and

      (e) All proxy statements prepared in connection with meetings of Cumberland's shareholders held subsequent to December 31, 1992.

The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the later of the dates on which such reports were filed with the SEC or declared effective by the SEC, and do not as of the date of this Agreement
(i) contain any untrue statement of a material fact, (ii) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading or (iii) omit any material exhibit required to be filed therewith. Prior to the date hereof, no event has occurred subsequent to December 31, 1992, which Cumberland is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Cumberland to Fifth Third. Cumberland timely shall furnish Fifth Third with copies of all reports filed by Cumberland with the SEC subsequent to the date of this Agreement and until the Closing Date.

P. To the best knowledge of the Executive Officers, except as disclosed in Schedule 1, there are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them in respect of any "facility" owned, leased or operated by any of them (but excluding any "facility" as to which the sole interest of Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them and/or require Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them to incur expenses of more than $10,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them, nor, to the best knowledge of the Executive Officers, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them is a plaintiff or complainant. To the best knowledge of the Executive Officers, (a) neither Cumberland nor Thrift Subsidiary or any subsidiary or affiliate of either of them is liable in any material respect under any applicable law for any release by Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, (b) nor is Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them liable for any material costs (as a result of the acts or omissions of Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them or, to the best knowledge of the Executive Officers, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them to prevent or minimize any actual or threatened release by Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

To the best knowledge of the Executive Officers and except as disclosed in Schedule 1, each "facility" owned, leased or operated by Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them (but excluding any "facility" as to which the sole interest of Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of Cumberland and Thrift Subsidiary or any subsidiary or affiliate of either of them taken as a whole. No underground storage tank presently is located on, nor, to the best knowledge of the Executive Officers, has any such tank ever been located on, any property owned by Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them or any "facility" where Thrift Subsidiary or any of its subsidiaries has exercised any significant management role.

Q. 1. Benefit Plans. Schedule 1 lists the name and a short description of each Benefit Plan (as herein defined), together with an indication of its funding status (e.g., trust, insured or general company assets). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, arrangement or system of employee or Director benefits maintained by Cumberland or Thrift Subsidiary for the benefit of employees, Directors, former employees or former Directors of Cumberland or Thrift Subsidiary and shall include (a) any qualified retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan ("ESOP"), (b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through trust or otherwise, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, VEBA, education continuation assistance, medical expense reimbursement or dependent or elder care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan.

   2. Plan Documents, Reports and Filings.  Except as disclosed on
Schedule 1, Cumberland or Thrift Subsidiary has provided true, complete and correct copies of all plan documents, if any, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters and any open requests for IRS rulings or letters with respect to the Benefit Plans.

   3. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") (a "Qualified Benefit Plan"), except as disclosed on Schedule 1 (which Schedule lists all Qualified Benefit Plans, complete copies of all such listed plans previously have been furnished to Fifth Third):
(a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan satisfied the requirements of Section 401(a) of the Code as amended by all of the laws referred to in
Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS and the scope of such determination letter is complete and does not exclude consideration of any of the requirements or matters referred to in Sections 4.02-4.04 of Revenue Procedure 93-39; (b) such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code; (c) such Qualified Benefit Plan has been operated in substantial compliance with all notice, reporting and disclosure requirements of ERISA which apply to employee pension benefit plans; (d) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an "ESOP Qualified Benefit Plan") is in material compliance with the applicable qualification requirements of Section 409 of the Code; and (e) with respect to such Qualified Benefit Plan, if it was terminated or is currently in the process of being terminated, has been or is being terminated in material compliance with the requirements of the Code, including but not limited to, extending 100% vesting to all participants upon termination and the amendment and restatement of such Qualified Benefit Plan for compliance with the Tax Reform Act of 1986 and all applicable subsequent legislation affecting the qualified status of the Qualified Benefit Plan, and the liabilities of such Qualified Benefit Plan, if already terminated, were fully satisfied or, if such Plan is in the process of termination, are not greater than the assets held under such Plan.

   4. Welfare Plan Compliance.With respect to each Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Benefit Plan"), except as noted in
Schedule 1: (a) to the extent such Welfare Benefit Plan is intended to provide benefits to plan participants that are not subject to federal income tax so long as specific provisions of the Code are met such Welfare Benefit Plan currently meets such Code provisions;
(b) such Welfare Benefit Plan has been operated in substantial compliance with all notice, reporting and disclosure requirements of ERISA which apply to employee welfare benefit plans; and (c) such Welfare Benefit Plan, if a group health plan subject to the requirements of Section 4980B of the Code, has been operated in substantial compliance with such requirements.

   5. Prohibited Transactions. To the best knowledge of the Executive Officers, no prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA. No ESOP Qualified Benefit Plan is leveraged.

   6. Lawsuits or Claims. No material actions, suits or claims (other than routine claims for benefits) are pending or, to the best knowledge of the Executive Officers, threatened against any Benefit Plan or against Cumberland or Thrift Subsidiary with respect to any Benefit Plan.

   7. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities, as hereinafter defined, with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statements of Cumberland and Thrift Subsidiary or, if not, in
Schedule 1. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under (i) generally accepted accounting principles (GAAP) in effect as of the date of this Agreement, or (ii) amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under
Section 4999 of the Code relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under Section 4971 of the Code, including unpaid pension contributions of funding deficiencies owed by members of a controlled group of corporations which includes Cumberland or Thrift Subsidiary and for which Cumberland or Thrift Subsidiary is liable under applicable law, (e) authorized but unpaid profit sharing contributions or contributions under Section 401(k) and
Section 401(m) of the Code, (f) former employee or Director health benefit or life insurance coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

   8. Defined Benefit Pension Plan Liabilities. Cumberland and Thrift Subsidiary (or any pension plan maintained by any of them) have not incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or the IRS with respect to any Benefit Plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan. Cumberland has no liability for additional contributions to the Financial Institutions Retirement Fund retirement plan upon such plan termination or withdrawal if effected on or before the Effective Time. Neither Cumberland, Thrift Subsidiary nor any controlled group member of Cumberland or Thrift Subsidiary participates in, or has incurred any liability under Sections 4201, 4063 or 4064 or ERISA for a complete or partial withdrawal from, a multiple employer plan or a multiemployer plan (as defined in Section 3(37) of ERISA).

   9. Independent Trustee. To the best knowledge of the Executive Officers, Cumberland and Thrift Subsidiary (a) have not incurred any asserted or unasserted material liability for breach of duties assumed in connection with acting as an independent trustee of any employee pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code and which is maintained by an employer unrelated in ownership to Cumberland or Thrift Subsidiary, (b) have not authorized nor knowingly participated in a material prohibited transaction under
Section 406 of ERISA and not exempt under Section 408 of ERISA and
(c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

   10. Material. For purposes of this Paragraph Q as a whole, the term "material" in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of $50,000 or more, with such determination being made on the basis of the aggregate affected participants of a Benefit Plan and not with respect to any single participant.

R. The investment portfolios of Cumberland and Thrift Subsidiary consist of securities in marketable form. Except as disclosed in
Schedule 1, since September 30, 1993, to the date hereof neither Cumberland nor Thrift Subsidiary has incurred any unusual or extraordinary losses in its investment portfolio, and, except for events relating to the business environment in general, including market fluctuations, the Executive Officers are not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of Cumberland's and Thrift Subsidiary's investment portfolio on a consolidated basis.

S. Cumberland has taken all action, as necessary, with respect to the Rights Agreement to prevent the approval, execution or delivery of the Agreement of Merger or the Stock Option Agreement attached hereto as Appendix E (the "Fifth Third Option Agreement"), or the consummation of the Merger or the acquisition of shares of Cumberland Common Stock by Fifth Third or any subsidiary of Fifth Third pursuant to the Fifth Third Option Agreement, from being the basis for detaching the rights related to the Cumberland Common Stock or from otherwise resulting in the grant, issuance or triggering of any right to any person (other than Fifth Third) under the Rights Agreement or enabling or allowing any right associated with the Rights Agreement to be exercised, distributed or triggered. Upon consummation of the Merger, all Rights (as defined in the Rights Agreement) will expire.

T. Except as disclosed in Schedule 1, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of the Executive Officers, threatened against any of the Directors or officers of Cumberland or Thrift Subsidiary or any subsidiary or affiliate of either of them in their capacities as such, and no Director or officer of Cumberland or Thrift Subsidiary currently is being indemnified or seeking to be indemnified by either Cumberland or Thrift Subsidiary pursuant to applicable law or Cumberland's Articles of Incorporation or Bylaws or Thrift Subsidiary's Federal Stock Charter or Bylaws.

 All representations and warranties contained in this Section II shall expire at the Effective Time, and, thereafter, neither Cumberland, Thrift Subsidiary nor any officer or Director of either of them shall have any liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

III.  Representations and Warranties of Fifth Third

Fifth Third represents and warrants to Cumberland that as of the date hereof or as of the indicated date, as appropriate:

A. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged.

B. Pursuant to Fifth Third's Second Amended Articles of Incorporation, as amended, the total number of shares of capital stock it is authorized to have outstanding is 100,500,000 of which 100,000,000 shares are classified as Common Stock without par value ("Fifth Third Common Stock") and 500,000 shares are classified as Preferred Stock without par value. As of the close of business on December 31, 1993, 61,402,251 shares of Fifth Third Common Stock were issued and outstanding and no shares were held in its treasury. As of the date of this Agreement, no shares of its Preferred Stock have been issued. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and Directors under its stock option plans and $143,750,000 of 4.25% Convertible Subordinated Notes due January 15, 1998 (the "Notes"). At December 31, 1993, 1,406,751 shares of
Fifth Third Common Stock were reserved for issuance in connection with outstanding options under its stock option plans and 946,727 shares were reserved for issuance under options to be granted in the future. The Notes are convertible at any time prior to maturity at the option of each holder thereof, unless previously redeemed, into shares of Fifth Third Common Stock at a conversion price of $63-5/8 per share of Fifth Third Common Stock (equivalent to a conversion rate of approximately 15.72 shares per $1,000 principal amount of the Notes), subject to adjustment for stock splits, stock dividends and similar stock distributions. If all of the Notes were converted, Fifth Third would issue a maximum of approximately 2,259,750 shares of Fifth Third Common Stock to the holders of the Notes.

C. All shares of Fifth Third Common Stock to be received by the shareholders of Cumberland as a result of the Merger pursuant to the terms of this Agreement and the Agreement of Merger shall be, upon transfer or issuance, validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

D. Fifth Third has furnished to Cumberland its consolidated Financial Statements as at December 31, 1990, December 31, 1991 and December 31, 1992 and for the respective years then ended together with the opinions of its independent public accountants associated therewith. In addition, Fifth Third has furnished to Cumberland its unaudited consolidated Financial Statements as at September 30, 1993 and for the nine months then ended. Such unaudited consolidated Financial Statements fairly present the consolidated financial condition of Fifth Third as of their respective dates and for the respective periods covered thereby in conformity with generally accepted accounting principles consistently followed throughout the periods covered thereby (except for the omission of notes to unaudited statements and yearend adjustments to interim results). Neither Fifth Third nor any subsidiaries of Fifth Third have any material liabilities, obligations or indebtedness required to be disclosed in such financial statements other than the liabilities, obligations and indebtedness disclosed in such financial statements (including footnotes). Fifth Third shall furnish Cumberland with its audited consolidated Financial Statements as at December 31, 1993 and for the year then ended, together with the opinion of its independent public accountants associated therewith, as soon as such statements publicly are available, and shall continue to furnish unaudited financial information for subsequent monthly periods to Cumberland as soon as such becomes publicly available until the Closing Date, such unaudited financial information to consist of that information regularly prepared by Fifth Third's internal accounting department and to be certified by the Chief Executive Officer and Chief Financial Officer of Fifth Third that, to the best of their knowledge, such financial information fairly presents the consolidated financial condition of Fifth Third as of their date and for the period covered thereby in conformity with generally accepted accounting principles, consistently applied (except for the omission of notes to unaudited statements and yearend adjustments to interim results).

E. Fifth Third and its subsidiaries have good and marketable title to all of the material properties and assets reflected in Fifth Third's consolidated statement of condition as at September 30, 1993 and which are still owned by them and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

F. Except for events relating to the business environment in general or changes in laws, rules, regulations or accounting practices generally applicable to the banking industry: (i) since September 30, 1993, to the date hereof there have been no material adverse changes in the consolidated financial condition, operations or business of Fifth Third; (ii) the chief executive officer and the chief financial officer of Fifth Third are not aware of any events which have occurred since September 30, 1993 or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third; and (iii) since September 30, 1993, to the date hereof there have been no material changes in the methods of business operations of Fifth Third and its subsidiaries.

G. Since September 30, 1993, to the date hereof Fifth Third has been operated in the ordinary course of business, has not made any changes in its capital or corporate structures, nor any material changes in its methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Since September 30, 1993, to the date hereof Fifth Third has not declared or paid any dividends nor made any distributions of any other kind to its shareholders, except cash dividends on shares of Fifth Third Common Stock in amounts and at such times as is in accord with its historical practice.

H. Fifth Third timely has filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by it and has paid or provided for all tax liabilities shown to be due thereon or which have been assessed against it.
All tax returns filed by Fifth Third through the date hereof constitute complete and accurate representations of the tax liabilities of Fifth Third for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of its properties and assets in all material respects.

I. Neither Fifth Third nor any of its subsidiaries is a party to any written employment contracts or written contracts of any other kind with any of its officers, Directors or employees, except for employment agreements assumed as part of an acquisition which have not yet expired or been terminated.

J. 1. The Executive Committee of the Board of Directors of Fifth Third, by resolution adopted by the members present at a meeting duly called and held, at which meeting a quorum was at all times present and acting, has approved this Agreement and the Agreement of Merger, including reserving for issuance to the Cumberland shareholders and optionees in accordance with this Agreement and the Agreement of Merger of a sufficient number of shares of Fifth Third Common Stock. Approval and adoption of this Agreement and the Agreement of Merger by the shareholders of Fifth Third is not required under Ohio law or under the Second Amended Articles of Incorporation, as amended, or Code of Regulations of Fifth Third.

2. Fifth Third has the corporate power and authority to enter into this Agreement and the Agreement of Merger and to carry out its obligations hereunder and thereunder subject to certain required regulatory approvals. This Agreement and the Agreement of Merger when executed and delivered, will have been duly authorized and will constitute valid and binding obligations of Fifth Third, enforceable in accordance with their terms except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of bank holding companies, the accounts of whose subsidiaries are insured by the Federal Deposit Insurance Corporation, and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals.

3. Neither the execution of this Agreement or the Agreement of Merger nor the consummation of the transactions contemplated hereby and thereby, does or will (i) conflict with, result in a breach of, violate or constitute a default, under Fifth Third's Second Amended Articles of Incorporation, as amended, or Code of Regulations or, to the best knowledge of its chief executive officer and chief financial officer, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Fifth Third is subject or bound; (ii) to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Fifth Third or any of its subsidiaries other than such rights as may be given the shareholders of Cumberland pursuant to KRS sections 271B.13-010 et. seq; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Fifth Third or any of its subsidiaries is a party or by which Fifth Third's or any of its subsidiaries' rights, properties or assets are subject or bound; or
(iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Fifth Third or any of its subsidiaries is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments.

K. Complete and accurate copies of (i) the Second Amended Articles of Incorporation, as amended, and Code of Regulations of Fifth
Third in force as of the date hereof have been delivered to Cumberland.

L. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, neither Fifth Third nor any of its subsidiaries nor any employee, officer or Director of Fifth Third or any of its subsidiaries has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation by Fifth Third or any of its subsidiaries of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of any of which could reasonably be expected to have a material adverse effect on the financial condition of Fifth Third and its subsidiaries taken as a whole. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption. Fifth Third shall comply, and as of the Closing Date (as hereinafter defined) Fifth Third shall have complied, with all applicable laws, rules, and regulations in connection with the registration and issuance of the shares of Fifth Third Common Stock in connection with the Merger contemplated hereby.

M. 1. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, this Agreement, the Agreement of Merger, all reports, statements, lists, certificates or other information furnished or to be furnished by Fifth Third to Cumberland or its agents in connection with this Agreement or the Merger contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to its business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the Merger), taken as a whole, contain or shall contain (in the case of information relating to the proxy statement/prospectus, at the time it is mailed, and, in the case of the registration statement, at the time it becomes effective and, in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of Cumberland is held to consider the adoption of this Agreement and the Agreement of Merger) an untrue statement of a material fact or omit or shall omit to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

2. Fifth Third has furnished to Cumberland or its agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Fifth Third with the SEC:

(a) Fifth Third's Annual Report on Form 10-K for the year ended
December 31, 1992;

(b) Fifth Third's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1993;

(c) any Current Report on Form 8-K with respect to any event occurring after December 31, 1992 and prior to the date of this Agreement;

(d) any report filed by Fifth Third to amend or modify any of the reports described above; and

(e) all proxy statements prepared in connection with meetings of Fifth Third's shareholders held subsequent to December 31, 1992.

The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the later of the dates on which such reports were filed with the SEC or declared effective by the SEC, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to December 31, 1992 which Fifth Third is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Fifth Third to Cumberland. Fifth Third timely shall furnish Cumberland with copies of all reports filed by Fifth Third with the SEC subsequent to the date of this Agreement and until the Closing Date.

N. There are no actions, suits, proceedings, investigations or assessments of any kind pending or, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, threatened against Fifth Third or any Fifth Third subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third.

O. Since September 30, 1993, to the date hereof none of Fifth Third's banking subsidiaries and thrift subsidiary has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the best knowledge and belief of the chief executive officer and chief financial officer of Fifth Third, and in the light of such banking subsidiaries' and thrift subsidiary's historical loan loss experience and their managements' analyses of the quality and performance of their respective loan portfolios, as of September 30, 1993 their consolidated reserves for loan losses are adequate to absorb all known and reasonably anticipated losses as of such date.

P. Fifth Third has not, directly or indirectly, other than with J.
P. Morgan Securities Inc., dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement and the Agreement of Merger. Fifth Third shall be responsible for the payment of any monies to J.P. Morgan Securities Inc. for services rendered in connection with this Agreement and the Merger.

Q. Fifth Third has no unfunded liabilities with respect to any Benefit Plan (as such term is defined in subparagraph Q.1. of Section II hereof, but applied to Fifth Third, its subsidiaries and affiliates) that are material, either individually or in the aggregate, to Fifth Third on a consolidated basis and that have not been recorded and disclosed as required by generally accepted accounting principles (GAAP) in the most recent year-end, audited Financial Statements of Fifth Third supplied to Cumberland pursuant to Paragraph D of Section III hereof. A summary of the benefits provided to Fifth Third employees is attached hereto as Appendix F; Fifth Third presently has no medical panel in Louisville so the description of benefits may be subject to adjustment depending upon the medical panel that is put in place in Kentucky.

R. The investment portfolios of Fifth Third and its subsidiaries and affiliates consist of securities in marketable form. Since September 30, 1993, to the date hereof Fifth Third and its affiliates, on a consolidated basis, have not incurred any unusual or extraordinary losses in their respective investment portfolios, and, except for events relating to the business environment in general, including market fluctuations, the management of Fifth Third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Fifth Third and its affiliates on a consolidated basis.

S. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, there are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting Fifth Third or any subsidiary or affiliate of it in respect of any "facility" owned, leased or operated by any of them (but excluding any "facility" as to which the sole interest of Fifth Third or any subsidiary or affiliate of it is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Fifth Third or any subsidiary or affiliate of it ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by Fifth Third or any subsidiary or affiliate of it and/or require Fifth Third or any subsidiary or affiliate of it to incur expenses of more than $10,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on Fifth Third or any subsidiary or affiliate of it, nor, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which Fifth Third or any subsidiary or affiliate of it is a plaintiff or complainant. To the best knowledge of the chief executive officer and chief financial officer of Fifth Third,
(a) neither Fifth Third nor any subsidiary or affiliate of it is liable in any material respect under any applicable law for any release by Fifth Third or any subsidiary or affiliate of it or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, (b) nor is Fifth Third or any subsidiary or affiliate of it liable for any material costs (as a result of the acts or omissions of Fifth Third or any subsidiary or affiliate of it or, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Fifth Third or any subsidiary or affiliate of it to prevent or minimize any actual or threatened release by Fifth Third or any subsidiary or affiliate of it of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

To the best knowledge of the chief executive officer and chief financial officer of Fifth Third, each "facility" owned, leased or operated by Fifth Third or any subsidiary or affiliate of it (but excluding any "facility" as to which the sole interest of Fifth Third or any subsidiary or affiliate of it is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Fifth Third or any subsidiary or affiliate of it ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of Fifth Third or any subsidiary or affiliate of it taken as a whole. No underground storage tank presently is located on, nor, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, has any such tank ever been located on, any property owned by Fifth Third or any subsidiary or affiliate of it or any "facility" where Fifth Third or any of its subsidiaries has exercised any significant management role, except for underground storage tanks previously removed from 740 N. Cable Road, Lima, Ohio, and 1601 Sylvania Road, Toledo, Ohio.

T. There are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, threatened against any of the Directors or officers of Fifth Third or any subsidiary or affiliate of it in their capacities as such, and no Director or officer of Fifth Third currently is being indemnified or seeking to be indemnified by Fifth Third or any subsidiary pursuant to applicable law or Fifth Third's Articles of Incorporation or Code of Regulations or the charter or bylaws of any subsidiary.

All representations and warranties contained in this Section III shall expire at the Effective Time, and, thereafter, neither Fifth Third nor any officer or Director of Fifth Third shall have any further liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

IV. Obligations of Cumberland and Fifth Third Between the Date of this Agreement and the Effective Time

A. Cumberland, in consultation with Fifth Third, will take all action necessary to call and hold its annual or a special meeting of its shareholders within 45 days after the Fifth Third registration statement relating to this transaction has been declared effective by the SEC and under all applicable state securities laws for the purpose of approving and adopting this Agreement, the Agreement of Merger and any other documents or actions necessary to the consummation of the merger provided for herein pursuant to law. The Board of Directors of Cumberland intends to inform the shareholders of Cumberland in the proxy materials relating to the annual or special meeting that all Directors of Cumberland intend to vote all shares of Cumberland Common Stock which they own of record or have voting control over in favor of approving this Agreement, the Agreement of Merger and any such other necessary documents or actions, and the Directors will recommend approval of this Agreement and the Agreement of Merger to the other shareholders of Cumberland, subject only to such Directors' fiduciary obligations and their review of Fifth Third's registration statement to be filed with the SEC described in the next sentence and their reasonable satisfaction with the information set forth therein. Cumberland shall cooperate with Fifth Third in the preparation of such proxy materials which shall be included and filed with, as a part of, Fifth Third's registration statement on Form S-4 (or any such other appropriate form) filed with the SEC for the registration of the shares of Fifth Third Common Stock to be issued to the Cumberland shareholders pursuant to the transactions contemplated by this Agreement and the Agreement of Merger.

B. (i) The merger between Cumberland and Fifth Third is intended to be structured to qualify for treatment under present accounting rules as a pooling of interests and Cumberland and Fifth Third agree with each other to take no action which would disqualify this treatment under generally accepted accounting principles. (ii) Consistent with generally accepted accounting principles, Cumberland agrees that on or before the Effective Time based on a review of Thrift Subsidiary's loan losses, current classified assets and commercial, multi-family and residential mortgage loans, Cumberland will work with Fifth Third to achieve the goal of establishing, by the Effective Time, collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used by The Fifth Third Bank, Cincinnati, Ohio. Fifth Third will direct The Fifth Third Bank to provide such assistance and direction to Cumberland as is necessary in conforming to such policies, practices and procedures. (iii) From the date of this Agreement until the Effective Time, Cumberland and Thrift Subsidiary each will be operated in the ordinary course of business, and neither of them will, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld: make any changes in its capital or corporate structures; issue any additional shares of its Common Stock except upon exercise of the presently outstanding Stock Options to purchase up to 197,565 shares of Cumberland Common Stock for the purchase price set forth in the applicable Stock Options agreements; issue any other equity securities, or issue as borrower any long term debt or convertible or other securities of any kind, or rights to acquire any of its securities, including without limitation the granting of any additional Stock Options or any stock appreciation rights; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $50,000; make, enter into or renew any agreement for services to be provided to Cumberland or Thrift Subsidiary or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $2,500 (for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such a contract if such failure would constitute a renewal); open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office, the approved but unopened loan production office in Elizabethtown, Kentucky excepted herefrom; acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies; declare or pay any cash dividends on its stock other than normal and customary cash dividends paid in such amounts and at such times as Cumberland historically has done on its Common Stock, provided this covenant shall only apply to Cumberland; pay any stock dividends or make any other distributions on its stock other than cash dividends as described in the immediately preceding clause; and provide any increases in employee salaries or benefits other than in the ordinary course of business or as described in Schedule 1. Cumberland agrees that it will not sell or otherwise dispose of or encumber any of the shares of the capital stock of Thrift Subsidiary which are now owned by it. Cumberland also may issue no more than 3,000 shares of Cumberland Common Stock to Cumberland and/or Thrift Subsidiary employees under the Purchase Plan for the period from January 1 - June 30, 1994, and thereafter any participation in the Purchase Plan and any issuance of shares thereunder shall be suspended through the Effective Time so that no additional shares of Cumberland Common Stock will be issued under the Purchase Plan.

C. Fifth Third covenants that it will not declare extraordinary cash dividends on shares of Fifth Third Common Stock that have a record, ex-dividend or payment date that falls during the Valuation Period, as defined in the Agreement of Merger.

V.  Cooperation and Other Obligations and Other Covenants

A. Each of the parties hereto agrees to use its best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement and the Agreement of Merger at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

B. Cumberland agrees to permit Fifth Third, its officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit Cumberland, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties, and those of Thrift Subsidiary and The Fifth Third Bank, The Fifth Third Bank of Northwestern Ohio, National Association, and Midwest Payment Systems, Inc. as well, for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of Cumberland and Thrift Subsidiary or Fifth Third and The Fifth Third Bank, The Fifth Third Bank of Northwestern Ohio, National Association, and Midwest Payment Systems, Inc., as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in Paragraph VII.D. hereof); provided, however, that any such examination by Fifth Third or Cumberland shall not relieve Fifth Third or Cumberland from any responsibility or liability for any material misrepresentation or material breach of warranty hereunder discovered in the course of or subsequent to such examination and prior to the Effective Time.

C. At the Effective Time, each outstanding option under the Cumberland Stock Incentive Plan (the "Option Plan") shall continue outstanding as an option to purchase, in place of the purchase of shares of Cumberland Common Stock, the number of shares (rounded up to the nearest whole share) of Fifth Third Common Stock that would have been received by the optionee pursuant to paragraph 1(b) of
Article VII of the Agreement of Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of Cumberland Common Stock immediately prior to the Effective Time upon the same terms and conditions, including without limitation, payment in full of the contractual exercise price, under the relevant option as were applicable immediately prior to the Effective Time (except that all options shall be immediately exercisable). Fifth Third and Cumberland agree to take such actions as shall be necessary to give effect to the foregoing.

At all times after the Effective Time, Fifth Third shall reserve for issuance such number of shares of Fifth Third Common Stock as necessary so as to permit the exercise of options granted under the Option Plan in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Fifth Third shall make all filings required under federal and state securities laws, including without limitation filing a registration statement on Form S-8 (or such other form as may be appropriate) with the SEC, so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise.

In case, prior to the Effective Time, of any reclassification, reorganization, recapitalization, stock dividend or distribution, subdivision, combination or exchange of the outstanding shares of Fifth Third Common Stock or in case of any consolidation or merger of Fifth Third with or into any other corporation, or in the case of any sale or transfer of all or substantially all of Fifth Third's assets, then, the rights of the optionees under the Option Plan shall be appropriately adjusted so that the optionees will be in the same position as if their options had been exercised immediately before such corporate action or transaction. The provisions hereof shall similarly apply to successive reclassifications, reorganizations, recapitalizations, stock dividends or distributions, subdivisions, combinations or exchanges, consolidations, mergers, sales or transfers.

VI.  Conditions Precedent to Closing

A. Conditions to the Obligations of Each of the Parties:

The obligation of each of the parties hereto to consummate the Merger provided for herein and in the Agreement of Merger is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

1. The shareholders of Cumberland shall have duly approved and adopted this Agreement and the Agreement of Merger in accordance with and as required by law and in accordance with its Articles of Incorporation and Bylaws.

2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of the Merger, including without limitation, those of the Federal Reserve System, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions to the extent required.

3. Dinsmore & Shohl, counsel for Fifth Third, shall have delivered an opinion as to certain federal tax aspects of the Merger addressed to Cumberland and it shareholders in substantially the form appended hereto as Appendix B.

4. Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted seeking to enjoin or prohibit, or enjoining or prohibiting, the Merger contemplated hereby and no material action or proceeding shall have been threatened or instituted before any court or government body or authority, seeking to enjoin or prohibit, or enjoining or prohibiting, the Merger contemplated hereby other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to Fifth Third or Cumberland and other than regularly-scheduled regulatory examinations.

5. Any waiting period mandated by law in respect of the final approval by any applicable Federal regulator(s) of the Merger contemplated herein shall have expired.

B. Conditions to the Obligations of Fifth Third:

The obligation of Fifth Third to consummate the Merger provided for herein and in the Agreement of Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Fifth Third in a writing delivered to Cumberland which specifically refers to the condition or conditions being waived:

1.All of the representations and warranties of Cumberland set forth in Section II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of Cumberland and Thrift Subsidiary taken as a whole.

2. Cumberland shall have performed all of the obligations required of it under the terms of this Agreement and the Agreement of Merger in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Cumberland and Thrift Subsidiary taken as a whole.

3. Brown, Todd & Heyburn, counsel for Cumberland and Thrift
Subsidiary, shall have delivered an opinion addressed to Fifth
Third in substantially the form appended hereto as Appendix C.

4. (a) By the Effective Time, Cumberland shall have taken all necessary actions to freeze the benefits as of the Effective Time of each individual attributable to its participation in the FIRF (as defined in Paragraph VII.0.1 hereof) (that is, benefits must cease to accrue as of the Effective Time and there shall be no liability to Fifth Third or any Fifth Third subsidiary or affiliate after the Effective Time).

(b) By the Effective Time, Cumberland shall have taken all necessary actions to provide to each employee of Cumberland and Thrift Subsidiary who has an accrued benefit under the FIRF and who will be employed by Fifth Third or a Fifth Third subsidiary or affiliate immediately after the Effective Time an election to transfer his accrued benefit under the FIRF (and the Distributable Assets (as provided for in the December 17, 1993 letter from FIRF to Thrift Subsidiary)) to the Fifth Third Bancorp Master Retirement Plan.

(c) The actions required pursuant to the foregoing paragraphs shall be taken in a manner which will not jeopardize the availability of the 1994 Projected FECO (as defined in Paragraph VII.0. hereof) less the $785,000 referred to in Paragraph VII.0.(3) hereof and any applicable transfer charges imposed by FIRF.

(d) By the Effective Time, Cumberland shall have taken all action necessary to ensure that there will be no liability after the first payroll period that begins after the Effective Time with respect to the FITP (as defined in Paragraph VII.0.1 hereof).

(e) By the Effective Time, Cumberland, using its best efforts, shall have caused the FIRF and the FITP to have obtained from the IRS favorable determination letters which determined that Cumberland's participation in the FIRF and the FITP satisfied the requirements of Section 401(a) of the Code, as amended by all of the laws referred to in Section 1 of Revenue Procedure 93-39.

5. The aggregate amount of Shareholders' Equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Treasury Stock) of Cumberland immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with generally accepted principles, consistently applied, shall not be less than $78,483,000, its total shareholders' equity as at September 30, 1993, less any adjustments made in anticipation of, or in connection with, the transactions contemplated by this Agreement.

6. Fifth Third's independent certified public accountants shall have reviewed the unaudited consolidated Financial Statements of Cumberland as at the end of the month immediately preceding the Effective Time, as well as the unaudited separate financial statements of Thrift Subsidiary as of the same date, performed such other auditing procedures as may be requested by Fifth Third and shall not have reported to Fifth Third that they are aware of any material modifications (i.e., modifications that would have a material adverse effect on the financial condition of Cumberland or Thrift Subsidiary) that should be made in order for such financial statements to (i) be in conformity with generally accepted accounting principles, consistently applied, excluding the presentation of footnotes, and (ii) accurately state the consolidated financial condition and results of operations of Cumberland and the separate financial condition and results of operations of Thrift Subsidiary.

In the event such independent certified public accountants report to Fifth Third that material modifications to Cumberland's financial statements should be made, such accountants shall consult with the independent certified public accountants of Cumberland to attempt to come to a mutual resolution of the problems or discrepancies necessitating such accountants to so report. If they cannot resolve such problems or discrepancies, independent certified public accountants acceptable to both Fifth Third and Cumberland shall be selected to review such unaudited statements and do any necessary auditing procedures, and the report of such mutually acceptable independent certified public accountants shall be binding on both Fifth Third and Cumberland. If independent accountants mutually acceptable to Fifth Third and Cumberland are utilized, it shall be a condition to Fifth Third's obligation to consummate the Merger contemplated hereby, which shall supersede the condition set forth in the first paragraph of this Paragraph VI.B.6, that such report state that such accountants are not aware of any material modifications that should be made in order for such financial statements to be in conformity with generally accepted accounting principles, consistently applied, excluding the presentation of footnotes and accurately state the financial condition and results of operations of Cumberland and Thrift Subsidiary. Fifth Third and Cumberland covenant with one another to complete such resolution process as expeditiously as practicable.

7.The receipt of a certificate from Cumberland and Thrift Subsidiary, executed by the Executive Officers, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Section II were true and correct in all material respects at and as of the date hereof and at and as of the Closing Date, except (x) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date,
(y) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of Cumberland and Thrift Subsidiary taken as a whole and (z) except as stated in the certificate; and (ii) it has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement and the Agreement of Merger, except as stated in the certificate.

8.The total issued and outstanding shares of Cumberland Common Stock shall not exceed 2,613,418 shares, which includes any shares issuable upon the exercise of any outstanding Stock Options but no stock appreciation rights and includes up to 3,000 shares issued under the Purchase Plan for the period from January 1 - June 30, 1994.

9.Fifth Third shall have received a letter from Deloitte & Touche, Fifth Third's independent public accountants, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

10.Fifth Third and H. David Hale shall have executed a termination agreement of Mr. Hale's employment agreement as described in Paragraph VII. B.2.

C.Conditions to the Obligations of Cumberland:

The obligation of Cumberland to consummate the transactions provided for herein and in the Agreement of Merger is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Cumberland in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

1.All of the representations and warranties of Fifth Third set forth in Section III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date, except (x) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (y) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of Fifth Third taken as a whole.

2.Fifth Third shall have performed all of the obligations required of it under the terms of this Agreement and the Agreement of Merger in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the consolidated business or operations of Fifth Third.

3.Dinsmore & Shohl, counsel for Fifth Third, shall have delivered an opinion addressed to Cumberland in substantially the form appended hereto as Appendix D.

4.The receipt of a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to their best knowledge and belief that:
(i) all of the representations and warranties set forth in Section III were true and correct at and as of the date hereof and at and as of the Closing Date, except (x) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, (y) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third taken as a whole and (z) except as stated in the certificate; and (ii) Fifth Third has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement and the Agreement of Merger, except as stated in the certificate.

5.Fifth Third shall have registered its shares of Common Stock to be issued to the Cumberland shareholders hereunder and pursuant to the Agreement of Merger with the SEC pursuant to the Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued and no proceedings affecting said registration statement are pending or threatened. The shares of Fifth Third Common Stock to be issued to the Cumberland shareholders hereunder shall have been authorized for trading on the National Market System of the National Association of Securities Dealers upon official notice of issuance.

6.The receipt of a fairness opinion from each of Keefe, Bruyette & Woods, Inc. and J. C. Bradford & Co. dated as of the effective date of the registration statement described in Paragraph 5 immediately preceding and also as of the Closing Date stating that the consideration to be received by the Cumberland shareholders is fair to the shareholders of Cumberland from a financial point of view.

VII.  Additional Covenants

A.If permitted by applicable law, Thrift Subsidiary shall be merged with and into a new Fifth Third bank covering the geographical area of Western Kentucky (Fifth Third Western Kentucky), effective the Effective Time. The parties hereto agree to cooperate with one another to effect such merger, but Fifth Third acknowledges that any delay in effecting such merger shall have no bearing on the Closing of the Merger. Upon consummation of such merger, the separate corporate existence of Thrift Subsidiary shall cease by operation of law. The Fayette County, Kentucky offices of Thrift Subsidiary shall become offices of The Fifth Third Bank of Central Kentucky, Inc. ("Fifth Third Central Kentucky"), but all other offices of Thrift Subsidiary shall become offices of Fifth Third Western Kentucky. Fifth Third Central Kentucky and Fifth Third Western Kentucky shall, at the Effective Time, become direct, wholly-owned subsidiaries of a new bank holding company wholly-owned by Fifth Third (Fifth Third Kentucky BHC). Fifth Third Kentucky BHC shall have an eleven-member Board of Directors which initially shall consist of H. David Hale, Samuel G. Barnes, the five present members of the Cumberland Board that are outside Directors, three present members of the Board of Fifth Third Central Kentucky selected by Fifth Third and a liaison officer from The Fifth Third Bank, Cincinnati, Ohio, as is in accord with Fifth Third's customary practice. H. David Hale shall be the Chairman and Chief Executive Officer and Samuel G. Barnes the President and Chief Operating Officer of Fifth Third Kentucky BHC. In addition, Fifth Third shall take such actions as are necessary to add David Hale to the Board of Directors of Fifth Third as promptly after the Effective Time as possible.

B.1.Fifth Third shall use its best efforts but shall not be under any obligation to continue the employment at Fifth Third or at a Fifth Third subsidiary or affiliate each of the employees of Cumberland and Thrift Subsidiary. Any Cumberland or Thrift Subsidiary employee who continues his employment with Fifth Third after the Effective Time shall receive the standard package of employee benefits that are provided holding company-wide and which are listed and summarized in Appendix F hereto, and there shall be no pre-existing condition limitation thereon. Such employees shall receive credit for their period of service to Cumberland and/or Thrift Subsidiary for purposes of determining participation and vesting in all Fifth Third employee plans (but not the Fifth Third Bancorp Master Retirement Plan and Fifth Third Bancorp Master Profit Sharing Plan), but not for purposes of determining the benefits accrued thereunder. In addition, employees of Cumberland or Thrift Subsidiary who continue as employees of Fifth Third or a Fifth Third affiliate or subsidiary as at the Effective Time shall be given credit for years of service with Cumberland or Thrift Subsidiary at the rate of twelve (12) days for each credited year of service to be applied towards their Fifth Third accumulated sick day balance, not to exceed one hundred thirty (130) days. Any employee whose employment is terminated by Fifth Third other than for cause or who voluntarily resigns after being notified by Fifth Third that, as a condition of employment, such employee must work at a location more than 30 highway miles from such employee's former location of employment or that such employee's salary will be decreased by 10% or more, in any case only within six months after the Effective Time, shall be entitled to severance pay equal to, in the case of a salaried employee other than an officer, one week's pay for each year of service up to a maximum of twelve (12) week's pay, in the case of an officer, one week's pay for each year of service up to a maximum of twenty four (24) week's pay and, in the case of an hourly employee, one week's pay for each year of service up to a maximum of six (6) week's pay, plus applicable COBRA benefits. Nothing contained in this Paragraph VII.B.2 shall be construed or interpreted to limit or modify in any way Fifth Third's at will employment policy.

B. 2. Fifth Third shall assume Thrift Subsidiary's employment agreements with Messrs. Doyle, Pearson and Shockley for the balance of their current terms and, one additional one-year renewal of each of their employment agreements. Therefore, Mr. Doyle's employment agreement shall terminate in April, 1995, Mr. Shockley's shall terminate in May, 1995, Mr. Pearson's shall terminate in January, 1996, and Mr. Hale's shall terminate in July, 1998. Fifth Third covenants that it shall offer to enter into a termination agreement of the employment agreement of H. David Hale substantially in the form of Appendix G hereto; provided, that at H. David Hale's option, the payments and vesting provided for therein may be reduced. Such offer shall be made by February 10, 1994 and remain open to the Effective Time.

C. All provisions for indemnification and limitation of liability now existing in favor of the employees, agents, Directors or officers of Cumberland or Thrift Subsidiary as provided by regulation or in their respective certificate or articles of incorporation or bylaws shall survive the acquisition of Cumberland by Fifth Third, shall be assumed by Fifth Third and shall continue in full force and effect with respect to acts or omissions occurring on or prior to the Effective Time for a period of three years thereafter, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the third anniversary of the Effective Time, until such matters are finally resolved. Fifth Third shall also purchase and keep in force for such three year period, directors' and officers' liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by Cumberland's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby and excluding claims pending or threatened against Cumberland or Thrift Subsidiary at the Effective Time that were not made at such time as to be ineligible for coverage by Cumberland's directors' and officers' liability insurance in effect through the Effective Time. In addition, for actions occurring after the Effective Time, Fifth Third shall provide to the officers and Directors of Cumberland and Thrift Subsidiary who become officers and Directors of any Fifth Third affiliate after consummation of the Merger, the same directors' and officers' liability insurance that is provided throughout the Fifth Third holding company system. Fifth Third agrees that all rights to indemnification existing in favor of officers and Directors of Fifth Third affiliates shall be accorded to officers and Directors of Cumberland and Thrift Subsidiary who become affiliated with any Fifth Third affiliate in such capacities after the Effective Time and that such indemnification will relate to covered actions or inactions prior to, as well as after, the Effective Time.

D. Fifth Third will not disclose to others and will hold in confidence any non-public, confidential information disclosed to it by Cumberland concerning Cumberland or Thrift Subsidiary. Cumberland will not disclose to others and will hold in confidence any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates. In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to Cumberland or Fifth Third, as the case may be, and shall not be used by Fifth Third or Cumberland, as the case may be, in any way detrimental to Cumberland or Fifth Third.

E. All notices under this Agreement or under the Agreement of Merger shall be in writing and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid and addressed, if to Cumberland to Mr. H. David Hale, Chairman, President and Chief Executive Officer, 200 W. Broadway, Louisville, Kentucky 40202, with a copy to Keith
G. Hanley, Esq., Brown, Todd & Heyburn, 3200 Capital Holding Center, Louisville, Kentucky 40202-3363; if to Fifth Third, to Mr. George A. Schaefer, Jr., President and Chief Executive Officer, Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, with a copy to Paul L. Reynolds, Esq., Vice President and Counsel, Fifth Third Bancorp, Legal Division, 38 Fountain Square Plaza, 2nd Floor, Cincinnati, Ohio 45263 and another copy to S. Richard Arnold, Esq., Dinsmore & Shohl, 1900 Chemed Center, 255 E. Fifth Street, Cincinnati, Ohio 45202-3172. Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid.

F. This Agreement and the Agreement of Merger (which together shall constitute a single agreement), together with the written instruments specifically referred to herein and such other written agreements delivered by Fifth Third or Cumberland to each other pursuant hereto constitute the entire agreement between the parties with regard to the transactions contemplated herein and in the Agreement of Merger and supersede any prior agreements, whether oral or in writing (except that they do not supersede the Confidentiality Agreement dated March 9, 1993 between Fifth Third and Cumberland). This Agreement and the Agreement of Merger may be hereafter amended only by a written instrument executed by each of the parties pursuant to Section X hereof.

G. During the period from the date of this Agreement to the Effective Time, except with the prior approval of Fifth Third, Cumberland shall not, and shall not permit its representatives to, directly or indirectly, subject to the exercise by the Directors of Cumberland of their fiduciary duties, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger in which neither Cumberland nor Thrift Subsidiary is the acquiror or any sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving Cumberland or Thrift Subsidiary (any such transaction being referred to herein as an "Acquisition Transaction"). Subject to the exercise by the Directors of Cumberland of their fiduciary duties, Cumberland shall promptly communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

H. Attached hereto as Appendix E is a Stock Option Agreement that grants Fifth Third an option to purchase up to 479,585 authorized but unissued shares of Cumberland Common Stock at an exercise price of $47 per share upon the occurrence of certain events and subject to the terms and conditions of such Stock Option Agreement. Such Stock Option Agreement is hereby incorporated by reference herein in its entirety.

I. Fifth Third and Cumberland shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys' fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transaction contemplated by this Agreement and the Agreement of Merger relating to the indemnifying party which is based or made in reliance upon any misstatement or omission in any representation, warranty, or covenant of such party in this Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to this Agreement. From and after the Effective Time, this subsection shall be of no further force or effect.

J. 1. Cumberland and Thrift Subsidiary agree to cooperate with the Fifth Third affiliate, Midwest Payment Systems, Inc. ("MPS"), to convert at the Effective Time all electronic funds transfer ("EFT") related services to MPS and the Jeanie (Registered) system. Any agreement to convert shall provide that MPS will be the exclusive provider of such services to Cumberland and Thrift Subsidiary for a period of five (5) years from the date such agreements are executed. Fifth Third agrees that the cost of the conversion of Cumberland or Thrift Subsidiary to EFT provided by MPS and conversion to the Jeanie (Registered) system (including, without limitation, the cost of all card reissue, signage and penalties relating to terminating its current EFT relationships) will be paid by Fifth Third. Fifth Third further agrees that the costs and fees to Cumberland and Thrift Subsidiary for the Jeanie (Registered) service shall not exceed those charged by the current EFT service provider of Cumberland and Thrift Subsidiary, subject to any increases in such costs and fees which would otherwise be permitted under their current EFT processing agreements. In the event this Agreement is terminated pursuant to Section VIII hereof for any reason except a material breach or default by Cumberland or the occurrence of any of the events specified in Section 3(b) of the Stock Option Agreement attached hereto as Appendix E, and if, in such instance, Cumberland desires to convert to another provider of EFT services, Fifth Third shall pay all costs and expenses associated with such conversion, provided, however, such costs and expenses are reasonable when compared to costs and expenses ordinarily charged in the EFT services industry. In no event shall Cumberland or Thrift Subsidiary be required to take any actions pursuant to this Paragraph J or otherwise under this Agreement or the Agreement of Merger that are contrary to any applicable law, regulation, rule or order or which constitute a breach of the fiduciary duties of the Directors of Cumberland or Thrift Subsidiary. Cumberland shall give reasonable consideration to any Fifth Third proposal to effect, or begin effecting, a conversion prior to the Effective Time.

2. Cumberland and Thrift Subsidiary agree to cooperate with Fifth Third or an affiliate of Fifth Third to convert at the Effective Time the provision of any and all data processing services including, without limitation, item processing and application processing to Fifth Third's systems. Fifth Third agrees that it will assume any and all expense related to the conversion to such Fifth Third services and that the costs and fees payable by Cumberland and Thrift Subsidiary for such services shall not exceed the costs and fees payable by Cumberland and Thrift Subsidiary under existing agreements for such services, subject to any increases in such cost and fees which would otherwise be permitted under their current agreements for such services. In the event that Fifth Third determines that a third party should provide such services to Cumberland and Thrift Subsidiary, Cumberland and Thrift Subsidiary agree to have such services provided by the third party recommended for such purpose by Fifth Third provided that the cost and fees for such services do not exceed those currently being paid, or which may otherwise be payable by Cumberland and Thrift Subsidiary under existing agreements. In the event this Agreement is terminated pursuant to Section VIII hereof for any reason except a material breach or default by Cumberland or the occurrence of any of the events specified in Section 3(b) of the Stock Option Agreement attached hereto as Appendix E, and if, in such instance, Cumberland desires to convert to another provider of data processing services, Fifth Third shall pay all costs and expenses associated with such conversion, provided, however, such costs and expenses are reasonable when compared to costs and expenses ordinarily charged in the data processing industry. In no event shall Cumberland or Thrift Subsidiary be required to take any actions pursuant to this Paragraph J.2. or otherwise under this Agreement or the Agreement of Merger that are contrary to any applicable law, regulation, rule or order or which constitute a breach of the fiduciary duties of the Directors of Cumberland or Thrift Subsidiary. Cumberland shall give reasonable consideration to any Fifth Third proposal to effect, or begin effecting, a conversion prior to the Effective Time.

K. Fifth Third and Cumberland agree that each will use its best efforts to secure the regulatory approvals necessary to consummate the transactions contemplated herein at the earliest practicable time, and Cumberland agrees to cooperate with Fifth Third and Fifth Third agrees to cooperate with Cumberland in all reasonable respects in securing such approvals.

L. Fifth Third and Cumberland shall agree with each other as to the form and substance of any press release related to this Agreement and the Agreement of Merger or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems required by law.

M. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement and the Agreement of Merger, including, without limitation, fees, costs and expenses of its own financial consultants, investment bankers, accountants and counsel, without reduction or modification in the number of shares of Fifth Third Common Stock to be issued hereunder.

N. 1. Between the date hereof and the Closing Date, Cumberland shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent.

2. Between the date hereof and the Closing Date, Fifth Third shall promptly advise Cumberland in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent.

O. Cumberland agrees as follows:

(1) Except as provided in (3) below, Cumberland shall take no action which would have the effect, directly or indirectly, of increasing the level of vested benefits provided through its participation in the Financial Institutions Retirement Fund ("FIRF") or the Financial Institutions Thrift Plan ("FITP") (except benefits that will increase simply by the passage of time or by the earning of additional compensation by employees otherwise permitted by this Agreement before the Effective Time);

(2) Except as provided in (3) below, Cumberland shall take no action which would have the effect, directly or indirectly, of decreasing the projected July 1, 1994 FECO attributable to Cumberland's participation in the Financial Institutions Retirement Fund, as disclosed by said Fund in its letter dated December 17, 1993 to Thrift Subsidiary, (the "1994 Projected FECO") (except decreases resulting from increases in benefits simply by the passage of time or by the earning of additional compensation by employees otherwise permitted by this Agreement or investment gains or losses before the Effective Time); and

(3) Notwithstanding (1) and (2) above, Cumberland may amend the terms of its participation in the FIRF to provide for an increase in vested benefits provided that said increase may not cause a reduction in the 1994 Projected FECO of more than $785,000 (determined using the same actuarial assumptions as used in determining the 1994 Projected FECO); and provided further that Fifth Third and its actuaries are given the opportunity to review said amendment at leat 15 days in advance of its adoption; and provided further that said amendment is adopted no later than 60 days after the date of this Affiliation Agreement.

(4) Cumberland shall permit Fifth Third and its actuaries and advisors to conduct whatever reasonable review and due diligence they determine appropriate in connection with the determination of the FECO (as that term is used in Paragraph VII.O.2 hereof), the amendment permitted under Paragraph VII.O.3 hereof and the FIRF generally. This shall include but not be limited to the conducting of employee surveys to project which employees will elect to transfer their benefit from the FIRF to the Fifth Third Bancorp Master Retirement Plan.

P. Fifth Third agrees as follows:

(A) Upon the transfers to the Fifth Third Bancorp Master Retirement Plan, said Plan shall assume the obligation to provide the transferring employees their FIRF accrued benefit determined and frozen as of the Effective Time (and shall accept the corresponding transfer of assets from the FIRF). The Fifth Third Master Retirement Plan shall be amended to provide, to the maximum extent permitted by law, the same rights to the employees with respect to their transferred benefits as they would have had if they had not transferred their benefits from FIRF.

(B) Each employee of Cumberland and Thrift Subsidiary who has an accrued benefit under the FIRF and who will be employed by Fifth Third or a Fifth Third subsidiary or affiliate immediately after the Effective Time shall become participants immediately after the Effective Time in the Fifth Third Bancorp Master Retirement Plan and the Fifth Third Bancorp Master Profit Sharing Plan on the same terms as other Fifth Third employees; and they shall receive credit under said plans for vesting and eligibility purposes (but not for benefit accrual purposes) for service that was taken into account under the FIRF. For the purpose of benefit accrual under such plans, all service with Fifth Third or a Fifth Third affiliate or subsidary after the Effective Time shall be credited.

(C) The Fifth Third Bancorp Master Retirement Plan shall be amended to provide a one-time benefit enhancement for each employee of Cumberland and Thrift Subsidiary who has his accrued benefit (and the corresponding assets) transferred to it from the FIRF pursuant to an election made no later than a reasonable time after the Effective Time. The one-time benefit enhancement shall be designed by the actuaries for the Fifth Third Bancorp Master Retirement Plan to have a cost (using the actuarial assumptions they reasonably deem appropriate) in the aggregate to that Plan of not less than $215,000; provided that if the 1944 Projected FECO is reduced by less than $785,000 (determined using the same actuarial assumptions as used in determining the 1994 Projected FECO) by any benefit increase Cumberland is permitted to make pursuant to Paragraph VII.O. (3) above, then the difference shall be added to said $215,000 benefit enhancement under the Fifth Third Bancorp Master Retirement Plan. In determining the cost of the benefit enhancement, the actuaries shall assume that each employee of Cumberland and Thrift Subsidiary who has an accrued benefit under the FIRF and who will be employed by Fifth Third or a Fifth Third subsidiary or affiliate immediately after the Effective Time will have his accrued benefit under the FIRF transferred in a manner to qualify for the one-time benefit enhancement. Notwithstanding the foregoing, in no event shall the cost of the benefit enhancement exceed the amount of the "FECO" actually transferred to the Fifth Third Bancorp Master Retirement Plan.

VIII.  Termination

A. This Agreement and the Agreement of Merger may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to Cumberland or by Cumberland to Fifth Third in the following instances:

1. By Fifth Third or Cumberland, if there has been a material misrepresentation, a material breach of warranty or a material breach of any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth herein and such misrepresentation or breach has not been cured (if capable of timely cure) within ten (10) days after receipt of written notice, provided, the party in default shall have no right to terminate for its own default.

2. By Fifth Third or Cumberland, if the business or assets or financial condition of the other party shall have materially and adversely changed from that in existence at September 30, 1993.

3. By Fifth Third or Cumberland, if the merger transaction contemplated herein has not been consummated by December 31, 1994, provided the terminating party is not in material breach or default of any material representation, warranty or covenant contained herein on the date of such termination.

4. By Fifth Third or Cumberland if the holders of ten percent (10%) or more of the outstanding shares of Cumberland Common Stock shall have perfected their rights as dissenting shareholders pursuant to KRS sections 271B.13-010 et. seq.

5. By Cumberland, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the three-day period ending on the business day immediately prior to the Closing Date if both of the following conditions are satisfied:

    (i) the Average Closing Price on the Determination Date of shares of Fifth Third Common Stock shall be less than $41.75
(adjusted as indicated below in the last sentence of this Paragraph
VIII.A.5); and

    (ii) (A) the number obtained by dividing the Average Closing Price on such Determination Date by the Starting Price shall be less than (B) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient obtained in this clause (ii)(B); subject, however, to the following sentence. If Cumberland elects to exercise its termination right pursuant to this Paragraph VIII.A.5, it shall give prompt written notice to Fifth Third (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period).

For purposes of this Paragraph VIII.A.5, the following terms shall have the meanings indicated:

  "Average Closing Price" shall mean the average of the per share closing prices of Fifth Third Common Stock as reported on the NASDAQ National Market System for the 20 trading days ending on the fifth trading day prior to the Closing Date as reported in The Wall Street Journal, expressed in decimal figures carried to five places.

  "Determination Date" means the fifth trading day prior to the Closing Date.

  "Index Group" means the 13 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Index Price. The 13 bank holding companies and the weights attributed to them are as follows:

BANK HOLDING COMPANY              MARKET           WEIGHTING FACTOR
                              CAPITALIZATION
                                ($ MILLION)

BancOne Corp.                 12,576               0.23
Norwest Corporation           6,906                0.12
PNC Bank Corp.                6,799                0.12
NBD Bancorp, Inc.             4,819                0.09
National City Corporation     3,917                0.07
First Bank System, Inc.       3,524                0.06
Comerica Incorporated         3,155                0.06
CoreStates Financial Corp     3,048                0.05
State Street Boston
 Corporation                  2,767                0.05
Huntington Bancshares
 Incorporated                 2,248                0.04
Northern Trust Corporation    2,138                0.04
Firstar Corporation           1,969                0.04
Marshall & Ilsley
 Corporation                  1,431                0.03
                 TOTALS       55,297               1.00



  "Index Price," on a given date, means the weighted average
(weighted in accordance with the Weighing Factors above, which were calculated with reference to the market capitalizations listed above) of the closing prices on such date of the common stocks of the companies comprising the Index Group.

  "Starting Date" means the close of business on January 10, 1994, the last trading day before the public announcement of the merger transaction contemplated by this Agreement.

  "Starting Price" means the per share closing price of Fifth Third Common Stock as reported on the NASDAQ National Market System on the Starting Date.

If Fifth Third or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Paragraph VIII.A.5.

6. By the mutual written consent of Fifth Third and Cumberland.

7. By Cumberland if the Applicable Market Value Per Share of Fifth Third Common Stock (as defined in the Agreement of Merger) is
$37.50 or less.

B. If the Cumberland shareholders, acting at a meeting held for the purpose of voting upon this Agreement and the Agreement of Merger, fail to approve such agreements in the manner required by law, then this Agreement and the Agreement of Merger shall be deemed to be automatically terminated.

C. Upon termination as provided in this Section, this Agreement and the Agreement of Merger, except for the provisions of Paragraphs D, J and L of Section VII hereof and except as provided in Paragraph
H of Section VII hereof, shall be void and of no further force or effect, and, except as provided in Paragraphs H and J of Section VII hereof, neither party hereto not in material breach or default of its representations, warranties and covenants hereunder shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination.

IX.  Closing and Effective Time

The consummation of the transactions contemplated by this Agreement and the Agreement of Merger shall take place at a closing to be held at 9:00 A.M. at the offices of Fifth Third in Cincinnati, Ohio on the last business day of the month in which all of the conditions precedent to closing set forth in Section VI hereof, including the 30-day waiting period required by any banking or thrift regulatory agency after its approval of the Merger is issued before the transaction may be consummated, have been fully met or effectively waived (the "Closing Date"). Pursuant to the filing of a certificate or articles of merger (which shall be acceptable to Cumberland and Fifth Third) with the Secretaries of State of Ohio and Kentucky in accordance with law, this Agreement and the Agreement of Merger, the Merger provided for herein and in the Agreement of Merger shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement.

X.  Amendment

This Agreement may be amended, modified or supplemented by the written agreement of Cumberland and Fifth Third upon the authorization of each company's respective Board of Directors and without further approval of Cumberland's shareholders, except that no such amendment, modification or supplement may be effected without Cumberland shareholder approval if to do so would violate any applicable provisions of Ohio or Kentucky corporate law.

XI.  General

This Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but none of the provisions hereof shall inure to the benefit of any other person, firm or corporation whomsoever, except that the provisions of Paragraphs V.C., VII.B., VII.C. and VII.P. also are for the benefit of the Cumberland and Thrift Subsidiary Directors, officers and employees who are the subject thereof, and that such persons accordingly may enforce such provisions or seek damages for the breach thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party; provided, however, that the merger, consolidation or sale of all or substantially all of the assets of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in such merger, consolidation or sale of all or substantially all of the assets of Fifth Third and its Common Stock shall thereafter continue to be publicly traded and issuable to Cumberland shareholders pursuant to the terms of this Agreement and the Agreement of Merger.

XII.  Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Affiliation Agreement as of the date hereinabove set forth.


FIFTH THIRD BANCORP


(SEAL)By:
George A. Schaefer, Jr.
President and Chief Executive
Officer



Attest:
Michael K. Keating
Assistant Secretary


THE CUMBERLAND FEDERAL
BANCORPORATION, INC.


(SEAL)By:
H. David Hale
Chairman, President and Chief Executive Officer



Attest:
Michael A. Ringswald
Secretary



ANNEX B
















PLAN AND AGREEMENT OF MERGER

OF

THE CUMBERLAND FEDERAL BANCORPORATION, INC.
(a Kentucky Corporation)

with and into

FIFTH THIRD BANCORP
(an Ohio Corporation)

under the name

FIFTH THIRD BANCORP

Dated as of January 10, 1994

TABLE OF CONTENTS



               PARTIES AND RECITALS

ARTICLE I      JURISDICTIONS

ARTICLE II     THE MERGER

ARTICLE III    ARTICLES OF INCORPORATION

ARTICLE IV     DIRECTORS AND OFFICERS

ARTICLE V      REGULATIONS

ARTICLE VI     SERVICE OF PROCESS

ARTICLE VII    MODE OF EFFECTUATING CONVERSION OF SHARES

ARTICLE VIII   VESTING OF PROPERTIES AND OTHER MATTERS

ARTICLE IX     REPRESENTATIONS AND AGREEMENTS OF SURVIVING
CORPORATION

ARTICLE X      APPROVAL AND ADOPTION BY DIRECTORS AND SHAREHOLDERS;
EFFECTIVE TIME

ARTICLE XI     AMENDMENT; TERMINATION; ASSIGNMENT

SIGNATURES

PLAN AND AGREEMENT OF MERGER

of

THE CUMBERLAND FEDERAL BANCORPORATION, INC.
(a Kentucky Corporation)

with and into

FIFTH THIRD BANCORP
(an Ohio Corporation)

under the name

FIFTH THIRD BANCORP


THIS PLAN AND AGREEMENT OF MERGER (the "Agreement of Merger") dated as of January 10, 1994, between THE CUMBERLAND FEDERAL BANCORPORATION, INC., Louisville, Jefferson County, Kentucky, a Kentucky corporation (hereinafter called "Cumberland"), and FIFTH THIRD BANCORP, Cincinnati, Hamilton County, Ohio, an Ohio corporation (hereinafter sometimes called the "Surviving Corporation" or "Fifth Third"), Cumberland and Fifth Third being hereinafter sometimes collectively called "the Constituent Corporations";

W I T N E S E T H:

WHEREAS, the Constituent Corporations deem it advisable for their benefit respectively, and for the benefit of their respective shareholders, that Cumberland merge into Fifth Third pursuant to this Agreement and the applicable provisions of the laws of the States of Ohio and Kentucky;

NOW, THEREFORE, the Constituent Corporations hereby agree each with the other, in accordance with the applicable provisions of the laws of the States of Ohio and Kentucky, that Cumberland shall merge into Fifth Third with Fifth Third as the Surviving Corporation and that the terms and conditions of such merger (the "Merger") hereby agreed upon and the mode of carrying the same into effect are and shall be as follows:

ARTICLE I

JURISDICTIONS

The jurisdictions under the laws of which each of the Constituent Corporations exists are as follows: Fifth Third is a corporation which exists under the laws of the State of Ohio and Cumberland is a corporation which exists under the laws of the Commonwealth of Kentucky.

ARTICLE II

THE MERGER

When this Agreement shall have been approved and adopted and shall have been filed and recorded along with other necessary documents in accordance with the laws of the States of Ohio and Kentucky, and the Merger becomes effective, the separate existence of Cumberland shall cease and Cumberland shall be merged into Fifth Third which will be the Surviving Corporation and which shall continue its corporate existence under the laws of the State of Ohio under the name "Fifth Third Bancorp".


ARTICLE III

ARTICLES OF INCORPORATION

The Second Amended Articles of Incorporation, as amended, of Fifth Third of record with the Secretary of State of Ohio at the time the Merger becomes effective in accordance with the provisions of
Section 4 of Article X hereof (which are incorporated by reference herein and made a part of this Agreement of Merger as though set out in full in the body hereof) shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

ARTICLE IV

DIRECTORS AND OFFICERS

The Directors of Fifth Third who are in office at the time the Merger becomes effective shall be the Directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with law. The officers of Fifth Third who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.


ARTICLE V

REGULATIONS

The Regulations of Fifth Third at the time the Merger becomes effective shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

ARTICLE VI

SERVICE OF PROCESS

The names and addresses of the statutory agents of each of the Constituent Corporations and the Surviving Corporation upon whom any process, notice or demand may be served are as follows: the statutory agent for Fifth Third, one of the Constituent Corporations and the Surviving Corporation, is George A. Schaefer, Jr., 38 Fountain Square Plaza, Cincinnati, Hamilton County, Ohio 45263; the registered agent for Cumberland, one of the Constituent Corporations, is Michael A. Ringswald, 200 W. Broadway, Louisville, Kentucky 40202.

ARTICLE VII

MODE OF EFFECTUATING CONVERSION OF SHARES

1. At the time the Merger becomes effective:

(a) All of the shares of the Common Stock without par value of Fifth Third ("Fifth Third Common Stock") that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the time the Merger becomes effective will remain unchanged and will remain outstanding or as treasury shares, as the case may be, when the Merger becomes effective as shares of the Common Stock without par value of the Surviving Corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the time the Merger becomes effective, entitling the holders to subscribe for or purchase any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding when the Merger becomes effective with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

(b) Each of the shares of the Common Stock, $1 par value per share, of Cumberland ("Cumberland Common Stock") (but not including any shares held as treasury shares) that is issued and outstanding immediately prior to the time the Merger becomes effective shall, when the Merger becomes effective, be converted by virtue of the Merger and without further action, into such number of shares of Fifth Third Common Stock as determined in accordance with the following:

(i) If the Applicable Market Value Per Share of Fifth Third Common Stock (as hereinafter defined) is equal to or greater than $57.00, each share of Cumberland Common Stock (but not including any shares held as treasury shares) shall be converted into one (1) whole share of Fifth Third Common Stock. The "Applicable Market Value Per Share of Fifth Third Common Stock" shall be the average of the per share closing prices of Fifth Third Common Stock as reported on the NASDAQ National Market System for the twenty (20) trading days ending on the fifth trading day prior to the time the Merger becomes effective (the "Valuation Period");

(ii) If the Applicable Market Value Per Share of Fifth Third Common Stock is less than $57.00 and equal to or greater than $47.50, each share of Cumberland Common Stock (but not including any shares held as treasury shares) shall be converted into that number of shares of Fifth Third Common Stock equal to the quotient obtained by dividing $57.00 by the Applicable Market Value Per Share of Fifth Third Common Stock; or

(iii)  If the Applicable Market Value Per Share of Fifth Third
Common Stock is less than $47.50, each share of Cumberland Common
Stock (but not including any shares held as treasury shares) shall be converted into 1.2 shares of Fifth Third Common Stock.

Notwithstanding the foregoing, should such conversion of shares of Cumberland Common Stock into shares of Fifth Third Common Stock result in a Cumberland shareholder owning a fraction of a share of Fifth Third Common Stock, such shareholder's shares of Cumberland Common Stock shall be converted only into whole shares of Fifth Third Common Stock and such shareholder shall be entitled to receive a cash payment in lieu of such fraction of a share as provided in paragraph 3 of this Article VII.

2. At the time the Merger becomes effective, all of the shares of Cumberland Common Stock, whether issued or unissued (including treasury shares), shall be converted into shares of Fifth Third
Common Stock and the holders of certificates for shares thereof shall cease to have any rights as shareholders of Cumberland, except such rights, if any, as they may be entitled to under the provisions of KRS sections 271B.13-010 et. seq. with respect to the rights of dissenting shareholders, and, except as aforesaid, their sole rights as shareholders shall pertain to the Fifth Third Common
Stock and cash in lieu of fractional shares, if any (as described in the immediately succeeding paragraph), into which their Cumberland Common Stock shall have been converted by virtue of the Merger. Any stock options outstanding under the Cumberland Stock
Incentive Plan shall continue outstanding as an option to purchase upon payment of the full exercise price in place of the purchase of shares of Cumberland Common Stock, the number of shares of Fifth
Third Common Stock that would have been received by the optionee in the Merger had the option been exercised in full for shares of Cumberland immediately prior to the time the Merger becomes effective, all as in accord with Paragraph C of Section V of the Affiliation Agreement dated the same date hereof between Fifth
Third and Cumberland (the "Affiliation Agreement").

3. After the time the Merger becomes effective, each holder of a certificate or certificates for shares of Cumberland Common Stock, upon surrender of the same duly transmitted to Fifth Third (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of Cumberland Common Stock shall have been converted by the Merger, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, equal in amount to the product resulting from multiplying such fraction by the Applicable Market Value Per Share of Fifth Third Common Stock determined in accordance with the provisions of paragraph 1(b) of this Article
VII. Until so surrendered, each outstanding certificate that prior to the time the Merger becomes effective represented shares of Cumberland Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of full shares of Fifth Third Common Stock into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which Cumberland Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares of Cumberland Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

4. The conversion ratios and dollar amounts referred to in Section 1(b) of this Article VII shall be adjusted so as to give the Cumberland shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected between the date of this Agreement and the time the Merger becomes effective.


ARTICLE VIII

VESTING OF PROPERTIES AND OTHER MATTERS

1. At the time the Merger becomes effective, the effect shall be as provided by the applicable provisions of the laws of Ohio and Kentucky. Without limiting the generality of the foregoing, and subject thereto, at the time the Merger becomes effective: the separate existence of Cumberland shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Constituent Corporations, and all obligations owing by or due each of the Constituent Corporations, shall be vested in, and become the obligations of, the Surviving Corporation, without further act or deed, including without limitation any liability to dissenting shareholders under KRS sections 271B.13-010 et.seq.; and all rights of creditors of each Constituent Corporation shall be preserved unimpaired, and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, on only the property affected by such liens immediately prior to the time the Merger becomes effective.

2. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and Directors of Cumberland in office at the time the Merger becomes effective shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of Cumberland and otherwise to carry out the purposes of this Agreement.

ARTICLE IX

REPRESENTATIONS AND AGREEMENTS OF SURVIVING CORPORATION

1. Fifth Third, the Surviving Corporation, agrees that it may be served with process in Kentucky in any proceeding for the enforcement of any obligation of Cumberland, one of the Constituent Corporations, and in any proceeding for the enforcement of the rights of a dissenting shareholder of Cumberland against the Surviving Corporation.

2. Fifth Third, the Surviving Corporation, irrevocably appoints the Secretary of State of Kentucky as its agent to accept service of process in any such proceeding referred to in Section 1 of this
Article IX. The address of Fifth Third to which a copy of such process should be mailed by the Secretary of State of Kentucky is set forth in Article VI of this Agreement.

3. Fifth Third, the Surviving Corporation, agrees that it will promptly pay to any dissenting shareholders of Cumberland, one of the Constituent Corporations, if not previously paid by Cumberland, the amount, if any, to which they shall be entitled under the provisions of KRS sections 271B.13-010 et.seq. with respect to the rights of dissenting shareholders.


ARTICLE X

APPROVAL AND ADOPTION BY DIRECTORS AND SHAREHOLDERS;
 EFFECTIVE TIME

1. Fifth Third, the Surviving Corporation, represents and warrants that the Board of Directors of Fifth Third duly has approved this Agreement of Merger; Division (D) of Section 1701.78 of the Ohio Revised Code does not require adoption of this Agreement of Merger by the shareholders of Fifth Third; and pursuant to Division (H) of Section 1701.78 of the Ohio Revised Code, the approval of this Agreement of Merger by the Directors of Fifth Third shall constitute adoption by Fifth Third.

2. Cumberland, one of the Constituent Corporations, represents and warrants that the Directors of Cumberland have by resolution adopted by them, approved this Agreement of Merger and directed that this Agreement of Merger be submitted to a vote of the shareholders entitled to vote in respect thereof at a meeting of stockholders held for such purpose. Notice of such meeting as required by the provisions of Kentucky corporate law and the Bylaws of Cumberland shall be duly given.

3. Cumberland, one of the Constituent Corporations, represents and warrants that this Agreement of Merger is required to be approved and adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of Cumberland entitled to vote in respect thereof, in accordance with the provisions of Kentucky corporate law and the Articles of Incorporation and Bylaws of Cumberland.

4. This Agreement shall be filed and recorded along with a Certificate of Merger or Articles of Merger in accordance with the requirements of the laws of the States of Ohio and Kentucky and shall become effective at the close of business on the day this Agreement and other necessary documents are filed (unless another date is specified in the Certificate or Articles of Merger) with the Secretaries of State of Ohio and Kentucky. This Agreement shall not be filed with the Secretaries of State of Ohio and Kentucky until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in
Section VI of the Affiliation Agreement shall have been fully met or effectively waived, the filing of this Agreement of Merger being an acknowledgement that such conditions precedent have been fully met or effectively waived.

ARTICLE XI

AMENDMENT; TERMINATION; ASSIGNMENT

1. At any time prior to the time the Merger becomes effective, the Constituent Corporations may, from time to time, amend this Agreement of Merger by mutual agreement authorized by their respective Boards of Directors or Executive Committees (and whether before or after the shareholders of Cumberland have approved and adopted this Agreement of Merger) to facilitate the performance thereof, to augment the intention of the parties in carrying out the transactions provided for herein, to clarify any ambiguities herein or to comply with any applicable regulation, order or requirement of any governmental authority; provided, however, that any such amendment shall be effected under, and strictly in accordance with, the provisions of Section X of the Affiliation Agreement.

2. This Agreement of Merger may be terminated by the parties hereto prior to the time it becomes effective under the circumstances provided in, and strictly in accordance with the provisions of, Section VIII of the Affiliation Agreement.

3. This Agreement of Merger and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but none of the provisions hereof shall inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement of Merger nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party; provided, however, that the merger, consolidation or sale of all or substantially all of the assets of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in such merger, consolidation or sale of all or substantially all of the assets of Fifth Third and its Common Stock shall thereafter continue to be publicly traded and issuable to Cumberland shareholders pursuant to the terms of this Agreement of Merger and the Affiliation Agreement.

4. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIFTH THIRD BANCORP


(SEAL)By:
   George A. Schaefer, Jr.
   President and Chief Executive
     Officer


Attest:
       Michael K. Keating
       Assistant Secretary


THE CUMBERLAND FEDERAL
BANCORPORATION, INC.


(SEAL) By:
   H. David Hale
   Chairman, President and
     Chief Executive Officer

Attest:
       Michael A. Ringswald
       Secretary
ANNEX C

KENTUCKY 1988 BUSINESS CORPORATION ACT

Dissenters' Rights

Right to Dissent and Obtain Payment for Shares



  271B.13-010  DEFINITIONS. -- As used in this subtitle:

(1)"Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

(3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

271B.13-020 RIGHT TO DISSENT. -- (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party:

1.  If shareholder approval is required for the merger by KRS
271B.11-040 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

(e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

(f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

271B.13-030 DISSENT BY NOMINEE AND BENEFICIAL OWNERS. -- (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

  (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

(a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

(b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

Procedure for Exercise of Dissenters' Rights

271B.13-200 NOTICE OF DISSENTERS' RIGHTS. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

(2)  If corporate action creating dissenters' rights under KRS
271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

271B.13-210 NOTICE OF INTENT TO DEMAND PAYMENT. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

(a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b)  Shall not vote his shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220 DISSENTERS' NOTICE. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

(2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection
(1) of this section is delivered; and

(e)  Be accompanied by a copy of this subtitle.

271B.13-230 DUTY TO DEMAND PAYMENT. -- (1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240 SHARE RESTRICTIONS. -- (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

271B.13-250 PAYMENT. -- (1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(2)  The payment shall be accompanied by:

(a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(b) A statement of the corporation's estimate of the fair value of the shares;

(c)  An explanation of how the interest was calculated; and

(d) A statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-270 FAILURE TO TAKE ACTION. -- (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270 AFTER-ACQUIRED SHARES. -- (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment under KRS 271B.13-280.

271B.13-290 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. -- (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

(a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

Judicial Appraisal of Shares

271B.13-300 COURT ACTION. -- (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding shall be entitled to judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

271B.13-310 COURT COSTS AND COUNSEL FEES. -- (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.
The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
ANNEX D


STOCK OPTION AGREEMENT


This STOCK OPTION AGREEMENT ("Option Agreement") dated as of
January __, 1994, by and between THE CUMBERLAND FEDERAL
BANCORPORATION, INC., a Kentucky corporation, ("Cumberland"), and FIFTH THIRD BANCORP, an Ohio corporation ("Fifth Third").

WITNESSETH

WHEREAS, the Boards of Directors of Cumberland and Fifth Third have approved or are expected to approve an Affiliation Agreement dated as of the date hereof (the "Affiliation Agreement") and have adopted or are expected to adopt a related Plan and Agreement of Merger dated as of the date hereof (such Affiliation Agreement and Plan and Agreement of Merger together referred to herein as the "Merger Agreements"), providing for certain transactions pursuant to which Cumberland would be merged into Fifth Third; and

WHEREAS, as a condition to Fifth Third's entry into the Merger Agreements and to induce such entry, Cumberland has agreed to grant to Fifth Third the option set forth herein to purchase authorized but unissued shares of the Common Stock, $1.00 par value per share, of Cumberland ("Cumberland Common Stock").

NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1. Definitions.

Capitalized terms defined in the Merger Agreements and used herein shall have the same meanings as in the Merger Agreements.

2. Grant of Option.

Subject to the terms and conditions set forth herein, Cumberland hereby grants to Fifth Third an option ("Option") to purchase up to 479,585 shares of Cumberland Common Stock, at a price of $47 per share payable in cash as provided in Section 4 hereof; provided, however, that in the event Cumberland issues or agrees to issue any shares of Cumberland Common Stock (other than as permitted under the Merger Agreements) at a price less than $47 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price.

3. Exercise of Option.

(a) Provided that (i) no preliminary or permanent injunction or other order issued by any Federal or state court of competent jurisdiction in the United States prohibiting the exercise of the Option or the delivery of the shares to be issued under the Option shall be in effect, (ii) any such exercise shall otherwise be subject to compliance with applicable law, and (iii) Fifth Third is not then in material breach of the Merger Agreements, Fifth Third may exercise the Option in whole or in part at any time or from time to time after the occurrence of both an Initial Triggering Event and a Purchase Event (as defined in Section 3(c) hereof) if, but only if, both the Initial Triggering Event and the Purchase Event shall have occurred before this Option Agreement is terminated in accordance with this Section 3(a). Provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Time of the Merger or (ii) upon termination of the Merger Agreements in accordance with the provisions thereof (other than a termination resulting from a willful breach by Cumberland of any covenant contained therein or, if an Initial Triggering Event has occurred, failure of Cumberland's shareholders to approve the Merger Agreements by the vote required under applicable law), or
(iii) six months after termination of the Merger Agreements due to a willful breach by Cumberland of any covenant contained therein or, if an Initial Triggering Event has occurred, failure of Cumberland's shareholders to approve the Merger Agreements by the vote required under applicable law; and provided further that any such exercise shall be subject to compliance with applicable provisions of law or (iv) Fifth Third or Cumberland receiving written notice from the Board of Governors of the Federal Reserve System (the "Board") or its staff to the effect that the exercise of the Option pursuant to the terms of this Agreement is not consistent with Section 3 of the Bank Holding Company Act of 1956, as amended, or (v) Fifth Third or Cumberland receiving written notice from the Office of Thrift Supervision or its staff to the effect that the exercise of the Option pursuant to the terms of this Option Agreement is not consistent with the Savings and Loan Holding Company Act and regulations promulgated thereunder.

(b) As used herein, an "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

(i) any person (other than Cumberland, any Cumberland subsidiary, Fifth Third or any affiliate of Fifth Third) shall have commenced a bona fide tender or exchange offer to purchase shares of Cumberland Common Stock such that upon consummation of such offer such person would own or control 30% or more of the outstanding shares of Cumberland Common Stock;

(ii) Cumberland or any Cumberland subsidiary, (1) without having received Fifth Third's prior written consent, shall have entered into an agreement with any person to, or (2) any person other than in connection with a transaction to which Fifth Third has given its prior written consent, shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to, (x) merge or consolidate, or enter into any similar transaction, with Cumberland or any Cumberland subsidiary,
(y) purchase, lease or otherwise acquire all or substantially all of the assets of Cumberland or any Cumberland subsidiary or
(z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 30% or more of the voting power of Cumberland or any Cumberland subsidiary;

(iii) any person (other than Cumberland or Fifth Third or their subsidiaries or affiliates) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 30% or more of the outstanding shares of Cumberland Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

(iv) any person (other than Cumberland or any Cumberland subsidiary) shall have made a bona fide proposal to Cumberland by public announcement or written communication that is or becomes the subject of public disclosure to (x) acquire Cumberland or any Cumberland subsidiary by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (y) make an offer described in clause (i) above; or

(v) Cumberland shall have willfully breached any covenant contained in the Merger Agreements which breach would entitle Fifth Third to terminate the Merger Agreements and such breach shall not have been cured prior to the Notice Date (as defined below).

As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

(c) For purposes of this Option Agreement, a "Purchase Event" shall have occurred at such time as (i) any person (other than Fifth Third or any Fifth Third subsidiary or affiliate) acquires beneficial ownership of 30% or more of the then-outstanding shares of Cumberland Common Stock, or (ii) Cumberland enters into an agreement with another person (other than Fifth Third or any Fifth Third subsidiary) pursuant to which such person is entitled to acquire 30% or more of the then-outstanding shares of Cumberland Common Stock.

(d) In the event Fifth Third wishes to exercise the Option, it shall send to Cumberland a written notice (the date of which being herein referred to as "Notice Date") within 60 days of the Purchase Event, specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than five business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Fifth Third shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

4. Payment and Delivery of Certificates.

(a) At the closing referred to in Section 3(d) hereof, Fifth Third shall pay to Cumberland the aggregate purchase price for the shares of Cumberland Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Cumberland.

(b) At such closing, simultaneously with the delivery of cash as provided in subsection (a), Cumberland shall deliver to Fifth Third a certificate or certificates representing the number of shares of Cumberland Common Stock purchased by Fifth Third, and Fifth Third shall deliver to Cumberland a letter agreeing that Fifth Third will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

(c) Certificates for Cumberland Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

"The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and The Cumberland Federal Bancorporation, Inc. and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of The Cumberland Federal Bancorporation, Inc. A copy of such agreement will be provided to the holder hereof without charge upon receipt by The Cumberland Federal Bancorporation, Inc. of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Fifth Third shall have delivered to Cumberland a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Cumberland, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "33 Act").

5. Representations.

Cumberland hereby represents, warrants and covenants to Fifth Third as follows:

(a) Cumberland shall at all times maintain sufficient authorized but unissued shares of Cumberland Common Stock not subject to any pre-emptive rights so that the Option may be exercised without authorization of additional shares of Cumberland Common Stock.

(b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

6. Adjustment Upon Changes in Capitalization.

In the event of any change in Cumberland Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Cumberland Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Cumberland Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Cumberland Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Cumberland to breach any provision of the Merger Agreements.

7. Registration Rights.

Cumberland shall, if requested by Fifth Third, as expeditiously as possible file a registration statement on a form of general use under the 33 Act (and applicable Blue Sky filings) if necessary in order to permit the sale or other disposition of the shares of Cumberland Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Fifth Third. Fifth Third shall provide all information reasonably requested by Cumberland for inclusion in any registration statement to be filed hereunder. Cumberland will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at Cumberland's expense except for all filing and agency fees and underwriting commissions and the fees and disbursements of Fifth Third's counsel attributable to the registration of such Cumberland Common Stock which amounts shall be borne by Fifth Third. A second registration may be requested hereunder at Fifth Third's expense. In no event shall Cumberland be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed by Cumberland for such period of time as may reasonably be required to facilitate any public distribution by Cumberland of Cumberland Common Stock. If requested by Fifth Third, in connection with any such registration, Cumberland will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily required of issuers in such underwriting agreements.

8. Severability.

If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated and Fifth Third agrees that it shall not seek recovery from Cumberland, its Directors, officers or counsel in such circumstances. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Cumberland Common Stock provided in
Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Cumberland to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

9. Miscellaneous.

(a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

(b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

(c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party; provided, Fifth Third and Cumberland agree to use their respective reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition of Cumberland Common Stock issued hereunder to be effected in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Cumberland, or (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Fifth Third's behalf.

(d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section VII.E of the Affiliation Agreement.

(e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

(f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

(g) Other Termination. This Option Agreement shall terminate if any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 40% or more of the outstanding shares of Fifth Third's common stock.

(h) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

 IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

FIFTH THIRD BANCORP



By
   George A. Schaefer, Jr.
   President and Chief Executive Officer


THE CUMBERLAND FEDERAL
BANCORPORATION, INC.



By
     H. David Hale
    Chairman, President and Chief Executive Officer
ANNEX E

Draft


                                       _____________, 1994

The Board of Directors
The Cumberland Federal Bancorporation, Inc.
200 West Broadway
Louisville, Kentucky  40202

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of The Cumberland Federal Bancorporation, Inc. ("The Cumberland") of the exchange ratio in the proposed merger (the "Merger") of The Cumberland with and into Fifth Third Bancorp ("Fifth Third"), pursuant to the Affiliation Agreement (the "Affiliation Agreement") dated as of January 10, 1994. Under the terms of the Affiliation Agreement, each outstanding share of common stock, $1 par value, of The Cumberland (the "Common Shares") will be converted into a number of shares of Fifth Third $2.22 stated value common stock as determined by dividing $57.00 by the Applicable Market Value Per Share of Fifth Third common stock (as defined in the Affiliation Agreement); provided that no fewer than one (1) share of Fifth Third common stock and no more than 1.20 shares of Fifth Third common stock will be exchanged (the "Exchange Ratio").

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, The Cumberland and Fifth Third and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of The Cumberland and Fifth Third for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to The Cumberland. We have acted exclusively for the Board of Directors of The Cumberland in rendering this fairness opinion and will receive a fee from The Cumberland for our services.

In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of The Cumberland and Fifth Third, including, among other things, the following: (i) the Affiliation Agreement; (ii) the Registration Statement on Form S-4 filed by Fifth Third to register the shares of its common stock to be issued in the Merger; (iii) Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 1993 of The Cumberland and Fifth Third; (iv) certain interim reports to shareholders of The Cumberland and Fifth Third and Quarterly Reports on Form 10-Q of The Cumberland and Fifth Third and certain other communications from The Cumberland and Fifth Third to their respective shareholders; (v) other financial information concerning the businesses and operations of The Cumberland and Fifth Third furnished to us by The Cumberland and Fifth Third for purposes of our analysis; (vi) plans for the combined company and the strategic objectives of the Merger with the senior executives of Fifth Third and The Cumberland; (vii) certain publicly available information concerning trading of, and the trading market for, the common stock of The Cumberland and Fifth Third; and (viii) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that we consider relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not attempted independently to verify such information. We have relied upon the management of The Cumberland and Fifth Third as to the reasonableness and achieveability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We have also assumed, without independent verification, that the aggregate allowances for loan losses for The Cumberland and Fifth Third are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of The Cumberland or Fifth Third, nor have we examined any individual loan credit files. Finally, you have informed us and we have assumed that the Merger will be recorded as a pooling-of-interests under generally accepted accounting principles.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of The Cumberland and Fifth Third, (ii) the assets and liabilities of The Cumberland and Fifth Third, and
(iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of the Common Shares.

Very truly yours,



Keefe, Bruyette & Woods, Inc.

ANNEX F
J.C. BRADFORD & CO.
Corporate Finance                          Draft


________, 1994



The Board of Directors
The Cumberland Federal Bancorporation, Inc.
200 West Broadway
Louisville, Kentucky  40202

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of The Cumberland Federal Bancorporation, Inc. ("The Cumberland") of the exchange ratio in the proposed merger (the "Merger") of The Cumberland with and into Fifth Third Bancorp ("Fifth Third"), pursuant to the Affiliation Agreement (the "Affiliation Agreement") dated as of January 10, 1994. Under the terms of the Affiliation Agreement, each outstanding share of common stock, $1 par value, of The Cumberland (the "Common Shares") will be converted into a number of shares of Fifth Third $2.22 stated value common stock as determined by dividing $57.00 by the Applicable Market Value Per Share of Fifth Third common stock (as defined in the Affiliation Agreement); provided that no fewer than one (1) share of Fifth Third common stock and no more than 1.20 shares of Fifth Third common stock will be exchanged (the "Exchange Ratio").

J.C. Bradford & Co., as part of its investment banking business, engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporations or other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, The Cumberland and Fifth Third and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of The Cumberland and Fifth Third for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to The Cumberland. We have acted exclusively for the Board of Directors of The Cumberland in rendering this fairness opinion and will receive a fee from The Cumberland for our service.

In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of The Cumberland and Fifth Third, including, among other things, the following: (i) the Affiliation Agreement; (ii) the Registration Statement on Form S-4 filed by Fifth Third to register the shares of its common stock to be issued in the Merger; (iii) Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 1993, of The Cumberland and Fifth Third; (iv) certain interim reports to shareholders of The Cumberland and Fifth Third and Quarterly Reports on Form 10-Q of The Cumberland and Fifth Third and certain other communications from The Cumberland and Fifth Third to their respective shareholders; (v) other financial information concerning the businesses and operations of The Cumberland and Fifth Third furnished to us by The Cumberland and Fifth Third for purposes of our analysis, including certain financial analyses for The Cumberland and Fifth Third prepared by the senior management of The Cumberland and Fifth Third; (vi) certain internal financial analyses and forecasts of The Cumberland prepared by the senior management of The Cumberland; (vii) plans for the combined company and the strategic objectives of the Merger with the senior executives of Fifth Third and The Cumberland; (viii) certain publicly available information concerning trading of, and the trading market for, the common stock of The Cumberland and Fifth Third; and (ix) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that we consider relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not attempted independently to verify such information. We have relied upon the management of The Cumberland and Fifth Third as to the reasonableness and achieveability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided or discussed with us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We have also assumed, without independent verification, that the aggregate allowances for loan losses for The Cumberland and Fifth Third are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of The Cumberland or Fifth Third, nor have we examined any individual loan credit files. Finally, you have informed us and we have assumed that the Merger will be recorded as a pooling-of-interest under generally accepted accounting principles.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of The Cumberland and Fifth Third, (ii) the assets and liabilities of The Cumberland and Fifth Third, and
(iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of the Common Shares.

Very truly yours,



J. C. Bradford & Co.

                                                PART II

                                INFORMATION NOT REQUIRED IN PROSPECTUS


Indemnification of Directors and Officers

Section 1701.13 of the Ohio Revised Code provides that a Corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding he had reasonable cause to believe that his conduct was unlawful. Section 1701.13 further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court of common pleas, or the court in which such action or suit was brought, determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper. In addition, Section 1701.13 of the Ohio Revised Code requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit or proceeding. The indemnification provided by Section 1701.13 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles or regulations of the Registrant.

The Code of Regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, non profit or for profit, to the full extent permitted by Ohio law. The Registrant may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

The Registrant carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Exhibits and Financial Statement Schedules

Document                             Exhibit        Page Number
                                                    in Sequential
                                                    Numbering
                                                    System
Affiliation Agreement and
Plan and Agreement of Merger
dated as of January 10, 1994,
by and between Fifth Third
Bancorp and The Cumberland
(excluding exhibits)
(set forth in Annex A and
Annex B to the Proxy
Statement and Prospectus
included in this Registration
Statement)                           2

Seconded Amended Articles of
Incorporation of Fifth Third
Bancorp, as amended                  3.1            Incorporated
                                                    by Reference(1)

Code of Regulations of Fifth
Third Bancorp, as amended            3.2            Incorporated
                                                    by Reference(1)

Form of opinion of Dinsmore
& Shohl as to the legality of
the securities being issued          5

Form of opinion of Dinsmore &
Shohl as to tax matters              8

Fifth Third Bancorp 1982 Stock
Option Plan                          10.1           Incorporated
                                                    by Reference(2)

Fifth Third Bancorp 1987 Stock
Option Plan                          10.2           Incorporated by
                                                    Reference(3)

Fifth Third Bancorp Unfunded
Deferred Compensation Plan for
Non-Employee Directors               10.3           Incorporated by
                                                    Reference(4)

Fifth Third Bancorp Nonqualified
Deferred Compensation Plan           10.4           Incorporated by
                                                    Reference(5)

Fifth Third Bancorp 1990 Stock
Option Plan                          10.5           Incorporated by
                                                    Reference(6)

Termination Agreement dated as
of February 10, 1994 by and
between Fifth Third Bancorp
and Mr. H. David Hale, Chairman,
President and Chief Executive
Officer of The Cumberland and
The Cumberland F.S.B.                10.7

Stock Option Agreement dated as
of January 10, 1994 by and
between Fifth Third Bancorp
and The Cumberland (set forth
in Annex D to the Proxy
Statement and Prospectus
included in this
Registration Statement)              10.8

1994 Annual Report to
Shareholders of Fifth Third
Bancorp                              13.1           Incorporated by
                                                    Reference

Fifth Third Bancorp Annual
Report on Form 10-K then
ended at December 31, 1993
and for year then ended              13.2           Incorporated by
                                                    Reference

Subsidiaries of Fifth Third
Bancorp                              21             Incorporated by
                                                    Reference(7)

Consent of Deloitte & Touche
(with respect to Fifth Third)        23.1

Consent of Coopers & Lybrand
(with respect to The Cumberland)     23.2

Consent of Keefe, Bruyette &
Woods, Inc.                          23.3

Consent of J.C. Bradford & Co.       23.4

Consent of Dinsmore & Shohl          23.5(8)

A power of attorney where various
individuals authorize the signing
of their names to any and all
amendments to this Registration
Statement and other documents
submitted in connection therewith
is contained on the first page
of the Signature pages following
Part II of this Registration
Statement                            24

Fairness Opinion of Keefe,
Bruyette & Woods, Inc. (set forth
in Annex E to the Proxy Statement
and Prospectus included in this
Registration Statement)              99.1

Fairness Opinion of J.C. Bradford
& Co. (set forth in Annex F to the
Proxy Statement and Prospectus
included in this Registration
Statement)                           99.2

Form of Proxy Card                   99.3


(1) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-4, Registration No. 33-63966.

(2) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-2, Registration No. 2-98550, which is effective.

(3) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-2, Registration No. 33-13252, which is effective.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed for fiscal year ended December 31, 1985.

(5) Filed with the Securities and Exchange Commission as Exhibit
10.4 to a Registration Statement on Form S-4, Registration No.
33-21139, declared effective April 20, 1988.

(6) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-8, Registration No. 33-34075, which is effective.

(7) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed for fiscal year ended December 31, 1993.

(8) The consents of counsel are contained in their opinions.


Undertakings

(1)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(3)The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(6)The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article
3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(7)The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on April 15, 1994.

FIFTH THIRD BANCORP



By:/S/ George A. Schaefer, Jr.
George A. Schaefer, Jr.
President and Chief Executive
Officer


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GEORGE A. SCHAEFER, JR. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:



/S/ George A. Schaefer, Jr.  President and    April 15, 1994
George A. Schaefer, Jr.      Chief
                             Executive
                             Officer

/S/ P. Michael Brumm         Senior Vice      April 15, 1994
P. Michael Brumm             President and
                             Chief
                             Financial
                             Officer

Directors of the Company:

/S/ John F. Barrett                           April 15, 1994
John F. Barrett


/S/ Milton C. Boesel, Jr.                     April 15, 1994
Milton C. Boesel, Jr.


/S/ Clement L. Buenger                        April 15, 1994
Clement L. Buenger


/S/ Nolan W. Carson                           April 15, 1994
Nolan W. Carson


/S/ Thomas L. Dahl                            April 15, 1994
Thomas L. Dahl


/S/ Gerald V. Dirvin                          April 15, 1994
Gerald V. Dirvin


/S/ Thomas B. Donnell                         April 15, 1994
Thomas B. Donnell


                                              ________, 1994
Richard T. Farmer


/S/ John D. Geary                             April 15, 1994
John D. Geary


                                              ________, 1994
Ivan W. Gorr


/S/ Joseph H. Head, Jr.                       April 15, 1994
Joseph H. Head, Jr.


/S/ Joan R. Herschede                         April 15, 1994
Joan R. Herschede


/S/ William G. Kagler                         April 15, 1994
William G. Kagler


/S/ William J. Keating                        April 15, 1994
William J. Keating


/S/ James D. Kiggen                           April 15, 1994
James D. Kiggen


/S/ Robert B. Morgan                          April 15, 1994
Robert B. Morgan


/S/ Michael H. Norris                         April 15, 1994
Michael H. Norris


/S/ Brian H. Rowe                             April 15, 1994
Brian H. Rowe


/S/ George A. Schaefer, Jr.                   April 15, 1994
George A. Schaefer, Jr.


/S/ John J. Schiff, Jr.                       April 15, 1994
John J. Schiff, Jr.


/S/ Dennis J. Sullivan, Jr.                   April 15, 1994
Dennis J. Sullivan, Jr.


/S/ Dudley S. Taft                            April 15, 1994
Dudley S. Taft